 As Filed with the Securities Exchange Commission on May 18, 2001
                                                      REGISTRATION NO. 333-50209
================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                 POST-EFFECTIVE


                                 AMENDMENT NO. 3
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                        THE MILLBURN WORLD RESOURCE TRUST
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
          DELAWARE                     6799                     06-6415-583
  (State of Organization)  (Primary Standard Industrial      (I.R.S. Employer
                             Classification Number)       Identification Number)

                       C/O MILLBURN RIDGEFIELD CORPORATION
                             411 WEST PUTNAM AVENUE
                          GREENWICH, CONNECTICUT 06830
                                  203/625-7554

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                GEORGE E. CRAPPLE
                         MILLBURN RIDGEFIELD CORPORATION
                             411 WEST PUTNAM AVENUE
                          GREENWICH, CONNECTICUT 06830
                                  203/625-7554

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           --------------------------


                                    COPY TO:
                                 James B. Biery
                           Sidley Austin Brown & Wood
                                 Bank One Plaza
                            10 South Dearborn Street
                             Chicago, Illinois 60603


                           --------------------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                        THE MILLBURN WORLD RESOURCE TRUST
                                   $52,700,000
                          UNITS OF BENEFICIAL INTEREST
THE TRUST

THE MILLBURN WORLD RESOURCE TRUST is a Delaware business trust engaged in trading futures, options on futures and forward contracts on currencies, interest rates, energy and agricultural products, metals and stock indices. The Trust applies systematic, technical strategies and risk control policies to these diverse market sectors.

The primary objective of the Trust is substantial appreciation of its assets over time. An investment in the Trust offers a potentially valuable means of diversifying a traditional portfolio of stocks and bonds.

THE MANAGING OWNER

MILLBURN RIDGEFIELD CORPORATION, a professional commodity trading advisor and fund manager, is the Managing Owner and trading advisor of the Trust. Millburn Ridgefield and its principals have been trading in the futures, futures options and forward markets pursuant to systematic quantitative trading strategies and risk management methods for approximately 30 years. As of March 31, 2001, Millburn Ridgefield had approximately $538 million under management in these markets.

THE UNITS

UBS PaineWebber Inc., the Principal Selling Agent, along with Additional Selling Agents offer the Trust's Units for sale, as of the first day of each month, at Net Asset Value. As of March 31, 2001, the Net Asset Value of a Unit that sold for $1,000 as of September 13, 1995, when the Trust began trading, was $1,201.61.


The Selling Agents use their best efforts to sell the Units but are not required to sell any number or dollar amount of Units. There is no scheduled termination date for this offering. The proceeds from the sale of Units are held in escrow at Chase Manhattan Bank, or remain in the investor's client securities account, until released to the Trust as of the date of investment. There are no sales commissions payable by investors or the Trust. If the total amount of this offering is sold, the proceeds to the Trust will be $52,700,000.

Units may be redeemed at Net Asset Value as of the end of any calendar month. Redemption charges apply through the end of the twelfth month after a Unit has been sold.

The minimum initial investment is $5,000; $2,000 for employee benefit plans and IRAs; and $1,000 for existing Unitholders.

THE RISKS

         THESE ARE SPECULATIVE SECURITIES. READ THIS PROSPECTUS BEFORE YOU DECIDE TO INVEST. SEE "THE RISKS YOU FACE" BEGINNING ON PAGE 7.

o   You may lose all or substantially all of your investment in the Trust.

o The Trust is a speculative leveraged investment and involves a high degree of risk. The Trust generally employs leverage of up to six times its total equity.

o The performance of the Trust to date has been volatile. The Net Asset Value of the Units has fluctuated as much as 16% in a single month.

o Single-advisor funds such as the Trust are typically considered -- even among speculative managed futures funds -- unusually high risk.

o The Trust is subject to substantial charges regardless of profitability, as well as to quarterly Profit Shares. The Managing Owner estimates that the Trust needs to earn trading profits in the first twelve months after a Unit is issued of approximately 6.00% to offset expenses, or approximately 9.10% if redemption charges apply, assuming the Trust continues to earn interest on its assets at current rates.

o The Units are not liquid as no secondary market exists for the Units and redemption rights are limited.

o Investors are required to make representations and warranties in connection with their investment in the Trust.
    Investors are encouraged to discuss their investment decision with their financial, tax and legal advisors.

                  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

                     THE DATE OF THIS PROSPECTUS IS ___________, 2001.

                      COMMODITY FUTURES TRADING COMMISSION
                            RISK DISCLOSURE STATEMENT


                  YOU SHOULD CAREFULLY CONSIDER WHETHER YOUR FINANCIAL CONDITION PERMITS YOU TO PARTICIPATE IN A COMMODITY POOL. IN SO DOING, YOU SHOULD BE AWARE THAT FUTURES AND OPTIONS TRADING CAN QUICKLY LEAD TO LARGE LOSSES AS WELL AS GAINS. SUCH TRADING LOSSES CAN SHARPLY REDUCE THE NET ASSET VALUE OF THE POOL AND CONSEQUENTLY THE VALUE OF YOUR INTEREST IN THE POOL. IN ADDITION, RESTRICTIONS ON REDEMPTIONS MAY AFFECT YOUR ABILITY TO WITHDRAW YOUR PARTICIPATION IN THE POOL.



                  FURTHER, COMMODITY POOLS MAY BE SUBJECT TO SUBSTANTIAL CHARGES FOR MANAGEMENT, AND ADVISORY AND BROKERAGE FEES. IT MAY BE NECESSARY FOR THOSE POOLS THAT ARE SUBJECT TO THESE CHARGES TO MAKE SUBSTANTIAL TRADING PROFITS TO AVOID DEPLETION OR EXHAUSTION OF THEIR ASSETS. THIS DISCLOSURE DOCUMENT CONTAINS A COMPLETE DESCRIPTION OF EACH EXPENSE TO BE CHARGED THIS POOL AT PAGES 28 TO 31 AND A STATEMENT OF THE PERCENTAGE RETURN NECESSARY TO BREAK EVEN, THAT IS, TO RECOVER THE AMOUNT OF YOUR INITIAL INVESTMENT, AT PAGE 6.


                  THIS BRIEF STATEMENT CANNOT DISCLOSE ALL THE RISKS AND OTHER FACTORS NECESSARY TO EVALUATE YOUR PARTICIPATION IN THIS COMMODITY POOL. THEREFORE, BEFORE YOU DECIDE TO PARTICIPATE IN THIS COMMODITY POOL, YOU SHOULD CAREFULLY STUDY THIS DISCLOSURE DOCUMENT, INCLUDING A DESCRIPTION OF THE PRINCIPAL RISK FACTORS OF THIS INVESTMENT, AT PAGES 7 TO 10.

                  YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY POOL MAY TRADE FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET, MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION TO THE POOL AND ITS PARTICIPANTS. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE TRANSACTIONS FOR THE POOL MAY BE EFFECTED.

                        ---------------------------------

                  THIS PROSPECTUS DOES NOT INCLUDE ALL OF THE INFORMATION OR EXHIBITS IN THE TRUST'S REGISTRATION STATEMENT. YOU CAN READ AND COPY THE ENTIRE REGISTRATION STATEMENT AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") IN WASHINGTON, D.C.

                  THE TRUST FILES QUARTERLY AND ANNUAL REPORTS WITH THE SEC. YOU CAN READ AND COPY THESE REPORTS AT THE SEC PUBLIC REFERENCE FACILITIES IN CHICAGO, NEW YORK OR WASHINGTON, D.C. PLEASE CALL THE SEC AT 1-800-SEC-0300 FOR FURTHER INFORMATION.

                  THE TRUST FILINGS ARE POSTED ON THE SEC WEBSITE AT HTTP://WWW.SEC.GOV.

                        THE MILLBURN WORLD RESOURCE TRUST
                              ORGANIZATIONAL CHART








         NONE OF THE ENTITIES INDICATED IN THIS ORGANIZATIONAL CHART ARE RELATED. SEE "CONFLICTS OF INTEREST" BEGINNING ON PAGE 34. NO LOANS HAVE BEEN, ARE OR WILL BE MADE BETWEEN MILLBURN RIDGEFIELD OR ANY PRINCIPAL OF MILLBURN RIDGEFIELD AND THE TRUST. DESCRIPTIONS OF THE DEALINGS BETWEEN MILLBURN RIDGEFIELD, THE TRUST AND INVESTORS ARE SET FORTH UNDER "CHARGES" BEGINNING ON PAGE 28.





                         MILLBURN RIDGEFIELD CORPORATION
                             411 West Putnam Avenue
                          Greenwich, Connecticut 06830
                                 (203) 625-7554
                                 MANAGING OWNER

                        THE MILLBURN WORLD RESOURCE TRUST

                                TABLE OF CONTENTS

                       PART ONE

DISCLOSURE DOCUMENT                              PAGE
-------------------                              ----
SUMMARY............................................4

THE RISKS YOU FACE.................................7

INVESTMENT FACTORS................................10

PERFORMANCE OF THE TRUST .........................14

QUANTITATIVE AND QUALITATIVE
   DISCLOSURES ABOUT MARKET RISK..................18

MILLBURN RIDGEFIELD CORPORATION...................22

USE OF PROCEEDS...................................27

CHARGES...........................................28

REDEMPTIONS; NET ASSET VALUE......................31

THE CLEARING BROKERS..............................31

CONFLICTS OF INTEREST.............................34

THE TRUST AND THE TRUSTEE.........................37

FEDERAL INCOME TAX ASPECTS........................39

PURCHASES BY EMPLOYEE BENEFIT PLANS...............41

PLAN OF DISTRIBUTION..............................43

LEGAL MATTERS.....................................44

EXPERTS...........................................44

REPORTS...........................................45

ADDITIONAL INFORMATION............................45


[*1 MOVED FROM HERE; TEXT NOT SHOWN]

               PART TWO

STATEMENT OF ADDITIONAL INFORMATION              PAGE
-----------------------------------              ----
THE FUTURES AND FORWARD MARKETS...................46

POTENTIAL ADVANTAGE OF ADDING
   MANAGED FUTURES TO YOUR PORTFOLIO..............47

ANNUAL RATES OF RETURN SINCE
   INCEPTION OF THE MILLBURN RIDGEFIELD
   CLIENT FUNDS...................................49

**1 INDEX TO FINANCIAL STATEMENTS.................51

EXHIBIT A - SECOND AMENDED AND
   RESTATED DECLARATION OF TRUST
   AND TRUST AGREEMENT..........................TA-1

EXHIBIT B - SUBSCRIPTION REQUIREMENTS...........SR-1

EXHIBIT C - SUBSCRIPTION AGREEMENT
   AND POWER OF ATTORNEY........................SA-1



        THE EXECUTION COPY OF THE SUBSCRIPTION AGREEMENT AND POWER OF ATTORNEY ACCOMPANIES THIS PROSPECTUS.

                               THE MILLBURN WORLD
                                 RESOURCE TRUST

SUMMARY

GENERAL

The Millburn World Resource Trust offers investors a means to participate in the global futures and forward currency markets. Specifically, the Trust trades a portfolio of futures and options on futures and forward contracts on currencies, interest rates, energy and agricultural products, metals and stock indices. If it is successful, the Trust can improve the risk/reward profile of a traditional portfolio of stocks and bonds by providing profits and performance unrelated to the general stock and bond markets.

Millburn Ridgefield Corporation, a Delaware corporation (the "Managing Owner" or "Millburn Ridgefield"), acts as the managing owner, commodity pool operator and trading advisor of the Trust. Units of beneficial interest in the Trust are continuously offered, at Net Asset Value, pursuant to the terms of this Prospectus.

The Trust began trading September 13, 1995 with an initial Net Asset Value of $15,297,069. Through March 31, 2001, the Trust's performance has been profitable. As of March 31, 2001, the Net Asset Value of the Trust was $34,353,616, the Net Asset Value of a Unit initially sold for $1,000 was $1,201.61. However, past performance is not necessarily indicative of future results.

OVERVIEW

The Trust trades, under the direction of Millburn Ridgefield, in a wide range of domestic and international markets. Compared to Millburn Ridgefield's other client accounts, the Trust trades with an increased emphasis on traditional commodity markets -- agriculture, energy and metals -- but maintains significant positions in financiaL futures and currency forward contracts as well. The Trust's primary objective is to achieve substantial capital appreciation with controlled volatility while offering investors the advantages of limited liability in a highly leveraged trading vehicle and the administrative convenience of professional management.

The performance of the Trust is not dependent upon any single nation's economy or currency. Indeed, periods of economic uncertainty can augment the profit potential of the Trust by increasing the likelihood of significant movements in commodity prices, the exchange rates between various countries, world stock prices and interest rates. Additionally, because it can take short positions as well as long positions, the Trust is as likely to be profitable or unprofitable in falling markets as in rising markets. If it is successful, the Trust offers investors a valuable component of diversification to traditional portfolios of stocks and bonds. To date, the performance of the Trust has been significantly non-correlated with the general United States debt and equity markets.

In addition to its potential to profit from its trading activities, the Trust earns interest on approximately 90% of its daily Net Assets.

MAJOR RISKS OF THE TRUST

Investors must be prepared to lose all or substantially all of their investment in the Units.

Futures and forward trading is speculative and uses substantial leverage which magnifies the impact of profits and losses. The Trust leverages its trading generally up to six times and possibly up to ten times or more of its total equity.

The performance of the Trust is volatile. The Net Asset Value of a Unit has fluctuated as much as 16% in a single month. The Units are suitable only for a limited portion of the risk segment of an investment portfolio.

Single-advisor funds such as the Trust are typically considered -- even among speculative managed futures funds -- unusually high risk. The use of a single trading advisor trading one program reduces diversification and increases the risk of loss relative to a fund using multiple advisors trading different programs.

The Trust is subject to substantial charges, regardless of profitability, as well as to quarterly Profit Shares. During the first year of an investor's participation in the Trust, the Trust must earn trading profits of approximately 6.00%, or 9.10% if the 3% redemption charge applies, to break even after all fees and expenses, assuming the Trust continues to earn interest on its assets at current rates.

Millburn Ridgefield is almost exclusively a systematic, trend-following trader. Market conditions in which strong price trends do not develop typically result in substantial losses for trend-following traders.

Unless the Trust is successful, of which there can be no assurance, it cannot serve as a beneficial diversification for an investor's portfolio.

An investment in the Trust is not liquid as no secondary market exists for the Units and the Units may be redeemed only as of a month-end.

CERTAIN INVESTMENT CONSIDERATIONS

Millburn Ridgefield has been managing client funds in the futures and forward markets for approximately 30 years. As of March 31, 2001, the Managing Owner was directing the trading of approximately $580 million of client and proprietary capital, approximately $40 million of which was being managed pursuant to the World Resource Portfolio used by the Trust. The Trust is the largest account managed pursuant to this Portfolio.

Millburn Ridgefield employs a highly systematic, trend-following trading approach relying primarily on technical, price-based information. The objective is to identify and profit from sustained market trends while limiting losses in trendless markets.

Although Millburn Ridgefield applies the same systems in managing the Trust as it does in managing its other accounts, the allocation of the Trust's trading commitments -- referred to by Millburn Ridgefield as the "World Resource Portfolio" -- among the various markets places greater emphasis on the non-financial markets than do other Millburn Ridgefield accounts.

The Managing Owner implements multiple trading systems -- generally, five to eight -- in each market traded. The combination of systems selected is designed to maximize Sharpe Ratio -- a measure of returns relative to the risk taken to earn the return. The use of multiple systems gives Millburn Ridgefield's strategy a potentially valuable dimension of internal diversification.


Millburn Ridgefield imposes a risk control overlay which limits exposure to any single market based on an analysis of market volatility.


The Managing Owner believes that there is a potential during the next few years for a number of major price trends to occur in the energy, agricultural and metals markets as well as in the financial markets. The Managing Owner's trend-following trading systems typically are most profitable when major price movements occur.

The Managing Owner has the ability to shift capital readily among different international economies and markets.

The Trust has to date been, and the Managing Owner expects the Trust to continue to be, largely non-correlated with traditional portfolio components such as stocks and bonds.

An investment in the Trust can, BUT ONLY IF THE TRUST ITSELF IS SUCCESSFUL, improve the reward/risk profile of a traditional portfolio of stocks and bonds.

The Trust should be considered a medium- to long-term investment (2 to 3 years).

THE OFFERING

You may purchase Units at Net Asset Value per Unit as of the first business day of each calendar month. Millburn Ridgefield may, from time to time, also permit certain intra-month closings.

The minimum investment is $5,000; $2,000 for trustees or custodians of eligible employee benefit plans and individual retirement accounts. Incremental investments are permitted in multiples of $100. Existing investors subscribing for additional Units may do so in $1,000 minimums, also with $100 increments. Units are sold in fractions calculated to three decimal places.

To subscribe, you must complete and sign the Subscription Agreement and Power of Attorney Signature Page which accompanies this Prospectus and deliver it to your Selling Agent. SEE EXHIBIT B -- SUBSCRIPTION REQUIREMENTS AND EXHIBIT C -- SUBSCRIPTION AGREEMENT AND POWER OF ATTORNEY. YOU SHOULD REVIEW THIS ENTIRE PROSPECTUS CAREFULLY BEFORE DECIDING WHETHER TO INVEST IN THE UNITS.

REDEMPTIONS

No market exists for the Units. However, you may redeem your Units as of the end of any calendar month, upon 10 business days' prior written notice to the Managing Owner. A redemption charge of 4% of Net Asset Value applies to Units redeemed during the first six- month period after they are sold. A redemption charge of 3% of Net Asset Value applies to Units redeemed during the second six-month period after they are sold. In the case of subscriptions of $1,000,000 or more, redemption charges are reduced to 3% and 2% for the applicable six-month periods. Units are considered sold, for purposes of determining whether redemption charges apply, on the day -- the first day of the month -- that their subscription proceeds are invested in the Trust, not the day subscriptions are accepted or subscription funds are deposited into escrow.

CHARGES

The Trust pays substantial charges. Annual Brokerage Fees, Profit Shares and administrative expenses together are estimated to total approximately 10.50% of the Trust's average month-end Net Assets. The interest the Trust earns on its assets will offset a portion of these expenses. However, at current interest rates, the charges to which the Trust is subject are greater than the interest it earns. Redemption charges are in effect through the end of the first twelve months after a Unit is sold. The only variables, as a percentage of average month-end Net Assets, in the Trust's ongoing expenses are the amounts of the Profit Share and ongoing administrative expenses. The following breakeven table shows the approximate amount of trading profit the Trust must earn, during the first twelve months after a Unit is sold, to offset its costs.


                        BREAKEVEN TABLE

                                                       DOLLAR RETURN
                                                     REQUIRED ($5,000
                                      PERCENTAGE          INITIAL
                                   RETURN REQUIRED      INVESTMENT)
                                     FIRST TWELVE      FIRST TWELVE
ROUTINE                               MONTHS OF          MONTHS OF
EXPENSES                              INVESTMENT        INVESTMENT
--------                           ---------------   ----------------
Brokerage Fees                           9.00%           $450.00

Administrative                           0.75%            $37.50
Expenses*

Profit Share*                            0.75%            $37.50

Redemption Charge*                       3.10%           $155.00

Less Interest                           (4.50)%         $(225.00)
Income*

TWELVE-MONTH                             9.10%           $455.00
"BREAKEVEN" WITH
REDEMPTION CHARGE

TWELVE-MONTH                             6.00%           $300.00
"BREAKEVEN"
WITHOUT REDEMPTION
CHARGE


--------------------
*Estimated.

The Breakeven Table assumes a constant $5,000 Net Asset Value and a breakeven year. See "Charges" beginning on page 28.

The Profit Share is 17.5% of any New Trading Profit and is paid quarterly. Consequently, a Profit Share could be paid in a breakeven or losing year.

FEDERAL INCOME TAX ASPECTS

The Trust is treated as a partnership for federal income tax purposes. As a result, the Trust itself does not pay federal income tax. However, investors in the Trust are required to report on their individual income tax returns their share of the Trust's income, gain, loss or deduction, whether or not they redeem any of their Units and whether or not the Trust makes any distributions.

You may be required to pay taxes on your portion of the Trust's interest income even if the Trust suffers trading losses.

You may be required to treat the Trust's expenses as "investment advisory fees," which are subject to substantial restrictions on deductibility for federal income tax purposes. In addition, the Internal Revenue Service (the "IRS") could contend that the Profit Share should be characterized as an "investment advisory fee." Millburn Ridgefield is not treating either the Trust's expenses or the Profit Share as "investment advisory fees" but rather as ordinary and necessary business expenses and, in the case of the Profit Share, as an allocation of capital gain to Millburn Ridgefield.

IS THE TRUST A SUITABLE INVESTMENT FOR YOU?

You should consider investing in the Trust if you are interested in its potential to produce enhanced returns over the long term that are generally unrelated to the returns of the traditional debt and equity markets and you are prepared to risk significant losses. The Trust is a diversification opportunity for an investor's entire investment portfolio, not a complete investment program. No one should invest more than 10% of his or her net worth (exclusive of home, furnishings and automobiles) in the Trust.

                              --------------------

THESE ARE SPECULATIVE SECURITIES. YOU MAY LOSE ALL OR SUBSTANTIALLY ALL OF YOUR INVESTMENT IN THE TRUST.

THE RISKS YOU FACE

SET FORTH BELOW ARE THE PRINCIPAL RISKS ASSOCIATED WITH AN INVESTMENT IN THE TRUST. YOU SHOULD CONSIDER THESE RISKS WHEN MAKING YOUR INVESTMENT DECISION.

YOU COULD LOSE YOUR ENTIRE INVESTMENT IN THE TRUST

The success of the Trust is entirely speculative. You could lose all or substantially all of your investment in the Trust.

THE TRUST IS A HIGHLY LEVERAGED INVESTMENT

The Trust generally holds positions with a face value of as much as six, and possibly as much as ten or more, times its total equity. Consequently, small adverse movements in the prices of the Trust's open positions can cause significant losses.

THE PERFORMANCE OF THE TRUST IS VOLATILE

The performance of the Trust to date has been highly volatile. For example, in December 2000, the Trust recognized a gain of 15.76%, whereas the Trust incurred a 14.82% loss in October 1999. Volatile performance indicates that the Trust may suffer sudden and substantial losses from time to time and that the day-to-day value of the Units is variable and uncertain. The Net Asset Value per Unit may change materially between the date a redemption is requested and the month-end of redemption.

THE MANAGING OWNER ALONE DIRECTS THE TRUST'S TRADING

The Trust is a single-advisor fund. The application of a single program to the leveraged and volatile futures and forward markets involves greater risk of loss than the diversified, multi-advisor approach employed by many futures funds, often specifically for risk control purposes. In addition, if the management services of Millburn Ridgefield were to become unavailable for any reason, the Trust would terminate. Furthermore, were Millburn Ridgefield to lose the services of any of its principals, Millburn Ridgefield could decide to dissolve the Trust, possibly causing it to realize losses.

Although Millburn Ridgefield applies highly systematic strategies, these strategies retain certain discretionary aspects. Decisions, for example, regarding which contracts to trade, method of order entry, the number of contracts to be traded relative to the equity in an account and whether to modify or simply not implement trading signals generated by the Millburn Ridgefield systems require judgmental input from individual principals. Discretionary decision-making may result in Millburn Ridgefield failing to capitalize on certain price trends or making unprofitable trades in situations in which a more wholly systematic approach would have capitalized on the former and avoided the latter.

THE TRUST'S EXPENSES WILL CAUSE LOSSES UNLESS
OFFSET BY PROFITS AND INTEREST INCOME

The Trust pays annual Brokerage Fees equal to 9.0% of its average month-end Net Assets. The Trust also pays its ongoing administrative expenses. The Trust must earn trading profits and interest income at least equal to these Brokerage Fees and ongoing administrative expenses to avoid losses. Assuming that the Trust earns interest on 90% of its assets at a 4.75% annual rate, the Managing Owner estimates that the Trust must achieve trading profits of approximately 6.00%, or 9.10% if redemption charges apply, for the Net Asset Value per Unit to equal the initial subscription price as of the end of the first twelve months after a Unit is issued. See "Summary -- Breakeven Table" at page 6.

LACK OF PRICE TRENDS OR OF THE TYPE OF PRICE
TRENDS MILLBURN RIDGEFIELD CAN IDENTIFY WILL
CAUSE LOSSES

The Trust cannot trade profitably unless there are major price trends in at least some of the markets it trades. Moreover, the price trends must be of a type Millburn Ridgefield's systems are designed to identify. In the past there have been sustained periods without such price trends occurring, and Millburn Ridgefield expects such periods to recur.

THE MANAGING OWNER ANTICIPATES THE TRUST'S
PERFORMANCE TO BE NON-CORRELATED TO STOCKS AND
BONDS, NOT NEGATIVELY CORRELATED

Historically, managed futures have been generally non-correlated to the performance of other asset classes such as stocks and bonds. Non-correlation means that there is no statistically valid relationship between the past performance of futures and forward contracts on the one hand and stocks or bonds on the other hand. Non-correlation should not be confused with negative correlation, where the performance of two asset classes would be exactly opposite. Because of this non-correlation, the Trust cannot be expected to be automatically profitable during unfavorable periods for the stock market, or VICE VERSA. The futures and forward markets are fundamentally different from the securities markets in that for every gain in futures and forward trading, there is an equal, off-setting loss. If the Trust does not perform in a manner non-correlated with the general financial markets or does not perform successfully, you will obtain no diversification benefits by investing in the

Units and the Trust may have no gains to offset your losses from other investments.

AN INVESTMENT IN THE TRUST IS NOT LIQUID

An investment in the Trust is not a liquid investment as there is no secondary market for the Units. You may redeem your Units at Net Asset Value only as of the close of business on the last day of a calendar month, and you must give the Trust at least 10 business days' notice of your intent to redeem. In addition, you will pay early redemption charges if you redeem Units through the end of the first year you own them.

UNITS MAY BE SUBJECT TO PROFIT SHARES DESPITE HAVING DECLINED IN VALUE

Investors will purchase Units at different times and will, accordingly, recognize different amounts of profit and loss on their investments. However, Profit Shares are calculated on the basis of the cumulative trading profits recognized by the Trust as a whole and will reduce the Net Asset Value of all Units equally. Consequently, certain Units could have their Net Asset Value reduced by a Profit Share despite having actually declined in value since their date of purchase. Additionally, Units may incur losses generating a loss carryforward for purposes of calculating subsequent Profit Shares. The benefit of any such loss carryforward will be diluted by the admission of new Unitholders. Similarly, Units purchased during a calendar quarter at a Net Asset Value reduced by accrued incentive fees will benefit from any reversal of such accruals, and the benefit of such reversals to Units outstanding at the time of such intra-quarter purchase will be diluted.

THE PERFORMANCE OF THE TRUST MAY BE AFFECTED BY THE LACK OF INFLATION

More so than other Millburn Ridgefield trading portfolios, the World Resource Portfolio traded by the Trust emphasizes non-financial commodities. This emphasis may cause it to miss profit opportunities or to incur losses. If there is little inflation in the next few years, the profit potential of the World Resource Portfolio could be significantly diminished compared to other Millburn Ridgefield trading portfolios. Currently, the leading market indicators appear to suggest that it is doubtful that the United States economy will experience any significant inflation in the near future.

THE MANAGING OWNER'S INCREASED EQUITY UNDER
MANAGEMENT COULD LEAD TO LOWER RETURNS FOR INVESTORS

Millburn Ridgefield has not agreed to limit the amount of money it may manage and is actively seeking additional accounts. The more money Millburn Ridgefield manages, the more difficult it may become for Millburn Ridgefield to trade profitably for the Trust because of the difficulty of trading larger positions without negatively affecting prices and performance.

In addition, the Trust conducts approximately 9% of its trading in agricultural markets. The agricultural markets tend to be less liquid than the financial markets, and daily speculative position limits apply to the agricultural markets. Consequently, the adverse effects of accepting additional money for management may be more pronounced in the World Resource Portfolio than in other Millburn Ridgefield programs.

INCREASED COMPETITION AMONG TREND-FOLLOWING
TRADERS COULD REDUCE MILLBURN RIDGEFIELD'S PROFITABILITY

A substantial number of commodity trading advisors use technical trading systems, particularly trend-following systems, like Millburn Ridgefield's systems. As the amount of money under the management of such systems increases, competition for the same positions increases, making the positions more costly and more difficult to acquire.

LACK OF MARKET LIQUIDITY COULD MAKE IT
IMPOSSIBLE FOR THE TRUST TO REALIZE PROFITS OR LIMIT LOSSES

Futures and forward positions cannot always be initiated or liquidated at the desired price. In illiquid markets, the Trust could be unable to close out positions to limit losses or to take positions in order to follow trends. There are too many different factors which can contribute to market illiquidity to predict when or where illiquid markets may occur.

Unexpected market illiquidity has caused major losses in recent years in such market sectors as emerging markets and mortgage-backed securities. There can be no assurance that the same will not happen in the markets traded by the Trust. In addition, the large size of the position which the Trust may take in certain markets increases the risk of illiquidity by both making its positions more difficult to liquidate and increasing the losses incurred while trying to do so.

TRADING ON FOREIGN EXCHANGES PRESENTS GREATER
RISK THAN TRADING ON U.S. EXCHANGES

The Trust trades on commodity exchanges outside the United States. Trading on foreign exchanges is not regulated by any United States governmental agency and may involve certain risks which do not arise when trading on United States exchanges. For example, the Trust could suffer losses when valuing its non-U.S.
positions in dollars because of changes in the exchange rates between the United States dollar and the currencies in which those positions are settled. Trading on foreign exchanges also presents the additional risks of exchange controls, government confiscation of assets, taxation and government disruptions.

THE TRUST IS SUBJECT TO CONFLICTS OF INTEREST

The Trust is subject to numerous actual and potential conflicts of interest. Such conflicts include, among other things, that: (1) the compensation which the Selling Agents receive gives them an incentive to promote the sale of Units as well as to discourage redemptions; (2) the brokerage commissions which the Principal Selling Agent receives as a Clearing Broker for the Trust gives it an additional incentive to promote the sale of Units as well as to discourage redemptions; (3) the Managing Owner has significant financial incentives both to promote the sale of the Units and to discourage their redemption; and (4) the Managing Owner of the Trust will not select any other advisor even if doing so would be in the best interests of the Trust.

YOU WILL BE TAXED EACH YEAR ON YOUR SHARE OF TRUST PROFITS

You will be taxed each year on your share of Trust income or gain for the year, regardless of whether or not you redeem Units or receive distributions from the Trust.

Furthermore, because a substantial portion of the Trust's open positions are "marked-to-market" at the end of each year, some of your tax liability will be based on unrealized gains which the Trust may, in fact, never realize. The tax consequences of an investment may be different for different investors and may have a material effect on the net economic consequences of owning Units. See "Federal Income Tax Aspects" at page 39.

YOU WILL BE TAXED ON THE TRUST'S INTEREST INCOME
EVEN IF THE TRUST SUFFERS TRADING LOSSES

Losses on the Trust's trading are almost exclusively capital losses. Non-corporate investors may use capital losses to offset up to $3,000 of ordinary income each year. So, for example, if your share of the Trust's trading (I.E., capital) loss was $10,000 in a given fiscal year and your share of interest income was $5,000, you would incur a net loss in the Net Asset Value of your Units equal to $5,000, but would nevertheless recognize taxable income of $2,000.

LIMITATIONS ON THE DEDUCTIBILITY OF "INVESTMENT ADVISORY FEES"

The Managing Owner does not treat the ordinary expenses of the Trust or the Profit Share as "investment advisory fees" for federal income tax purposes. The Managing Owner believes that this is the position adopted by virtually all United States futures fund sponsors. However, were the ordinary expenses of the Trust characterized as "investment advisory fees," they would be subject to substantial restrictions on deductibility for non-corporate taxpayers, and you would pay increased taxes in respect of your investment in the Trust. In fact, were the ordinary expenses of the Trust recharacterized as "investment advisory fees," you could actually recognize taxable income despite having incurred a financial loss.

"SYNDICATION EXPENSES" ARE NOT TAX DEDUCTIBLE

Neither you nor the Trust are entitled to any tax deduction for "syndication expenses." The IRS could contend that a portion of the Brokerage Fee paid to the Managing Owner constitutes a non-deductible "syndication expense." Your after-tax returns could be significantly decreased if a portion of the Brokerage Fee were treated as a "syndication expense."

THE IRS COULD AUDIT BOTH THE TRUST AND INDIVIDUAL UNITHOLDERS

The IRS could audit the Trust's tax returns and require the Trust to adjust such returns. If an audit results in an adjustment, you could be audited and required to pay additional taxes, plus interest and possibly penalties.

THE BANKRUPTCY OF A CLEARING BROKER OR CURRENCY DEALER COULD CAUSE LOSSES

If one of the Trust's Clearing Brokers or foreign currency counterparties becomes bankrupt, the Trust will be limited to recovering only its PRO RATA share of all available customer funds segregated by the Clearing Broker or counterparty.

THE TRUST TRADES IN UNREGULATED MARKETS

The Trust conducts a substantial portion of its currency options and forward trading in unregulated markets. There is no way to determine fair pricing or prevent trading abuses in such markets. The absence of regulation in such markets could expose the Trust to significant losses.

Various national governments have expressed concern regarding the disruptive effects of speculative trading in the currency markets and the need to regulate the "derivatives" markets in general. There is a possibility that future regulatory changes will limit the Trust's ability to trade in certain markets.


YOU SHOULD READ THIS ENTIRE PROSPECTUS AND ATTEMPT TO FAMILIARIZE YOURSELF WITH THE RISKS OF SPECULATIVE, HIGHLY LEVERAGED FUTURES AND FORWARD TRADING BEFORE DETERMINING WHETHER TO INVEST IN THE TRUST.

INVESTMENT FACTORS

AN INVESTMENT IN THE TRUST IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. ALTHOUGH THERE CAN BE NO ASSURANCE THAT MILLBURN RIDGEFIELD WILL TRADE SUCCESSFULLY ON BEHALF OF THE TRUST OR THAT THE TRUST WILL AVOID SUBSTANTIAL LOSSES, IF THE TRUST IS SUCCESSFUL, AN INVESTMENT IN THE TRUST OFFERS INVESTORS THE FOLLOWING POTENTIAL ADVANTAGES.

PERFORMANCE POTENTIAL

The Trust offers investors access to a trading portfolio which places a greater emphasis on non-financial markets than Millburn Ridgefield's other trading portfolios. Millburn Ridgefield believes that there may be substantial profit opportunities over the medium- to long-term in these markets. The Trust also trades extensively in the currency and financial instruments markets, in which Millburn Ridgefield accounts have achieved substantial profits in the past. INVESTORS SHOULD NOTE, HOWEVER, THAT PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS, PARTICULARLY IN THE SPECULATIVE MARKETS IN WHICH THE TRUST TRADES. FURTHER, IT IS IMPOSSIBLE TO PREDICT WHETHER TRENDS OF THE TYPE MILLBURN RIDGEFIELD ATTEMPTS TO IDENTIFY WILL DEVELOP DURING THE NEXT FEW YEARS. IF SUCH TRENDS DO NOT DEVELOP, THE EFFECT ON THE PERFORMANCE OF THE TRUST COULD BE NEGATIVE.

THE MANAGING OWNER

Millburn Ridgefield and its principals have extensive experience in designing, promoting, marketing and administering futures funds. Millburn Ridgefield, together with its predecessors, is one of the longest operating of all futures money managers and has been a leader in developing systematic trading technologies. Millburn Ridgefield's trading experience, together with its predecessors, spans approximately 30 years. The Trust provides investors the opportunity to place capital under the management of a trading advisor with one of the longest continuous trading records of any active manager.

INVESTMENT DIVERSIFICATION

An investor who is not prepared to spend substantial time trading in the futures and forward markets may nevertheless participate in the commodities and financial markets through investing in the Trust. An investment in the Trust can provide a valuable element of diversification to a portfolio of traditional investments such as stocks, bonds and real estate. The Managing Owner believes that the profit potential of the Trust does not depend upon favorable general economic conditions. Rather, the Managing Owner believes that the Trust is just as likely to be profitable or unprofitable during periods of declining stock, bond and real estate markets as at any other time.

Rapid changes in interest rates, the possibility of significant fluctuations in the value of commodities and of the U.S. dollar, fragility in world banking and credit mechanisms and the growing globalization of national economies create high risks but also create substantial opportunities for profit. These factors may make a diversifying investment in a vehicle such as the Trust particularly timely. The Trust's flexibility to take either long or short positions -- whereas traditional investment portfolios consist primarily of long positions -- can be an important advantage in times of economic uncertainty. Allocating a small portion of an investment portfolio to a managed futures investment, such as the Trust, can potentially enhance the performance of the portfolio. Modern portfolio theory suggests that a diverse portfolio with assets that have little or no correlation with each other should have higher returns and lower risk than a less diversified portfolio: the Nobel Prize for Economics in 1990 was awarded to Dr. Harry Markowitz for demonstrating that the total return can increase, and/or risks can be reduced, when portfolios have positively performing asset categories that are essentially non-correlated.

Historically, managed futures investments have had very little correlation to the stock and bond markets. The performance of the Trust to date has exhibited a substantial degree of non-correlation with the general equity and debt markets. Non-correlated performance is not, however, negatively correlated performance. Non-correlation means only that the Trust's performance likely has no relation to the performance of stocks and bonds. Millburn Ridgefield believes that certain factors which affect equity and debt prices may affect the Trust differently and that certain factors which affect the Trust may not affect equity or debt prices. The Net Asset Value per Unit may decline or increase more or less than stocks or bonds during both rising and falling markets.

Non-correlation will not provide any diversification advantages unless the non-correlated assets are performing positively. There can be no assurance that the Trust will perform positively or avoid losses. Additionally, managed futures funds are not a hedging mechanism and there is no guarantee that managed futures funds will appreciate during periods of stock and bond market declines.

The expected, and in its trading to date actual, non-correlation of the performance of the Trust and the performance of the general equity and debt markets suggests that if the Trust is successful, allocating a portion of an investment portfolio to the Trust can actually increase the portfolio's overall returns while decreasing the overall volatility of the portfolio. However, prospective investors must recognize that unless the Trust is profitable, while an investment in the Units may serve to reduce overall portfolio volatility, the Units cannot be a successful investment. To be a successful investment, the Trust must trade profitably. There can be no assurance whatsoever that it will be able to do so.

MARKET DIVERSIFICATION

The Trust trades in 30 to 50 or more markets, though not necessarily in all markets at all times. Market allocations within the World Resource Portfolio are under continuous review and are adjusted from time to time.


Futures contracts on non-financial/traditional commodities have not been a primary area of interest for many futures traders in recent years. Many of the underlying commodities themselves are today at historically low price levels on a constant dollar basis. "Just in time" inventory management has changed the way commodities are handled and has been a factor in reducing inventories of commodities. Reduced inventories can result in reduced buffers when market, political or other disruptions cause a rapid shift in the supply/demand balance for any commodity. While it is impossible to know how any particular scenario will unfold, Millburn Ridgefield believes that many of the non-financial markets warrant a larger allocation than they have enjoyed in the 1980s and 1990s.



The following depicts the market allocations as of March 31, 2001 of the World Resource Portfolio.


                                   [PIE CHART]

                              Interest Rates......27%
                                Currencies........28%
                                Stock Indices.....10%


                              Metals ............. 7%
                                Energy ...........19%
                                Agriculture....... 9%

THE WORLD RESOURCE PORTFOLIO

The World Resource Portfolio is not a distinct trading system or program, but rather the application of Millburn Ridgefield's general trading systems to a group of markets more weighted towards non-financial commodities than are Millburn Ridgefield's other trading portfolios. The Managing Owner believes that profit potential will remain over the medium- to long-term in the financial and currency markets, but that there is also good profit potential in increasing exposure to other market sectors at this time. The Managing Owner believes that the Trust should be well positioned to achieve its objectives if price trends of the type its systems are designed to follow develop in the non-financial commodities markets. Investors should note, however, that there can be no assurance that the profit potential which Millburn Ridgefield believes will develop in the non-financial market sectors will, in fact, materialize, or that the Trust will be able to realize such potential even if it does so.

The diversification of the Trust permits investors to participate in markets which would otherwise not be included in their portfolios, thereby both potentially diversifying risk and increasing profit opportunities.

World Resource Portfolio markets currently include:



AGRICULTURAL COMMODITIES
------------------------
Cocoa                Soybeans

Coffee               Soy Meal

Corn                 Soy Oil

Cotton               Sugar

Orange Juice         Wheat




METALS               ENERGY
------               ------
Aluminum             Crude Oil
Copper               Gas Oil
Gold                 Heating Oil
Nickel               Natural Gas
Palladium            Unleaded Gas
Silver
Zinc




CURRENCIES
----------

MAJOR                       CROSSES
-----                       -------
British Pound               Canadian Dollar - Japanese Yen
Euro currency               Euro - Japanese Yen
Japanese Yen                Euro - Swiss Franc
Swiss Franc                 Euro - Norwegian Krone

SECONDARY
---------

Canadian Dollar             Malaysian Ringgit
Danish Krone                Mexican Peso
Dollar Index                Norwegian Krone
European Currency Unit      South African Rand
Hong Kong Dollar            Singapore Dollar
Indonesian Rupiah           Thai Baht
Korean Won

INTEREST RATES
--------------

Australian Bonds               Canadian Bonds
Eurodollars                    London Short Rates
Euro Yen                       Spanish Bonds
French Bonds                   Tiffe Euro-Yen
French Pibor                   Tokyo Yen Bond
German Bunds                   U.S. Treasury Bonds
Italian Bonds                  U.S. Treasury Notes

STOCK INDICES
-------------

Australian All Ordinaries
Hong Kong Hang Seng
London FT-SE
Nikkei Dow
S&P 500
Topix Index
German DAX
Singapore Simex


THE TRUST HAS NOT, IN ITS OPERATIONS TO DATE, TRADED IN ALL OF THE MARKETS LISTED ABOVE. AT CERTAIN TIMES, MILLBURN RIDGEFIELD MAY ENTIRELY WITHDRAW FROM ONE OR MORE SUCH MARKETS.

OPPORTUNITY TO PROFIT IN RISING AS WELL AS IN DECLINING MARKETS

The futures markets offer the ability to trade either the long or the short side of any market. Unlike short selling in the securities markets, selling short in futures in anticipation of a drop in price can be accomplished without additional restrictions or special margin requirements. Selling short is no more difficult than establishing a long position.

The profit and loss potential of futures trading is not dependent upon economic prosperity or interest rate or currency stability. The Trust may realize positive or negative returns in both rising and declining markets. It is potentially advantageous for investors to own investments which can appreciate during a period of generally declining prices, financial disruption or economic instability.

INTEREST ON TRUST ASSETS


The Trust receives all of the interest income earned on its assets. Approximately 90% of the Trust's assets are invested in deposit accounts, United States Treasury bills or notes or similar securities issued by foreign governments and other instruments authorized by the Commodity Futures Trading Commission for the investment of customer segregated funds. The interest earned on the Trust's assets can offset a portion, though not all, of its routine costs. The Trust's interest income represents a source of revenue entirely independent of the success or failure of its futures and forward trading. However, the Trust's interest income is subject to the risk of trading losses.


SMALL MINIMUM INVESTMENT; SMALLER MINIMUM ADDITIONAL INVESTMENT


Millburn Ridgefield typically manages individual accounts only of substantial size -- $3,000,000 or more. Investors in the Trust are able to gain access to Millburn Ridgefield for a minimum investment of only $5,000; $2,000 in the case of trustees or custodians of eligible employee benefit plans and individual retirement accounts. Existing Unitholders may make additional investments in minimums of only $1,000. A small minimum investment requirement makes the Trust accessible to a wide range of investors and also means that no investor must commit a significant amount of assets in order to participate in the Trust.


LIMITED LIABILITY

An investor who opens an individual futures account is generally liable for all losses incurred in the account, and may lose substantially more than such investor committed to the account. However, an investor in the Trust cannot lose more than his or her investment plus undistributed profits.

ADMINISTRATIVE CONVENIENCE

The Trust is structured to eliminate for investors the administrative burden associated with direct trading in the futures and forward markets. Millburn Ridgefield is responsible for all aspects of the Trust's operation. Unitholders receive monthly unaudited and annual audited financial reports as well as all tax information relating to the Trust necessary for Unitholders to complete their federal income tax returns. The approximate daily Net Asset Value per Unit is available by calling representatives of the Managing Owner at (847) 332-1111. The diversity and range of markets in which Millburn Ridgefield trades, on a 24-hour basis, make the administrative convenience of an investment in the Trust a highly attractive feature for prospective investors.

                            PERFORMANCE OF THE TRUST

                        THE MILLBURN WORLD RESOURCE TRUST
                       (JANUARY 1, 1996 - MARCH 31, 2001)
      TYPE OF POOL: Single-Advisor/Publicly-Offered/No Principal Protection
                    INCEPTION OF TRADING: September 13, 1995
                     AGGREGATE SUBSCRIPTIONS: $98.8 million
                      CURRENT CAPITALIZATION: $35.4 million
              WORST MONTHLY DRAWDOWN (MONTH/YEAR): (14.82)% (10/99)
        WORST PEAK-TO-VALLEY DRAWDOWN (MONTH/YEAR): (27.73)% (4/99-9/00)



------------------------------------------------------------------------------------------------------------------------------------
                                                      MONTHLY RATES OF RETURN
--------------------------- --------------- ----------------- ------------------- ---------------- ----------------- ---------------
          MONTH                  2001             2000               1999              1998              1997             1996
--------------------------- --------------- ----------------- ------------------- ---------------- ----------------- ---------------
         January                (1.78)%          0.91%            (7.51)%              3.07%            4.24%            (0.36)%
--------------------------- --------------- ----------------- ------------------- ---------------- ----------------- ---------------
         February               (2.43)%         (0.57)%            2.45%              (1.19)%           7.17%           (12.30)%
--------------------------- --------------- ----------------- ------------------- ---------------- ----------------- ---------------
          March                 10.41%          (6.69)%           (0.43)%             (1.73)%          (4.29)%            2.94%
--------------------------- --------------- ----------------- ------------------- ---------------- ----------------- ---------------
          April                                 (2.71)%            7.57%              (7.27)%          (4.63)%            2.55%
--------------------------- --------------- ----------------- ------------------- ---------------- ----------------- ---------------
           May                                  (0.53)%           (6.39)%              6.24%            3.02%            (7.88)%
--------------------------- --------------- ----------------- ------------------- ---------------- ----------------- ---------------
           June                                 (5.32)%            6.44%               3.04%           (1.73)%            6.64%
--------------------------- --------------- ----------------- ------------------- ---------------- ----------------- ---------------
           July                                 (3.64)%           (3.79)%             (4.42)%           2.95%            (0.36)%
--------------------------- --------------- ----------------- ------------------- ---------------- ----------------- ---------------
          August                                 3.23%             1.82%               8.88%          (10.22)%            1.49%
--------------------------- --------------- ----------------- ------------------- ---------------- ----------------- ---------------
        September                               (4.41)%            2.38%               0.54%            0.84%             4.01%
--------------------------- --------------- ----------------- ------------------- ---------------- ----------------- ---------------
         October                                 3.11%           (14.82)%             (7.75)%           0.74%             8.09%
--------------------------- --------------- ----------------- ------------------- ---------------- ----------------- ---------------
         November                                5.09%             1.24%              (0.44)%          (0.77)%            4.10%
--------------------------- --------------- ----------------- ------------------- ---------------- ----------------- ---------------
         December                               15.76%             2.80%               6.94%            6.45%             0.42%
--------------------------- --------------- ----------------- ------------------- ---------------- ----------------- ---------------
         Compound                5.81%           2.32%           (10.09)%              4.39%            2.39%             7.69%
      Rate of Return           (3 mos.)
--------------------------- --------------- ----------------- ------------------- ---------------- ----------------- ---------------


        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

         "WORST MONTHLY DRAWDOWN" IS THE LARGEST NEGATIVE MONTHLY RATE OF RETURN EXPERIENCED BY THE TRUST. A "DRAWDOWN" IS MEASURED ON THE BASIS OF MONTH-END NET ASSET VALUE PER UNIT ONLY, AND DOES NOT REFLECT INTRA-MONTH FIGURES.

         "WORST PEAK-TO-VALLEY DRAWDOWN" IS THE GREATEST PERCENTAGE DECLINE IN THE NET ASSET VALUE PER UNIT, WITHOUT SUCH NET ASSET VALUE PER UNIT BEING SUBSEQUENTLY EQUALED OR EXCEEDED. FOR EXAMPLE, IF THE NET ASSET VALUE PER UNIT DROPPED BY 1% IN EACH OF JANUARY AND FEBRUARY, ROSE 1% IN MARCH AND DROPPED AGAIN BY 2% IN APRIL, A "PEAK-TO-VALLEY DRAWDOWN" WOULD BE STILL CONTINUING AT THE END OF APRIL IN THE AMOUNT OF APPROXIMATELY (3)%, WHEREAS IF THE NET ASSET VALUE PER UNIT HAD RISEN BY APPROXIMATELY 2% OR MORE IN MARCH, THE DRAWDOWN WOULD HAVE ENDED AS OF THE END OF FEBRUARY AT THE (2)% LEVEL.

         MONTHLY RATE OF RETURN IS THE ACTUAL MONTHLY RATE OF RETURN RECOGNIZED BY AN INITIAL $1,000 INVESTMENT IN THE TRUST.

         PERFORMANCE INFORMATION IS CALCULATED ON AN ACCRUAL BASIS IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.


         THE PERFORMANCE OF OTHER MILLBURN RIDGEFIELD COMMODITY POOLS IS INCLUDED UNDER "ANNUAL RATES OF RETURN SINCE INCEPTION OF THE MILLBURN RIDGEFIELD CLIENT FUNDS" ON PAGES 48 AND 49.

SELECTED FINANCIAL INFORMATION

         THE FOLLOWING SELECTED FINANCIAL INFORMATION IS TAKEN FROM THE FINANCIAL STATEMENTS OF THE TRUST AUDITED BY PRICEWATERHOUSECOOPERS LLP. SEE "INDEX TO FINANCIAL STATEMENTS" AT PAGE 51.

                               -------------------

                                                                            YEAR ENDED DECEMBER 31
                                        --------------- --------------- -------------- --------------- ---------------
INCOME STATEMENT DATA                         2000              1999           1998            1997            1996
Realized gains (losses)
  Future and forwards                      $(2,166,473)      $(913,247)     $5,390,695      $4,123,599     $ 7,778,511
  Options                                           --              --       1,114,879        (486,783)        750,368
                                            ----------    ------------     -----------     -----------     -----------
Total realize gain (loss)                   (2,166,473)       (913,247)      6,505,574       3,636,816       8,528,879
Change in unrealized appreciation
    (depreciation) Futures and forwards      3,061,488      (2,536,947)        764,120       1,548,085         489,201
Options                                             --              --        (163,054)        (73,486)        123,713
                                            ----------    ------------     -----------     -----------     -----------
Total increase (decrease) in                 3,061,488      (2,536,947)        601,066       1,474,599         612,914
unrealized appreciation

  Less, Brokerage Fees                         895,015      (3,450,194)      7,106,640       5,111,415       9,141,793
                                             3,298,836       5,496,697       6,528,321       6,057,327       3,998,675
                                            ----------    ------------     -----------     -----------     -----------
  Net realized and unrealized gain          (2,403,821)     (8,946,891)        578,319        (945,912)      5,143,118
(losses) on trading of futures,
forward  and option contracts
Net Gain from U.S. Treasury Obligations
  Realized gains                                17,189              --              --              --              --
  Unrealized appreciation                      114,598              --              --              --              --
                                            ----------    ------------     -----------     -----------     -----------
Total net realized and unrealized           (2,272,034)     (8,946,891)        578,319        (945,912)      5,143,118
                                            ----------    ------------     -----------     -----------     -----------
gains (losses)

Interest income                              2,037,153       3,026,673       3,810,780       3,467,544       2,115,972
Foreign exchange gain (loss)                    (5,383)        (33,211)       (198,930)         62,685         (72,910)
                                            ----------    ------------     -----------     -----------     -----------
Total income (loss)                           (240,264)     (5,953,429)      4,190,169       2,584,317       7,186,180
                                              ---------    -----------      ----------      ----------     -----------
Expenses:
  Profit Share                                      --              --              --         695,667         829,081

Administrative expenses                        297,751         389,267         581,101          45,473         519,753
                                            ----------    ------------     -----------     -----------     -----------
  Total expenses                               297,751         389,267         581,101       1,041,140       1,348,834
                                            ----------    ------------     -----------     -----------     -----------
Net income (loss)                           $ (538,015)   $ (6,342,696)    $ 3,609,068     $ 1,543,177     $ 5,837,346
                                            ----------    ------------     -----------     -----------     -----------
                                            ----------    ------------     -----------     -----------     -----------
BALANCE SHEET DATA*

AS OF DECEMBER 31                             2000            1999           1998            1997            1996
Aggregate Net
  Asset Value                              $34,230,993     $50,484,616     $73,820,637     $73,570,903     $56,365,318

Net Asset Value
  per Unit                                   $1,135.68       $1,109.88       $1,234.38       $1,182.43       $1,154.81


                                 -------------------


         *BALANCE SHEET DATA FOR 1996 IS BASED ON REDEMPTION VALUES WHICH DIFFER FROM NET ASSET VALUES DETERMINED UNDER GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP"). AFTER SEPTEMBER 30, 1997, WHEN THE TRUST MADE ITS FINAL ORGANIZATIONAL AND OFFERING COST REIMBURSEMENT PAYMENT, REDEMPTION VALUE AND NET ASSET VALUE DETERMINED UNDER GAAP ARE IDENTICAL.

SELECTED QUARTERLY FINANCIAL DATA

The following summarized quarterly financial information presents the results of operations for the three month periods ended March 31, 2001 and March 31, June 30, September 30 and December 31, 2000 and 1999. This information has not been audited



                            --------------- ----------------- ----------------- ---------------- -------------
                            First Quarter    Fourth Quarter    Third Quarter    Second Quarter   First Quarter
                                 2001             2000              2000             2000            2000
                            --------------- ----------------- ----------------- ---------------- -------------
Income:                         $2,759,856        $8,062,101        $(783,826)     $(2,327,309)  $(1,892,394)
Expenses:                          809,184           759,993          786,265          929,830     1,120,499
Net Income (Loss):               1,950,672         7,302,108       (1,570,091)      (3,257,139)   (3,012,893)
Net Income (Loss) per                65.93            230.32           (46.80)          (87.00)       (70.72)
Unit:
                            --------------- ----------------- ----------------- ---------------- -------------


                                            ----------------- ----------------- ---------------- -------------
                                             Fourth Quarter    Third Quarter    Second Quarter      First
                                                  1999              1999             1999        Quarter 1999
                                            ----------------- ----------------- ---------------- -------------

Income:                                          $(5,787,942)        $1,625,332       $6,304,797   $(2,598,919)
Expenses:                                          1,243,016         1,482,475        1,598,545     1,561,928
Net Income (Loss):                                (7,030,958)          142,857        4,706,252    (4,160,847)
Net Income (Loss) per                                (142.10)             3.69            83.67        (69.76)
Unit:
                                            ----------------- ----------------- ---------------- -------------



THERE WERE NO EXTRAORDINARY, UNUSUAL OR INFREQUENTLY OCCURRING ITEMS RECOGNIZED IN ANY QUARTER REPORTED ABOVE, AND THE TRUST HAS NOT DISPOSED OF ANY SEGMENTS OF ITS BUSINESS. THERE HAVE BEEN NO YEAR-END ADJUSTMENTS THAT ARE MATERIAL TO THE RESULTS OF ANY FISCAL QUARTER REPORTED ABOVE.

MANAGING OWNER'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------------


RESULTS OF OPERATIONS

GENERAL

The Trust's success depends on the Managing Owner's ability to recognize price trends in different sectors of the world economy. The Millburn Ridgefield trading systems do not predict price movements, nor do they rely on fundamental economic supply or demand analysis or on macroeconomic assessments of the relative strengths of different national economies or economic sectors. Instead, the systems apply proprietary computer models to analyzing past market data, and from this data alone attempt to determine whether market prices are trending. Technical traders such as Millburn Ridgefield base their strategies on the theory that market prices reflect the collective judgment of numerous different traders and are, accordingly, the best and most efficient indication of market movements. However, there are frequent periods during which fundamental factors external to the market dominate prices.

If Millburn Ridgefield's models identify a trend, they signal positions which follow it. When these models identify the trend as having ended or reversed, these positions are either closed out or reversed. Due to their trend-following character, the Millburn Ridgefield systems do not predict either the commencement or the end of a price movement. Rather, their objective is to identify a trend early enough to profit from it and to detect its end or reversal in time to close out the Trust's positions while retaining most of the profits made from following the trend.

In analyzing the performance of Millburn Ridgefield's trend-following systems, economic conditions, political events, weather factors, etc., are not directly relevant because Millburn Ridgefield uses only market data in developing its systems. Additionally, in general there is no direct connection between particular market conditions and price trends. There are so many influences on the markets that the same general type of economic event may lead to a price trend in some cases but not in others. Further, even if significant price trends do occur, if these trends are not comprised of the type of price movements which the systems are designed to identify, Millburn Ridgefield may not position the Trust to profit from or avoid losses due to the trend. Moreover, there have been prolonged periods in the futures markets without significant price movements, as well as markets, in which prices appear to be moving in one direction but then quickly reverse. Such periods may recur with considerable frequency, and Millburn Ridgefield would expect it to be very difficult to achieve profitability in such markets.

The performance summary set forth below is an outline description of how the Trust performed in the past trading in a wide variety of markets. The Trust's futures and currency forward contract prices are marked-to-market every trading day, and the Trust's trading accounts are credited or debited with its daily gains or losses. Accordingly, there is no material economic distinction between realized gains or losses on closed positions and unrealized gains or losses on open positions. The Trust's past performance is not necessarily indicative of how it will perform in the future.

PERFORMANCE SUMMARY


2000

During 2000, the Trust was profitable. The trading environment in all market segments, with the sole exception of energy, was extremely difficult for the first three-quarters of 2000. In the fourth quarter, however, the market environment improved significantly, and five market sectors were profitable, two sectors had a zero result for the quarter, and the other two sectors had only fractional losses. On balance, a persistent uptrend in energy prices during 2000 generated profits across the board, with gains accruing from trading of crude oil, heating oil, London gas oil, natural gas and unleaded gasoline. Interest rate trading was also profitable thanks to a strong fourth quarter uptrend in futures prices. Gains from U.S. and German interest rate positions led the way, while losses resulted from trading Japanese and U.K. instruments. Currency trading was also profitable due to a fourth quarter rebound. Long dollar positions versus the Euro and Thai Bhat were the leading gainers for 2000, while trading of the Euro versus the Yen, Norwegian Krona, and pound sterling generated losses. Persistent non-directional volatility plagued equity, metals and agricultural futures trading. In the equity sector, Hong Kong and Japanese futures produced the largest losses. Trading in copper, aluminum, zinc and gold resulted in losses. Profits from sugar trading were overwhelmed by losses from cotton and wheat trading, in particular.


1999


1999 was a difficult year for managed futures traders and the Trust posted a sizable loss. The one bright spot was the energy sector where a broad uptrend provided significant profit opportunities in crude oil and oil products. Sill, extreme volatility in natural gas prices resulted in losses that reduced the positive impact from this sector. Similarly, in currency trading, solid profits from short Euro positions vis-a-vis the U.S. dollar, yen, and Eastern European currencies were largely offset by losses from trading yen, Swiss franc and Norwegian krone. Mixed results also occurred in stock indices where gains from trading the Hang Seng, Topix and S&P indices were largely offset by losses in Nikkei index positions. Interest rates too produced mixed results, with losses from Japanese and U.S. interest rate futures overwhelming gains from European futures trading. Metals trading showed a similar pattern. Profits from gold and aluminum trading were greatly offset by losses from zinc and copper. Meanwhile, trading of grains (corn, soybeans, wheat) was modestly unprofitable. Finally, with extreme price volatility affecting coffee and sugar trading throughout 1999, the softs sector was highly unprofitable for the year.


1998

During 1998, the Trust was profitable. Against a low inflation background, trading in interest rate futures was highly profitable, particularly during the third quarter when "flight to quality" produced sizable gains on long positions in U.S., European and Japanese interest rate futures. Short positions in Japanese government bond futures near year-end were also very profitable when the bond yield rebounded from an historically low level. Energy trading was also very profitable as short positions in crude oil, heating oil, London gas oil and unleaded gas benefited from the declining energy prices that reflected continuing slack demands worldwide combined with lack of production restraint from both OPEC and non-OPEC producers. Grain trading was fractionally profitable. Currency trading, while registering mixed results in various sectors, was slightly unprofitable overall. Trading on both sides of dollar/yen produced excellent results, but these gains were more than offset by losses on trading the European currencies against the dollar. Meanwhile, gains from trading exotic (I.E., emerging market) currencies were offset by losses in cross rate trading. Stock index trading lost money as gains in Hong Kong and U.S. index positioning fell short of losses in trading Japanese and Australian indices. Volatile, non-trending price action in copper futures resulted in losses in metal trading. In the softs sector, volatile swings in coffee and cocoa prices generated losses that overwhelmed the significant gains that were made in short sugar positions.


LIQUIDITY AND CAPITAL RESOURCES


The Trust raises additional capital only through the sale of Units and trading profits (if any) and does not engage in borrowing. The Trust sells no securities other than the Units.

The Trust's assets are held primarily in U.S. Treasury bills or other high-quality, readily marketable securities, as well as in cash. Accordingly, except in very unusual circumstances, the Trust should be able to close out any or all of its open trading positions and liquidate any securities positions quickly and at market prices. This permits the Managing Owner to limit losses as well as reduce market exposure on short notice. In addition, because there is a readily available market value for the Trust's positions and assets, the Trust's monthly Net Asset Value calculations are precise.

The value of the Trust's cash and financial instruments is not materially affected by inflation. Changes in interest rates, which are often associated with inflation, could cause the value of certain of the Trust's debt securities to decline, but only to a limited extent. More important, changes in interest rates could cause periods of strong up or down market price trends, during which the Trust's profit potential generally increases. However, inflation can also give rise to markets which have numerous short price trends followed by rapid reversals, markets in which the Trust is likely to suffer losses.

The Trust trades futures, options and forward contracts on currencies, interest rates, energy and agricultural products, metals and stock indices. Risk arises from changes in the value of these contracts (market risk) and the potential inability of counterparties or brokers to perform under the terms of their contracts (credit risk). Market risk is generally measured by the face amount of the positions acquired and the volatility of the markets traded. The Managing Owner seeks to control market risk through real-time monitoring of open positions, market diversification inherent in the World Resource Portfolio and by limiting the Trust's margin-to-equity ratio to a range of approximately 15% to 35%.

The credit risk from counterparty non-performance is the net unrealized gain, if any, on open positions plus the value of the margin or collateral held by the counterparty. Credit risk associated with exchange-traded contracts is generally considered to be quite low because exchanges typically provide clearinghouse arrangements in which the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may require collateral in the over-the-counter markets. The Managing Owner seeks to minimize credit risk associated with the Trust's over-the-counter transactions by transacting only with large, well capitalized financial institutions.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

INTRODUCTION

PAST RESULTS ARE NOT NECESSARILY INDICATIVE OF FUTURE PERFORMANCE

The Trust is a speculative commodity pool. Unlike an operating company, the risk of market sensitive instruments is integral, not incidental, to the Trust's main line of business.

Market movements result in frequent changes in the fair market value of the Trust's open positions and, consequently, in its earnings and cash flow. The Trust's market risk is influenced by a wide variety of factors, including the level and volatility of interest rates, exchange rates, equity price levels, the market value of financial instruments and contracts, the diversification effects among the Trust's open positions and the liquidity of the markets in which it trades.

The Trust can rapidly acquire and/or liquidate both long and short positions in a wide range of different markets. Consequently, it is not possible to predict how a particular future market scenario will affect performance, and the Trust's past performance is not necessarily indicative of its future results.

Value at Risk is a measure of the maximum amount which the Trust could reasonably be expected to lose in a given market sector. However, the inherent uncertainty of the Trust's speculative trading and the recurrence in the markets traded by the Trust of market movements far exceeding expectations could result in actual trading or non-trading losses far beyond the indicated Value at Risk or the Trust's experience to date (I.E., "risk of ruin"). In light of the foregoing as well as the risks and uncertainties intrinsic to all future projections, the inclusion of the quantification included in this section should not be considered to constitute any assurance or representation that the Trust's losses in any market sector will be limited to Value at Risk or by the Trust's attempts to manage its market risk.

Materiality, as used in this section "Quantitative and Qualitative Disclosures About Market Risk," is based on an assessment of reasonably possible market movements and the potential losses caused by such movements, taking into account the leverage, optionality and multiplier features of the Trust's market sensitive instruments. The Managing Owner does not believe that, under the foregoing standard, there have been any material changes to either the sources of the Trust's trading or non-trading risks or their impact on the Trust, given the nature of the Trust as a speculative commodity pool, since December 31, 1999.


QUANTIFYING THE TRUST'S TRADING VALUE AT RISK

QUANTITATIVE FORWARD-LOOKING STATEMENTS

THE FOLLOWING QUANTITATIVE DISCLOSURES REGARDING THE TRUST'S MARKET RISK EXPOSURES CONTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE SAFE HARBOR FROM CIVIL LIABILITY PROVIDED FOR SUCH STATEMENTS BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (SET FORTH IN SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934). ALL QUANTITATIVE DISCLOSURES IN THIS SECTION ARE DEEMED TO BE FORWARD-LOOKING STATEMENTS FOR PURPOSES OF THE SAFE HARBOR, EXCEPT FOR STATEMENTS OF HISTORICAL FACT.

The Trust's risk exposure in the various market sectors traded by the Managing Owner is quantified below in terms of Value at Risk. Due to the Trust's mark-to-market accounting, any loss in the fair value of the Trust's open positions is directly reflected in the Trust's earnings (realized or unrealized) and cash flow (at least in the case of exchange-traded contracts in which profits and losses on open positions are settled daily through variation margin).

Exchange maintenance margin requirements have been used by the Trust as the measure of its Value at Risk. Maintenance margin requirements are set by exchanges to equal or exceed 95-99% of the maximum one-day losses in the fair value of any given contract incurred during the time period over which historical price fluctuations are researched for purposes of establishing margin levels. The maintenance margin levels are established by dealers and exchanges using historical price studies as well as an assessment of current market volatility (including the implied volatility of the options on a given futures contract) and economic fundamentals to provide a probabilistic estimate of the maximum expected near-term one-day price fluctuation.

In the case of market sensitive instruments which are not exchange traded (almost exclusively currencies in the case of the Trust), dealers' margins have been used as Value at Risk.

The fair value of the Trust's futures and forward positions does not have any optionality component. However, the Managing Owner also trades commodity options on behalf of the Trust. The Value at Risk associated with options is reflected in the following table as the margin requirement attributable to the instrument underlying each option.

In quantifying the Trust's Value at Risk, 100% positive correlation in the different positions held in each market risk category has been assumed. Consequently, the margin requirements applicable to the open contracts have simply been aggregated to determine each trading category's aggregate Value at Risk. The diversification effects resulting from the fact that the Trust's positions are rarely, if ever, 100% positively correlated have not been reflected.

THE TRUST'S TRADING VALUE AT RISK IN DIFFERENT MARKET SECTORS


The following tables indicate the average, highest and lowest amounts of trading Value at Risk associated with the Trust's open positions by market category for fiscal years 2000 and 1999. During fiscal year 2000, the Trust's average total capitalization was approximately $37.9 million. During fiscal year 1999, the Trust's average total capitalization was approximately $60.9 million.




                      FISCAL YEAR 2000
--------------------------------------------------------------
                  AVERAGE                  HIGHEST   LOWEST
                   VALUE     % OF AVERAGE   VALUE     VALUE
MARKET SECTOR     AT RISK   CAPITALIZATION AT RISK   AT RISK
----------------- -------   -------------- -------   -------
Interest Rates     $ 1.5         3.6%       $ 2.0     $ 1.0

Currencies         $ 3.8         9.4%       $ 4.4     $ 3.1

Stock Indices      $ 0.4         1.0%       $ 0.5     $ 0.3

Metals             $ 0.4         1.0%       $ 0.6     $ 0.2

Commodities        $ 0.2         0.5%       $ 0.4     $ 0.1

Energy             $ 0.5         1.1%       $ 0.6     $ 0.4

     Total         $ 6.8        16.6%
--------------------------------------------------------------




                      FISCAL YEAR 1999
--------------------------------------------------------------
                  AVERAGE                  HIGHEST   LOWEST
                   VALUE    % OF AVERAGE    VALUE     VALUE
MARKET SECTOR     AT RISK  CAPITALIZATION  AT RISK   AT RISK
----------------- -------  --------------  -------   -------
Interest Rates     $ 1.7         2.8%       $ 2.4     $ 1.4

Currencies         $ 5.8         9.5%       $ 6.9     $ 4.5

Stock Indices      $ 1.7         2.8%      $  2.2     $ 1.1

Metals             $ 1.2         2.1%      $  1.7     $ 0.6

Commodities        $ 0.9         1.5%      $  1.3     $ 0.7

------------------------------------------------------------




------------------------------------------------------------
Energy             $ 1.8         2.8%       $ 3.5     $ 0.8

     Total        $ 13.1        21.5%

------------------------------------------------------------


Average, highest and lowest Value at Risk amounts relate to the quarter-end amounts for each calendar quarter-end during the fiscal year. Average Capitalization is the average of the Trust's capitalization at the end of each calendar quarter of fiscal years 2000 and 1999. Dollar amounts represent millions of dollars.



MATERIAL LIMITATIONS ON VALUE AT RISK
AS AN ASSESSMENT OF MARKET RISK


The face value of the market sector instruments held by the Trust is typically many times the applicable maintenance margin requirement (maintenance margin requirements generally ranging between approximately 1% and 10% of contract face value) as well as many times the capitalization of the Trust. The magnitude of the Trust's open positions creates a "risk of ruin" not typically found in most other investment vehicles. Because of the size of its positions, certain market conditions -- unusual, but historically recurring from time to time -- could cause the Trust to incur severe losses over a short period of time. The foregoing Value at Risk tables -- as well as the past performance of the Trust -- give no indication of this "risk of ruin."

NON-TRADING RISK

The Trust has non-trading market risk on its foreign cash balances not needed for margin. However, these balances (as well as any market risk they represent) are immaterial.


The Trust also has non-trading cash flow risk as a result of holding a substantial portion (approximately 73%) of its assets in U.S. Treasury bills and other short-term debt instruments (as well as any market risk they represent) for margin and cash management purposes. Although the Managing Owner does not anticipate that, even in the case of major interest rate movements, the Trust would sustain a material mark-to-market loss on its securities positions, if short-term interest rates decline so will the Trust's cash management income. The Trust also maintains a portion (approximately 9%) of its assets in cash in interest-bearing bank accounts. These cash balances are also subject (as well as any market risk they represent) to cash flow risk, which is not material.


QUALITATIVE DISCLOSURES REGARDING PRIMARY TRADING RISK EXPOSURES

THE FOLLOWING QUALITATIVE DISCLOSURES REGARDING THE TRUST'S MARKET RISK EXPOSURES -- EXCEPT FOR (i) THOSE DISCLOSURES THAT ARE STATEMENTS OF HISTORICAL FACT AND (ii) THE DESCRIPTIONS OF HOW THE MANAGING OWNER MANAGES THE TRUST'S PRIMARY MARKET RISK EXPOSURES -- CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT. THE TRUST'S PRIMARY MARKET RISK EXPOSURES AS WELL AS THE STRATEGIES USED AND TO BE USED BY THE MANAGING OWNER FOR MANAGING SUCH EXPOSURES ARE SUBJECT TO NUMEROUS UNCERTAINTIES, CONTINGENCIES AND RISKS, ANY ONE OF WHICH COULD CAUSE THE ACTUAL RESULTS OF THE TRUST'S RISK CONTROLS TO DIFFER MATERIALLY FROM THE OBJECTIVES OF SUCH STRATEGIES. GOVERNMENT INTERVENTIONS, DEFAULTS AND EXPROPRIATIONS, ILLIQUID MARKETS, THE EMERGENCE OF DOMINANT FUNDAMENTAL FACTORS, POLITICAL UPHEAVALS, CHANGES IN HISTORICAL PRICE RELATIONSHIPS, AN INFLUX OF NEW MARKET PARTICIPANTS, INCREASED REGULATION AND MANY OTHER FACTORS COULD RESULT IN MATERIAL LOSSES AS WELL AS IN MATERIAL CHANGES TO THE RISK EXPOSURES AND THE RISK MANAGEMENT STRATEGIES OF THE TRUST. THERE CAN BE NO ASSURANCE THAT THE TRUST'S CURRENT MARKET EXPOSURE AND/OR RISK MANAGEMENT STRATEGIES WILL NOT CHANGE MATERIALLY OR THAT ANY SUCH STRATEGIES WILL BE EFFECTIVE IN EITHER THE SHORT- OR LONG-TERM. INVESTORS MUST BE PREPARED TO LOSE ALL OR SUBSTANTIALLY ALL OF THEIR INVESTMENT IN THE TRUST.


The following were the primary trading risk exposures of the Trust as of December 31, 2000, by market sector.



FINANCIAL INSTRUMENTS. Interest rate risk is the principal market exposure of the Trust. Interest rate movements directly affect the price of the sovereign bond positions held by the Trust and indirectly the value of its stock index and currency positions. Interest rate movements in one country as well as relative interest rate movements between countries may materially impact the Trust's profitability. The Trust's primary interest rate exposure is to interest rate fluctuations in the United States and other major industrialized, or G-7, countries. However, the Trust also may take positions in futures contracts on the government debt of smaller nations. The Managing Owner anticipates that G-7 interest rates, both long-term and short-term, will remain the primary market exposure of the Trust for the foreseeable future.


CURRENCIES. The Trust's currency exposure is to exchange rate fluctuations, primarily fluctuations which disrupt the historical pricing relationships between different currencies and currency pairs. These fluctuations are influenced by interest rate changes as well as political and general economic conditions. The Trust trades in a large number of currencies, including cross-rates -- i.e., positions between two currencies other than the U.S. dollar. However, the Trust's major exposures have typically been in the dollar/yen, dollar/euro and dollar/Swiss positions. The Managing Owner does not anticipate that the risk profile of the Trust's currency sector will change significantly in the future.


STOCK INDICES. The Trust's primary equity exposure, through stock index futures, is to equity price risk in the G-7 countries. As of December 31, 2000, the Trust's primary exposures were in the Simex (Singapore), TOPIX (Japan), DAX (German) and Hang Seng (Hong Kong) stock indices. The Trust is primarily exposed to the risk of adverse price trends or static markets in the major U.S., European and Asian indices. (Static markets would not cause major market changes but would make it difficult for the Trust to avoid numerous small losses.)


METALS. The World Resource program used for the Trust trades precious and base metals. The Trust's primary metals market exposure is to fluctuations in the price of gold aluminum, copper and zinc.


AGRICULTURAL. The Trust's primary commodities exposure is to agricultural price movements, which are often directly affected by severe or unexpected weather conditions. Grains, coffee, sugar, cotton and cocoa accounted for the substantial bulk of the Trust's commodities exposure as of December 31, 2000. In the past, the Trust has had material market exposure to live cattle, orange juice and the soybean complex and may do so again in the future. However, the Trust will maintain an emphasis on grains, coffee, sugar, cotton and cocoa, in which the Trust has historically taken its largest commodity positions.



ENERGY. The Trust's primary energy market exposure is to gas and oil price movements, often resulting from political developments in the Middle East and economic conditions worldwide. Energy prices are volatile and substantial profits and losses have been and are expected to continue to be experienced in this market.


QUALITATIVE DISCLOSURES REGARDING NON-TRADING RISK EXPOSURE


The following were the only non-trading risk exposures of the Trust as of December 31, 2000.



FOREIGN CURRENCY BALANCES. The Trust's primary foreign currency balances are in Japanese yen, euro, British pounds and Hong Kong dollars. The Trust controls the non-trading risk of these balances by regularly converting these balances back into dollars (no less frequently than twice a month).


SECURITIES POSITIONS. The Trust's only market exposure in instruments held other than for trading is in its securities portfolio. The Trust holds only cash or interest-bearing, credit risk-free, short-term paper -- typically U.S. Treasury instruments with durations no longer than 1 year. Violent fluctuations in prevailing interest rates could cause immaterial mark-to-market losses on the Trust's securities, although substantially all of these short-term instruments are held to maturity.

QUALITATIVE DISCLOSURES REGARDING MEANS OF MANAGING RISK EXPOSURE

The Managing Owner attempts to control risk through the systematic application of its trading method, which includes a multi-system approach to price trend recognition, an analysis of market volatility, the application of certain money management principles, which may be revised from time to time, and adjusting leverage or portfolio size. In addition, the Managing Owner limits its trading to markets which it believes are sufficiently liquid in respect of the amount of trading it contemplates conducting.


The Managing Owner develops trading systems using various classes of quantitative models and data such as price, volume and interest rates, and tests those systems in numerous markets against historical data to simulate trading results. The Managing Owner then analyzes the profitability of the systems looking at such features as the percentage of profitable trades, the worst losses experienced, the average giveback of maximum profits on profitable trades and risk adjusted returns. The performance of all systems in the market are then ranked, and a number of systems (typically, five to eight) are selected which make decisions in different ways at different times. This multi-system approach ensures that the total risk intended to be taken in a market is spread over several different strategies.


The Managing Owner also attempts to assess market volatility as a means of monitoring and evaluating risk. In doing so, the Managing Owner uses a volatility overlay system which measures the risk in a portfolio's position in a market and signals a decrease in position size when risk increases and an increase in position size when risk decreases. The Managing Owner's volatility overlay maintains overall portfolio risk and distribution of risk across markets within designated ranges.

The Managing Owner's risk management also focuses on money management principles applicable to a portfolio as a whole rather than to individual markets. The first principle is reducing overall portfolio volatility through diversification among markets. The Managing Owner seeks a portfolio in which returns from trading in different markets are not highly correlated, that is, in which returns are not all positive or negative at the same time. Additional money management principles include limiting the assets committed as margin or collateral, generally within a range of 15% to 35% of an account's net assets; avoiding the use of unrealized profits in a particular market as margin for additional positions in the same market; and changing the equity used for trading an account solely on a controlled periodic basis, not automatically due to an increase in equity from trading profits.

Another important risk management function is the careful control of leverage or portfolio size. Leverage levels are determined by simulating the entire portfolio over the past five or ten years to determine the worst case experienced by the portfolio in the simulation period. The worst case or peak-to-trough drawdown, is measured from a daily high in portfolio assets to the subsequent daily low whether that occurs days, weeks or months after the daily high. If the Managing Owner considers the drawdown too severe, it reduces the leverage or portfolio size.


The Managing Owner determines asset allocation among markets on the basis of a systematic portfolio allocation algorithm. From time to time the Managing Owner may adjust the size of a position, long or short, in any given market. This exercise of discretion generally occurs only in response to unusual market conditions that may not have been factored into the design of the trading systems and is generally intended to reduce risk exposure. Decisions to make such adjustments require the exercise of judgment and may include consideration of the volatility of the particular market; the pattern of price movements, both inter-day and intra-day; open interest; volume of trading; changes in spread relationships between various forward contracts; and overall portfolio balance and risk exposure.


MILLBURN RIDGEFIELD CORPORATION

MILLBURN RIDGEFIELD CORPORATION


Millburn Ridgefield Corporation, the Managing Owner, is a Delaware corporation organized in May 1982 to manage discretionary accounts in futures and forward markets. It is the corporate successor to a futures trading and advisory organization which has been continuously managing assets in the currency and futures markets using quantitative, systematic techniques since 1971. As of March 31, 2001, Millburn Ridgefield, together with its affiliate ShareInVest Research L.P., was managing approximately $ 907 million in currencies, currency overlays, financial and commodity futures, equities and funds of funds.



Millburn Ridgefield has been registered with the CFTC as a "commodity pool operator" since September 13, 1984 and as a "commodity trading advisor" since July 1, 1982." The Millburn Corporation, an affiliate of Millburn Ridgefield, performs certain administrative and operating functions for Millburn Ridgefield. ShareInVest Research L.P., an affiliate of Millburn Ridgefield, manages U.S. small capitalization growth stock hedge funds. THE REGISTRATION OF MILLBURN RIDGEFIELD WITH THE CFTC MUST NOT BE TAKEN AS AN INDICATION THAT THE CFTC HAS RECOMMENDED OR APPROVED EITHER MILLBURN RIDGEFIELD OR THE TRUST.


BACKGROUND AND MANAGEMENT


Millburn Ridgefield is organized into four main departments: research, trading, operations and investor services. Millburn Ridgefield provides its personnel with a computerized infrastructure that supports Millburn Ridgefield's research efforts and allows departments to coordinate and communicate effectively. Millburn Ridgefield was among the first systematic money managers to begin building a comprehensive in-house computerized database, and this database has been updated continuously since its introduction in 1975. Millburn Ridgefield's currency database contains more than twenty-five years of market activity, and the interest-rate futures database covers the period since 1977, the first year these contracts were traded.



The systems implemented by the research staff generate signals that the trading department executes and monitors in more than thirty currency and futures markets on a 24-hour global basis. The face value of the trades executed by the trading department is in excess of $30 billion per year. The trading process is facilitated by the use of computers in the related support functions. These functions include (1) position accounting, (2) profit and loss statements, (3) trading system signal sheets and (4) portfolio adjustments. A system of checks and balances is in place to guard against errors. Examples are multiple confirmations of executed trades and continuous review of positions by both the trading staff and the senior officers of the firm. Millburn Ridgefield has also invested substantial time and money in acquiring sophisticated communications, news and quotation capabilities.


The background of each of the principals and senior officers of Millburn Ridgefield and its affiliates who perform services on Millburn Ridgefield's behalf is set forth below.


HARVEY BEKER, AGE 47. Mr. Beker is Co-Chief Executive Officer and Co-Chairman of Millburn Ridgefield and The Millburn Corporation, and a partner of ShareInVest Research L.P. He received a Bachelor of Arts degree in economics from New York University in 1974 and a Master of Business Administration degree in finance from NYU in 1975. From June 1975 to July 1977, Mr. Beker was employed by Loeb Rhoades, Inc. where he developed and traded silver arbitrage strategies. From July 1977 to June 1978, Mr. Beker was a futures trader at Clayton Brokerage Co. of St. Louis. Mr. Beker has been employed by The Millburn Corporation since June 1978. During his tenure at Millburn, he has been instrumental in the development of the research, trading and operations areas. Mr. Beker became a principal of the firm in 1982.



GEORGE E. CRAPPLE, AGE 56. Mr. Crapple is Co-Chief Executive Officer and Co-Chairman of Millburn Ridgefield and The Millburn Corporation and a partner of ShareInVest Research L.P. In 1966 he graduated with honors from the University of Wisconsin where his field of concentration was economics and he was elected to Phi Beta Kappa. In 1969 he graduated from Harvard Law School, MAGNA CUM LAUDE, where he was a member of the Harvard Law Review. He was a lawyer with Sidley & Austin, Chicago, Illinois, from 1969 until April 1, 1983, as a partner since 1975, specializing in commodities, securities, corporate and tax law. He was first associated with Millburn Ridgefield in 1976 and joined Millburn Ridgefield Corporation on April 1, 1983 on a full-time basis. Mr. Crapple is a Director, Member of the Executive Committee, Chairman of the Appeals Committee and a former Chairman of the Eastern Regional Business Conduct Committee of the NFA, immediate past Chairman of the Managed Funds Association, a member of the Technology Advisory Committee of the CFTC and a former member of the Board of Directors and Nominating Committee of the Futures Industry Association.



GREGG R. BUCKBINDER, AGE 42. Mr. Buckbinder is Senior Vice President and Chief Operating Officer of Millburn Ridgefield and The Millburn Corporation. He graduated CUM LAUDE from Pace University in 1980 with a B.B.A. in accounting and received an M.S. in taxation from Pace in 1988. He joined Millburn in January 1998 from Odyssey Partners, L.P. where he was responsible for the operation, administration and accounting of the firm's merchant banking and managed account businesses. Mr. Buckbinder was employed by Tucker Anthony, a securities broker and dealer, from 1985 to 1990 where he was First Vice President and Controller, and from 1983 to 1984 where he designed and implemented various operations and accounting systems. He was with the public accounting firm of Ernst & Whinney from 1984 to 1985 as a manager in the tax department and from 1980 to 1983 as a senior auditor, with an emphasis on clients in the financial services business. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.



MARK B. FITZSIMMONS, AGE 53. Mr. Fitzsimmons is a Senior Vice-President of Millburn Ridgefield and The Millburn Corporation. His responsibilities include both marketing and investment strategy. He graduated SUMMA CUM LAUDE from the University of Bridgeport, Connecticut in 1970 with a B.S. in economics. His graduate work was done at the University of Virginia, where he received a certificate of candidacy for a Ph.D. in economics in 1973. He joined Millburn Ridgefield in January 1990 from Morgan Stanley & Co. Incorporated where he was a Principal and Manager of institutional foreign exchange sales and was involved in strategic trading for the firm. From 1977 to 1987 he was with Chemical Bank New York Corporation, first as a Senior Economist in Chemical's Foreign Exchange Advisory Service and later as a Vice-President and Manager of Chemical's Corporate Trading Group. While at Chemical he also traded both foreign exchange and fixed income products. From 1973 to 1977 Mr. Fitzsimmons was employed by the Federal Reserve Bank of New York, dividing his time between the International Research Department and the Foreign Exchange Department.



BARRY GOODMAN, AGE 43. Mr. Goodman is Executive Vice-President, Director of Trading and Co-Director of Research of Millburn Ridgefield and The Millburn Corporation and a partner of ShareInVest Research L.P. His responsibilities include overseeing the firm's trading operation and managing its trading relationships, as well as the design and implementation of trading systems. He graduated MAGNA CUM LAUDE from Harpur College of the State University of New York in 1979 with a B.A. in economics. From 1980 through late 1982 he was a commodity trader for E. F. Hutton & Co., Inc. At Hutton he also designed and maintained various technical indicators and coordinated research projects pertaining to the futures markets. He joined Millburn Ridgefield in 1982 as Assistant Director of Trading.



DENNIS B. NEWTON, AGE 49. Mr. Newton is a Senior Vice-President of Millburn Ridgefield and the Millburn Corporation. His primary responsibilities are in administration and marketing. Prior to joining Millburn Ridgefield in September 1991, Mr. Newton was President of Phoenix Asset Management, Inc., a registered commodity pool operator from April 1990 to August 1991. Prior to his employment with Phoenix, Mr. Newton was a Director of Managed Futures with Prudential-Bache Securities Inc. from September 1987 to March 1990. Mr. Newton joined Prudential-Bache from Heinold Asset Management, Inc. where he was a member of the senior management team. Heinold was a pioneer and one of the largest sponsors of funds utilizing futures and currency forward trading.



GRANT N. SMITH, AGE 49. Mr. Smith is Executive Vice-President and Co-Director of Research of Millburn Ridgefield and The Millburn Corporation and a partner of ShareInVest Research L.P. He is responsible for the design, testing and implementation of quantitative trading strategies, as well as for planning and overseeing the computerized decision-support systems of the firm. He received a B.S. degree from the Massachusetts Institute of Technology in 1974 and an M.S. degree from M.I.T. in 1975. While at M.I.T. he held several teaching and research positions in the computer science field and participated in various projects relating to database management. He joined Millburn Ridgefield in 1975.



Millburn Ridgefield shares with its affiliates a staff of over 40, including the above-named individuals. The past performance of Millburn Ridgefield is set forth on page 14 and in "Annual Rates of Return Since Inception of the Millburn Ridgefield Client Funds" at page 49.



As of March 31, 2001, Millburn Ridgefield's interest in the Trust was valued at $1,018,158.


TRADING STRATEGIES IN GENERAL

Forward and futures traders may generally be classified as either systematic or discretionary. A systematic trader will generally rely to some degree on judgmental decisions concerning, for example, which markets to follow and trade, when to liquidate a position in a contract that is about to expire and how heavy a weighting a particular market should have in a portfolio. However, although these judgmental decisions may have a substantial effect on a systematic trading advisor's performance, the trader relies primarily on trading programs or models which generate trading signals. The systems used to generate trading signals themselves may be changed from time to time, but the trading instructions generated by the systems are followed without significant additional analysis or interpretation. Discretionary traders on the other hand -- while they may use market charts, computer programs and compilations of quantifiable information to assist them in making trading decisions -- make trading decisions on the basis of their own judgment and trading instinct, not on the basis of trading signals generated by any program or model.

Millburn Ridgefield is a systematic trader.

In addition to being distinguished from one another on the basis of whether they are systematic or discretionary traders, commodity trading advisors are also distinguished as relying on either technical or fundamental analysis, or on a combination of the two.

Technical analysis is not based on the anticipated supply and demand of a particular commodity, currency or financial instrument. Instead, it is based on the theory that the study of the markets themselves will provide a means of anticipating the external factors that affect the supply and demand for a particular commodity, currency or financial instrument in order to predict future prices. Technical analysis operates on the theory that market prices at any given point in time reflect all known factors affecting supply and demand for a particular commodity, currency or financial instrument.

Fundamental analysis, in contrast, is based on the study of factors external to the trading markets that affect the supply and demand of a particular commodity, currency or financial instrument in an attempt to predict future prices. Such factors might include the economy of a particular country, government policies, domestic and foreign political and economic events, and changing trade prospects. Fundamental analysis theorizes that by monitoring relevant supply and demand factors for a particular commodity, currency or financial instrument, a state of current or potential disequilibrium of market conditions may be identified that has yet to be reflected in the price level of that instrument. Fundamental analysis assumes that the markets are imperfect, that information is not instantaneously assimilated or disseminated and that econometric models can be constructed that generate equilibrium prices that may indicate that current prices are inconsistent with underlying economic conditions and will, accordingly, change in the future.

Millburn Ridgefield is predominantly a technical trader.

Trend-following advisors, such as Millburn Ridgefield, gear their trading approaches towards positioning themselves to identify and follow major price movements. In contrast, market forecasters attempt to predict future price levels without relying on such trends to point the way, scalpers attempt to make numerous small profits on short-term trades, and arbitrage traders attempt to capture temporary price imbalances between inter-related markets. Trend-following traders assume that a majority of their trades will be unprofitable. Their objective is to make a few large profits, more than offsetting their numerous but smaller losses, by successfully identifying and following major trends.

Consequently, during periods in which no major price trends develop in a market, a trend-following advisor is likely to incur substantial losses.

MILLBURN RIDGEFIELD TRADING STRATEGY

MULTIPLE TRADING SYSTEMS

The objective of Millburn Ridgefield's trading method is to participate in all major sustained price moves in the markets traded. Millburn Ridgefield regards its approach as long-term in nature. Millburn Ridgefield makes trading decisions pursuant to its trading method, which includes technical trend analysis, certain non-trend-following technical systems, and the money management principles described below, which may be revised from time to time. Given trends in price of sufficient duration and magnitude, these trading systems may be profitable even though more than half of all individual trades are unprofitable. A period of time without such trends, however, may result in substantial losses.

Millburn Ridgefield is engaged in a substantial ongoing research effort to improve its trading methods and to apply its quantitative analytic expertise to new financial products.

Successful systematic futures trading depends primarily on two factors: development and selection of the trading systems used in each market, and allocation of portfolio risk among the markets available for trading.

Market environments change over time, and particular systems may perform well in one environment but poorly in another. Likewise, portfolio sectors and individual markets go through periods where systematic trading is very profitable and other periods where no system makes any money. Recent experience in the futures markets has illustrated how a portfolio limited to certain market sectors can have an excellent run but then stumble badly.

The goal of Millburn Ridgefield's research has been to develop an algorithm to select the optimal mix of systems in each market and an algorithm to dynamically determine optimum portfolio allocations, allocating risk to markets according to a forecast of profitability using a mix of systems.

The first step in the trading methodology is developing intermediate- to long-term trading systems which generate buy or sell decisions in a particular market based on the direction of the price trend in the market. Over the last 30 years, Millburn Ridgefield has developed hundreds of trading systems. These `heritage' systems are augmented from time to time with the results of fruitful research. Millburn Ridgefield tests the full range of the systems in each market against five, ten or fifteen years of historical data to simulate the results the system would have achieved in the markets had the system been used to make trading decisions during the simulation period. It then calculates (i) the profitability of the systems and (ii) a number of statistics designed to identify high quality profits such as (a) the percentage of profitable trades,
(b) the worst losses experienced, (c) the average giveback of maximum profits on profitable trades and (d) Sharpe ratio (risk adjusted returns).


Since the early 1980's Millburn Ridgefield has selected up to four systems in each market after a review of statistical data for the heritage systems in an effort to diversify away from reliance on a single system in a market. Millburn Ridgefield has attempted to select systems with different characteristics to smooth the return stream from the market. Millburn Ridgefield then selects its portfolio weightings taking into account statistical data on the systems' returns in each market, liquidity constraints and Millburn Ridgefield's judgment and experience. Millburn Ridgefield has achieved a major improvement in this process through the recent implementation of its System Selection Algorithm and Portfolio Allocation Algorithm.

Because there are hundreds of systems in Millburn Ridgefield's heritage universe, there are billions of potential combinations of systems for each market. The System Selection Algorithm simulates these potential combinations and searches for both an optimal number and combination of systems in each market. The number of systems ranges from 5 to 8, and the combination selected will maximize Sharpe Ratio subject to minimum levels of diversification among systems in the group.

The System Allocation Algorithm is rerun whenever new systems become available for inclusion in the system universe.


The Portfolio Allocation Algorithm was designed to select a portfolio with what Millburn Ridgefield believes to be `optimal' risk/reward statistics - Sharpe ratio, volatility and drawdown. It is designed to dynamically shift the portfolio risk allocations into the markets and sectors which offer the best potential for profit. There are currently over 30 markets included in the Portfolio Allocation Algorithm universe for potential allocation - markets deemed `tradable'. Using return streams for each market (generated by the system combination selected by the System Selection Algorithm), the Portfolio Allocation Algorithm simulates approximately 1 billion potential combinations of risk allocations. Each market and sector in the universe is constrained to a maximum allocation based on real-world considerations. In any single market, the constraints are based primarily on liquidity and market access. Sectors are constrained largely by externally imposed portfolio considerations, such as would occur in a `financial only', a `currency only' or a `commodity oriented' portfolio. No minimum allocation is specified, so markets can (and do) have allocations of zero. The Portfolio Allocation Algorithm reallocates the portfolio when called for changes exceed certain thresholds. Its proposed allocations are reviewed by Millburn Ridgefield's Asset Allocation Committee and the Committee may make adjustments in such allocations using its judgement and experience.


The implementation of the System Selection Algorithm and the Portfolio Allocation Algorithm constitute a major advance which mines Millburn Ridgefield's 30 years of research achievements and extracts significant additional value.

RISK MANAGEMENT

Risk is a function of both price level and price volatility. For example, a 100,000 barrel crude oil position is worth more and is, therefore, more risky with oil at $30 per barrel than with oil at $10 per barrel. Similarly, oil would be more risky if prices are moving in a 5% daily range than if prices are moving in a 1% daily range. In attempting to assess market volatility as a means of monitoring and evaluating risk, Millburn Ridgefield uses its volatility overlay as a part of individual market risk management. This system is designed to measure the risk in the portfolio's position in a market and signals a decrease in position size when risk increases and an increase in position size when risk decreases. Millburn Ridgefield's volatility overlay maintains overall portfolio risk and distribution of risk across markets within designated ranges. It is applied to the systematic strategies described above. A secondary benefit of the volatility overlay can be timely profit taking. Because markets tend to become more volatile after a profitable trend has been long underway, the volatility overlay often signals position reductions before trend reversals.


In addition to the volatility overlay, Millburn Ridgefield's risk management focuses on money management principles applicable to the portfolio as a whole rather than to individual markets. The first principle is portfolio diversification which attempts further to improve the quality of profits by reducing volatility.

Additional money management principles applicable to the portfolio as a whole include: (1) limiting the assets committed as margin or collateral, generally within a range of 15% to 35% of an account's net assets, though the amount may any time be substantially higher; (2) prohibiting pyramiding -- that is, using unrealized profits in a particular market as margin for additional positions in the same market; and (3) changing the equity used for trading by an account solely on a controlled periodic basis, not automatically due to an increase in equity from trading profits.

Another important risk management function is the careful control of leverage or portfolio size. Leverage levels are determined by simulating the entire portfolio -- all markets, all systems, all risk control overlays, the exact weightings of the markets in the portfolio and the proposed level of leverage -- over the past five or ten years to determine the worst case experienced by the portfolio in the simulation period. The worst case or peak-to-trough drawdown, is measured from a daily high in portfolio assets to the subsequent daily low whether that occurs days, weeks or months after the daily high. If Millburn Ridgefield considers the drawdown too severe, it reduces the leverage or portfolio size.

Decisions whether to trade a particular market require the exercise of judgment. The decision not to trade certain markets for certain periods, or to reduce the size of a position in a particular market, may result at times in missing significant profit opportunities.

Millburn Ridgefield employs discretion in the execution of trades where trader expertise plays a role in timing of orders and, from time to time, may adjust the size of a position, long or short, in any given market indicated by its systematic trading strategies. This exercise of discretion generally occurs only in response to unusual market conditions that may not have been factored into the design of the trading systems and is generally intended to reduce risk exposure. Decisions to make such adjustments also require the exercise of judgment and may include consideration of the volatility of the particular market; the pattern of price movements, both inter-day and intra-day; open interest; volume of trading; changes in spread relationships between various forward contracts; and overall portfolio balance and risk exposure.

With respect to the execution of trades, Millburn Ridgefield may rely to an extent upon the judgment of others, including dealers, bank traders and floor brokers. No assurance is given that it will be possible to execute trades regularly at or near the desired buy or sell point.

The trading method, systems and money management principles utilized by Millburn Ridgefield are proprietary and confidential. The foregoing description is general and is not intended to be complete.

USE OF PROCEEDS

The entire proceeds of this continuous offering of the Units are used by the Trust to engage in its trading activities and as reserves to support that trading.

The Trust deposits its assets in cash with the Trust's Clearing Brokers to be used as margin, in trust accounts established in the name of the Trust at major money-center United States banks and with its foreign exchange counterparties. The assets deposited as margin with the Clearing Brokers are held in "customer segregated funds accounts" or "foreign futures and foreign options secured amount accounts," as required by the Commodity Exchange Act and CFTC regulations. In general, approximately 7% to 13% of the Trust's assets are held in customer segregated funds and approximately 5% to 11% are held in foreign futures and options secured amount accounts. Assets held in customer segregated funds accounts and foreign futures and options secured amount accounts are held in cash or in instruments approved by the CFTC for the investment of customer segregated Funds, including U.S. and non-U.S. sovereign debt instruments. In general, approximately 70% to 85% of the Trust's assets are held in bank accounts opened in the Trust's name, although the actual level may vary from time to time. Assets held in bank accounts are either held as interest-bearing bank deposits or are invested in U.S. Treasury bills or notes.


The Trust also trades in the forward currency markets. The Trust deposits assets with its currency forward counterparties in order to initiate and maintain its currency forward contracts. Such assets are held in instruments authorized by the CFTC for the investment of customer segregated funds or in cash, for which the Trust receives an interest credit at short-term rates. The foreign exchange counterparties, including the Clearing Brokers, may receive a benefit as a result of the deposit of such cash in the form at of a reduction in their outstanding overnight borrowings, despite such cash belonging to the Trust, not the Clearing Brokers. Approximately 3% to 6% of the Trust's assets are held in unregulated accounts in the United States, with the Clearing Brokers as well as with other counterparties.

On an ongoing basis, Millburn Ridgefield anticipates that the Trust will be able to earn interest on approximately 90% of its daily Net Assets.

Under current margin requirements, the Trust's average margin to equity ratio, including collateral held by foreign exchange counterparties, is approximately 15% to 35% of the Trust's assets. However, margin requirements vary from time to time.

The Trust will not lend any of its assets to any person or entity other than through permitted securities investments. The Managing Owner will not commingle the property of the Trust with the property of any other person or entity in violation of law.

CHARGES

                  Millburn Ridgefield believes that investors should consider the charges to which the Trust is subject when making their investment decisions.



CHARGES PAID BY THE TRUST

RECIPIENT                     NATURE OF PAYMENT                 AMOUNT OF PAYMENT
---------                     -----------------                 -----------------
Managing                      Brokerage Fee                     A flat-rate monthly fee of 0.75 of 1% of the Trust's
Owner                                                           month-end Net Assets prior to accruals for unpaid
                                                                Brokerage Fees or Profit Shares (a 9.0% annual rate).

                                                                Persons who invest $1,000,000 or more in the Trust pay
                                                                annual Brokerage Fees at the reduced rate of 7.0% per
                                                                annum.  This reduction has no effect on other investors.

Forward                       "Bid-ask" spreads                 Unquantifiable because the spreads are a part of the
Counterparties                                                  forward contract price.

Managing                      Quarterly Profit Share            17.5% of any New Trading Profit, excluding interest
Owner                                                           income and after reduction for Brokerage Fees and
                                                                administrative costs.

                                   -27-

Others                        Trustee fees, legal,              As incurred; estimated not to exceed 0.75 of 1% of
                              accounting, printing,             average month-end Net Assets annually.
                              postage and administrative
                              costs

Others                        Extraordinary charges             Actual payments to third parties; expected to be
                                                                negligible; none paid to date.

                     ---------------------------------------

FLAT-RATE BROKERAGE FEES

The Trust pays the Managing Owner a flat-rate annual Brokerage Fee equal to 9.0% of the Trust's average month-end Net Assets after reduction for expenses but prior to reduction for any accrued but unpaid Brokerage Fees or Profit Shares.

The Managing Owner, not the Trust, pays all routine costs of executing and clearing the Trust's futures trades. These costs include brokerage commissions paid to the Clearing Brokers and NFA transaction fees of $0.18 per round-turn trade of a futures contract and $0.09 for each trade of a commodity option executed on a United States exchange. The Trust's Brokerage Fee is not affected by the number of transactions actually executed by Millburn Ridgefield on behalf of the Trust. The Trust will pay any extraordinary costs associated with its trading -- for example, insurance or delivery expenses.

The Managing Owner has negotiated brokerage rates with the Clearing Brokers ranging from approximately $7.75 to approximately $15.00 per round-turn trade, including all related exchange and regulatory fees. Commissions on certain foreign exchanges are somewhat higher. At these rates, Millburn Ridgefield estimates the Trust's aggregate execution and clearing costs at approximately 2% of average month-end Net Assets per year. The Managing Owner pays these costs from the Brokerage Fees it receives from the Trust. The Clearing Brokers also retain any economic benefit they derive from holding approximately 5% of the Trust's Net Assets in cash rather than in Treasury bills in the name of the Trust.

The balance of the Brokerage Fees, after payment of ongoing compensation to the Selling Agents, is retained by the Managing Owner. The amount of the Brokerage Fee retained per Unit by the Managing Owner is estimated to equal approximately 2% of the average month-end Net Asset Value per Unit during the first year that a Unit is outstanding, I.E., the 9.0% Brokerage Fee received less (i) the 5% selling commission paid and (ii) the estimated 2% per annum paid out in execution costs. In the second year that a Unit is outstanding, the amount retained by Millburn Ridgefield is estimated to increase to approximately 3% of the Unit's average month-end Net Asset Value, as the ongoing compensation paid by Millburn Ridgefield will equal 4% of a Unit's average month-end Net Asset Value rather than the 5% initial selling commission paid on each Unit.

The savings recognized by Millburn Ridgefield's reduction of selling commissions and ongoing compensation in the case of persons subscribing for $1,000,000 or more are passed on to these investors in the form of lower Brokerage Fees.

During 2000, the Trust Brokerage Fees of $3,298,836 reflect an average rate of approximately $64 per round-turn trade, not including "bid-ask" spreads on the Trust's forward currency transactions.

"BID-ASK" SPREADS

The Trust trades currency contracts in the forward markets, in which no brokerage commissions are charged. Instead, currency dealers trade with a spread between the price at which they are prepared to buy or sell a particular currency. These "bid-ask" spreads cannot be quantified, but Millburn Ridgefield believes that they will be at prevailing market prices. The Trust, not Millburn Ridgefield, pays such spreads.

BROKERAGE FEE DIFFERENTIALS

Units held by investors with subscriptions of $1,000,000 or more pay a 7.0% Brokerage Fee not a 9% Brokerage Fee. In order to maintain a uniform Net Asset Value per Unit across all Units, the Trust determines the Net Asset Value of each investor's capital account as of the end of each month based on each investor's share of the Trust's overall Net Asset Value. The Trust then divides that Net Asset Value by the Net Asset Value per Unit of the Units that pay the 9.0% Brokerage Fee. This result, calculated to three decimal places, is the number of Units held by each Unitholder during the following month. Due to this accounting approach, Unitholders whose Units are subject to a 7.0% Brokerage Fee are issued additional Units as of the end of each month so that the Net Asset Value of their investment in the Trust reflects a 7.0%, rather than a 9.0%, Brokerage Fee and a somewhat higher Profit Share as a result of the lower Brokerage Fee. Units issued as adjustments reflecting the different Brokerage Fees and Profit Shares are treated for purposes of redemptions and redemption charges (although not for federal income tax purposes) as if they were issued for a cost basis of $0, as of the first date on which the recipient Unitholder acquired Units.

The level of the Brokerage Fees paid by different investors is determined by taking into account the net capital invested by Unitholders, without regard to profits or losses.

An investor will cease to qualify for reduced Brokerage Fees if, immediately following a redemption by such investor, the aggregate Net Asset Value of all Units held by such investor equals less than $1,000,000. A subsequent investment by such investor will again qualify the investor for reduced Brokerage Fees if the amount of such investment, plus the amount of such investor's remaining net capital contributions -- that is, subscriptions minus redemptions, assuming redemptions to be made first from profits, not capital contributions -- equals or exceeds $1,000,000.

17.5% PROFIT SHARE BASED ON "HIGH WATER MARK" NEW TRADING PROFIT

The Trust pays Millburn Ridgefield a Profit Share equal to 17.5% of any cumulative New Trading Profit recognized by the Trust as of the end of each calendar quarter. New Trading Profit is any cumulative Trading Profit in excess of the highest level -- the "High Water Mark" -- of cumulative Trading Profit as of any previous calendar quarter-end. Trading Profit includes (1) realized trading profit (loss) plus or minus (2) the change in unrealized trading profit
(loss) on open positions as of the previous calendar quarter-end. New Trading Profit is calculated after payment of the monthly Brokerage Fee and ongoing administrative expenses. Trading Profit does not include interest earned on the Trust's assets. Profit Shares previously paid do not reduce New Trading Profit. That is, Millburn Ridgefield does not have to "earn back" its Profit Shares in order to produce New Trading Profit.

For example, assume that at the end of the first full calendar quarter of trading the Trust had, after payment of monthly Brokerage Fees and administrative costs, a realized profit of $50,000 on its closed positions and an unrealized profit of $150,000 on open positions. New Trading Profit would equal $200,000 and 17.5%, or $35,000, would be allocated as a Profit Share. Assume that during the second calendar quarter, again after payment of monthly Brokerage Fees and administrative costs, the Trust had realized profits of $60,000 and a decrease in the unrealized profits on its open positions of $50,000. Cumulative New Trading Profit would have increased to $210,000 ($200,000 + $60,000 - $50,000), and 17.5% of $10,000, or $1,750, would be allocated as a Profit Share. Now assume that during the third quarter, again after payment of monthly Brokerage Fees and administrative costs, the Trust incurred realized losses of $150,000 and a decrease in the unrealized profit on its open positions of $100,000. Trading Profit would have decreased as of the end of such quarter to $(40,000) ($210,000 - $150,000 - $100,000), and no Profit
Share would be paid. Millburn Ridgefield would retain the $36,750 already paid as Profit Shares even though the Trust had a year-to-date trading loss of $40,000. Millburn Ridgefield would not, however, receive additional Profit Shares until cumulative New Trading Profit exceeded $210,000 as of a quarter-end.

Redemption of Units will result in a proportional decrease in any cumulative trading loss accrued -- since the last calendar quarter-end as of which a Profit Share was paid -- as of the date of redemption. Redemption of Units at a time when there is accrued New Trading Profit will result in a proportional Profit Share allocation to Millburn Ridgefield.

Because the Profit Shares are calculated on a quarterly basis, it is possible that the Trust will allocate substantial Profit Shares to Millburn Ridgefield during a year when the Trust incurs substantial losses.

Persons who invest $1,000,000 or more in the Trust will pay Brokerage Fees of 7.0% rather than 9.0% per annum. The Profit Shares payable on such investors' Units will reflect the lower Brokerage Fees deducted from (and, accordingly, higher New Trading Profit, if any, achieved by) their investments.

The Trust paid no Profit Shares during 2000.

ADMINISTRATIVE EXPENSES

The Trust pays all routine legal, accounting, administrative, printing and similar costs associated with its operations, including the Trustee's fees and the costs of the ongoing offering of the Units. Such costs are generally expected not to exceed approximately 0.75 of 1% of the Trust's average month-end Net Assets in any given year.


In 2000, the Trust incurred administrative expenses of $297,751, approximately
0.78 of 1% of the Trust's Month-end Net Assets for the year.


EXTRAORDINARY EXPENSES

The Trust is responsible for the taxes, if any, imposed on the Trust itself. No taxes have been imposed on the Trust to date. The Trust is required to pay any extraordinary charges incidental to its trading. The Trust has incurred no extraordinary charges to date.

CHARGES PAID BY THE MANAGING OWNER

SELLING COMMISSIONS AND ONGOING COMPENSATION

The Managing Owner pays, from its own funds, all costs incurred in connection with the sale and distribution of the Units.


In 2000, Millburn Ridgefield paid (or accrued) to the Selling Agents a total of $25,380 in selling commissions and $1,317,115 in ongoing compensation (ongoing compensation only began to accrue once the Units initially sold in September 1995 had been outstanding for twelve full months).

CHARGES PAID BY CERTAIN INVESTORS

REDEMPTION CHARGES


Redemption charges of up to 4% of the Net Asset Value of Units redeemed apply through the first twelve months after a Unit is issued. Redemption charges are paid to the Managing Owner and reduce the amount of redemption proceeds paid to the redeeming Unitholder. In 2000, the Managing Owner received, paid or accrued, a total of $12,682 in redemption charges.


REDEMPTIONS; NET ASSET VALUE

REDEMPTION PROCEDURE

The Trust is intended as a medium- to long-term investment, which the Managing Owner construes to mean at least a 2-3 year period. However, a Unitholder may redeem Units as of the close of business, as determined by the Managing Owner on the last day of any calendar month. Unitholders intending to redeem Units must give at least 10 business days' prior written notice to the Managing Owner of their intent to redeem.

Unitholders who redeem Units on or prior to the end of the first and second successive six-month periods after such Units are sold are assessed redemption charges of 4% and 3%, respectively, of their Units' Net Asset Value as of the date of redemption. In the case of subscriptions of $1,000,000 or more, the redemption charges are 3% and 2%, respectively. These redemption charges are paid to the Managing Owner. Units purchased on different closing dates are treated on a "first-in, first-out" basis for purposes of calculating the periods to which redemption charges apply.

All additional Units issued to subscribers who invest $1,000,000 or more in the Trust in order to reflect such subscribers' 7.0% annual Brokerage Fee shall, for redemption purposes, be deemed to have been issued as of the date on which each such Unitholder first acquired Units. In the event that Units are sold at an intra-month closing date, the end of such month will constitute the first of the twelve month-ends as of which such redemption charges are due.

The Managing Owner may declare additional redemption dates upon notice to the Unitholders and may, in unusual circumstances, permit certain, or all, Unitholders to redeem as of dates other than month-end.

Unitholders may redeem any whole number of Units.

Fractional Units may be redeemed only upon redemption of a Unitholder's entire remaining interest in the Trust.

A form of Request for Redemption is attached to the Declaration of Trust as an Annex.

All requests for redemption will be honored and payment will be made, except in the event of highly unusual market disruptions, within 15 business days of the month-end redemption date. The Managing Owner will make arrangements with Selling Agents who so request to pay redemptions through crediting Unitholders' customer securities accounts with such Selling Agents.

Units purchased by the Managing Owner, other than Units representing its required investment in the Trust, may be redeemed on the same terms as any other Units.

NET ASSET VALUE

Net Assets are determined in accordance with generally accepted accounting principles and include unrealized profits as well as unrealized losses on open commodity positions. Net Assets include the sum of all cash, United States Treasury bills, valued at cost plus accrued interest, the liquidating value, or cost of liquidation, of all futures, forward and options positions and the fair market value of all other assets of the Trust, less all liabilities of the Trust, including accrued liabilities irrespective of whether such liabilities, such as Profit Shares, may, in fact, never be paid. If a contract cannot be liquidated on a day with respect to which Net Assets are being determined, the settlement price on the next day on which the contract can be liquidated shall be the basis for determining the liquidating value of such contract, or such day, or such other value as the Managing Owner may deem fair and reasonable.

THE CLEARING BROKERS

UBS PaineWebber Inc. and Prudential Securities Incorporated ("Prudential Securities" or "PSI") are the Trust's Clearing Brokers. Although Millburn Ridgefield uses a variety of different executing brokers, all of the Trust's futures, forward and commodity options trades are cleared at UBS PaineWebber or Prudential Securities. UBS PaineWebber clears a portion of the Trust's trades corresponding to the percentage of outstanding Units which were sold through UBS PaineWebber and its correspondents; all other such trades are cleared at Prudential Securities.

The Customer Agreements among each Clearing Broker, Millburn Ridgefield and the Trust provide that the respective Clearing Brokers shall not be liable to the Trust except for gross negligence, willful misconduct or bad faith and, in the case of trades executed as well as cleared by the Clearing Brokers, for errors in such execution.

ALTHOUGH AGREEING TO ACT AS THE CLEARING BROKERS FOR THE TRUST, UBS PAINEWEBBER AND PRUDENTIAL SECURITIES DO NOT TAKE ANY PART IN ITS ONGOING MANAGEMENT AND WERE NOT INVOLVED IN ITS ORGANIZATION OR PROMOTION.

The following are summary descriptions of the Principal Selling Agent and Prudential Securities and of certain civil, administrative or criminal proceedings relating to them.

UBS PAINEWEBBER INC.

UBS PaineWebber's principal office is located at 800 Harbor Boulevard, Weehawken, New Jersey 07087; telephone: (201) 352-3000. It is registered with the CFTC as a futures commission merchant and is a member of the NFA in such capacity. UBS PaineWebber is a wholly-owned indirect subsidiary of UBS AG ("UBS").


All futures trades made on behalf of the Trust are carried by UBS PaineWebber. UBS PaineWebber will cause all futures trades made on behalf of the Trust and carried by UBS PaineWebber to be cleared through its parent, UBS.


UBS PaineWebber did not sponsor the Trust and is not responsible for the activities of Millburn Ridgefield. It acts only as one of the commodity brokers and one of the selling agents.


Except as set forth below, neither UBS PaineWebber nor any of its principals have been involved in any administrative, civil or criminal proceeding -- whether pending, on appeal or concluded -- within the past five years that is material to a decision whether to invest in the Trust in light of all the circumstances. Prior to March 5, 2001, UBS PaineWebber was known as PaineWebber Inc. ("PaineWebber").


On April 6, 2000, the SEC brought and settled civil administrative charges against ten brokerage firms, including PaineWebber, resolving its investigation of the pricing of government securities by broker-dealers in municipal bond advanced refunding transactions during the period 1990 through 1994. Consistent with the SEC orders involving the other broker-dealers in the settlement, the PaineWebber order contains findings that the firm violated Securities Act Sections 17(A)(2) and 17(A)(3) by effecting defeasance escrow transactions with municipalities at prices deemed not reasonably related to the current wholesale market prices for the securities under the particular facts and circumstances. PaineWebber neither admitted nor denied the findings in the order. Pursuant to the terms of the order, PaineWebber is required to pay fines of approximately $26 million. The SEC settlements are part of a global resolution involving 17 brokerage firms and the SEC, NASD Regulation, Inc., the United States attorney for the Southern District of New York and the Internal Revenue Service. The global resolution requires the firms to pay a total of more than $135 million.

On July 16, 1996, PaineWebber entered into a Stipulation and Order resolving a civil complaint filed by the United States Department of Justice, alleging that it and other NASDAQ market makers violated Section 1 of the Sherman Act in connection with certain market making practices. In entering into the Stipulation and Order, without admitting the allegations, the parties agreed that the defendants would not engage in certain types of market making activities and the defendants undertook specified steps to assure compliance with their agreement. On April 24, 1997, the United States District Court for the Southern District of New York approved the Stipulation and Order. The District Court's approval was appealed by certain private parties in May 1997 and was affirmed in August 1998.

IN THE MATTER OF CERTAIN MARKET MAKING ACTIVITIES ON NASDAQ was an SEC administrative action instituted and settled without a hearing or an admission of or denial of findings on January 11, 1999. The administrative action found that on certain occasions in 1994 PaineWebber traders and a PaineWebber registered representative engaged in certain improper trading activities in connection with specified NASDAQ securities, failed to maintain certain required books and records and failed reasonably to supervise in connection with the above activities. PaineWebber agreed to pay a civil penalty of $6.3 million and disgorgement of $381,685; to an administrative cease and desist order prohibiting the firm from violating certain provisions of the federal securities laws; and to submit certain of its policies and procedures relating to the matters alleged in the order to review by an SEC-appointed consultant. Twenty-seven other market makers and fifty-one traders at the firm settled related SEC administrative actions at the same time.

On or about January 18, 1996, PaineWebber consented, without admitting or denying the findings therein, to the entry of an Order by the SEC which imposed a censure, a cease and desist order, a $5 million civil penalty and various remedial sanctions. The SEC alleged that PaineWebber violated the antifraud and recordkeeping provisions of the federal securities laws in connection with the offer and sale of certain limited partnership interests between 1986 and 1992 and failed reasonably to supervise certain registered representatives and other employees involved in the sale of those interests. PaineWebber must comply with its representation that it had paid and will pay a total of $292.5 million to investors, including a payment of $40 million for a claims fund. PaineWebber has also entered into settlement agreements with all the states, Puerto Rico and the District of Columbia.

PRUDENTIAL SECURITIES INCORPORATED

Prudential Securities' main business office is located at Prudential Securities Building, One Seaport Plaza, New York, New York 10292, telephone (212) 214-1000.

Prudential Securities, in its capacity as a registered Futures Commission Merchant, will serve as the Trust's clearing broker and as such will arrange for the execution and clearing of the Trust's futures and options on futures transactions. Prudential Securities acts as clearing broker for many other funds and individuals.

Unitholders should be advised that Prudential Securities is not affiliated with and does not act as a supervisor of the Trust or the Trust's commodity trading advisors, investment managers, trustees, Managing Owner, administrators, transfer agents, registrars or organizers. Additionally, Prudential Securities is not acting as an underwriter or sponsor of the offering of any Units in the Trust and has not passed upon the merits of participating in this offering.

Prudential Securities has not passed upon the adequacy of this Memorandum or on the accuracy of the information contained herein. Additionally, Prudential Securities does not provide any commodity trading advice regarding the Trust's trading activities. Investors should not rely upon Prudential Securities in deciding whether to invest in the Trust or retain their interests in the Trust. Investors should also note that the Trust may select additional clearing brokers or replace Prudential Securities as the Trust's clearing broker.

Prudential Securities, in its capacity as commodities broker for the Trust, is registered as a broker-dealer with the United Stated Securities and Exchange Commission ("SEC"), is a member of the National Association of Securities Dealers, Inc. (the "NASD"), is registered as a futures commission merchant with the United States Commodity Futures Trading Commission ("CFTC") and is a member of the National Futures Association ("NFA"). Prudential Securities is a major securities firm with a large commodity brokerage business. It has over 270 offices in 43 states, the District of Columbia, and 18 foreign countries. Prudential Securities is a clearing member of the Chicago Board of Trade, Chicago Mercantile Exchange, New York Mercantile Exchange, and all other major United States commodity exchanges.

From time to time Prudential Securities (in its respective capacities as a commodities broker and as a securities broker-dealer) and its principals are involved in numerous legal actions, some of which individually and all of which in the aggregate, seek significant or indeterminate damages. However, except for the actions described below, during the five years preceding the date of this Prospectus, there has been no administrative, civil, or criminal action against Prudential Securities or any of its principals which is material, in light of all the circumstances, to an investor's decision to invest in the Trust.

On March 10, 1994, PSI agreed to the entry of a Consent Order issued by the State of Missouri, Commissioner of Securities. The allegations against PSI were that the firm failed to supervise a former registered representative, in violation of Missouri securities laws. Without admitting or denying the allegations, PSI agreed to the following: (a) to maintain and make available to the Missouri Division of Securities all customer and regulatory complaints concerning any PSI employee working in a branch located in Missouri or any security sold by such employees; (b) beginning 30 days from the date of the Consent Order and continuing for a period of three years, to include at least one public service information piece selected by the Commissioner of Securities in all of PSI's new account packages mailed to Missouri residents; (c) for a period of three years from the date of the Consent Order, to annually provide a notice to PSI's Missouri customers which details the procedures for filing a complaint with PSI and the applicable regulatory authorities. In addition, PSI agreed to pay a fine in the amount of $175,000.

On October 27, 1994, Prudential Securities and Prudential Securities Group entered into an agreement with the Office of the United States Attorney for the Southern District of New York deferring prosecution of charges contained in a criminal complaint. The complaint alleged that Prudential Securities committed fraud in connection with the sale of certain oil and gas limited partnership interests between 1983 and 1990 in violation of federal securities laws. The terms of the agreement were complied with in full and accordingly the complaint was dismissed without prejudice in October, 1997.

Stemming from final settlement agreements and consent orders in a United States District Court for the Southern District of Florida, on December 10, 1996, the Department of Labor ("DOL") issued a final order imposing a statutory civil penalty against PSI in the amount of $61,250. The DOL assessed the above referenced automatic penalty under ERISA section 502(l) based upon allegations that PSI acted as a fiduciary under ERISA with respect to the Metacor, Inc. Profit Sharing and Retirement Savings Plan and knowingly facilitated certain transfers of funds out of the Plan's account to a corporate account that Metacor maintained in one or more banks. PSI neither admitted nor denied the DOL's allegations.


On May 20, 1997, the CFTC filed a complaint against PSI, Kevin Marshburn (a former PSI Financial Advisor) and two of Marshburn's sales assistants. The complaint alleges, in essence, that during the period from May 1993 through March 1994: (i) Marshburn fraudulently allocated trades among his personal account and certain customer accounts; (ii) PSI did not properly supervise Marshburn by failing to have policies and procedures in place to detect and deter the alleged allocation scheme; and (iii) PSI failed to maintain and produce records with respect to transactions during the period in issue. The complaint seeks several forms of relief against PSI, including a cease and desist order, suspension or revocation of registration, restitution, and civil penalties of up to $100,000 for each alleged violation. PSI has denied the operative allegations against it and is vigorously defending the action.


On December 23, 1998, PSI was one of twenty-eight market making firms that reached a settlement with the SEC in the matter titled, IN THE MATTER OF CERTAIN MARKET MAKING ACTIVITIES ON NASDAQ. As part of the global settlement of that matter, PSI, without admitting or denying the factual allegations, agreed to an order which requires that the firm cease and desist from committing or causing any violations of Sections 15 (c)(1) and (2) of the Exchange Act and Rules 15C1-2 and 15C2-7 thereunder, pay a civil penalty of $1,000,000 and disgorgement of $1,361 and submit certain policies and procedures for review by an independent consultant.

In April 2000 Prudential Securities and nine other national and regional brokerage firms settled SEC civil administrative charges for overcharging municipalities for U.S. Treasury securities sold in connection with advance refundings of municipal bonds during the years 1990-94. In conjunction with the SEC enforcement action, the U.S. Attorney for the Southern District of New York and the Department of the Treasury settled civil charges under the False Claims Act against all ten firms. Prudential Securities agreed to pay $5.88 million ($5.83 million to the Treasury and $55,000 to municipal issuers). These payments also resolved certain tax-related claims of the IRS.

In December of 1998, the SEC alleged that PSI and a branch manager violated
Section 15B of the Securities Act by failing to reasonably supervise Stuart P. Bianchi, a former PSI registered representative. On January 29, 2001, the SEC issued an order instituting public administrative and cease and desist proceedings, making findings, imposing remedial sanctions and issuing cease and desist orders against the branch manager and PSI. The branch manager consented to the payment of a civil penalty in the amount of $15,000 and was suspended from associating with a broker-dealer for two months and from associating with a broker-dealer in a supervisory capacity for a period of nine months. Without admitting or denying the findings, PSI consented to a censure and the payment of a fine of $800,000.

                             ----------------------

Other than as may be set forth above, there have been no material administrative, civil or criminal actions or proceedings -- whether pending, on appeal or settled -- against either of the Clearing Brokers or any of their respective principals.

CONFLICTS OF INTEREST

GENERAL

Millburn Ridgefield has not established any formal procedures to resolve the conflicts of interest described below. Prospective investors should be aware that no such procedures have been established, and that, consequently, investors will be dependent on the good faith of the respective parties subject to such conflicts to resolve such conflicts equitably. Although Millburn Ridgefield will attempt to monitor and resolve these conflicts in good faith, it will be extremely difficult, if not impossible, for it to assure that these conflicts will not, in fact, result in losses for the Trust.

PROSPECTIVE INVESTORS SHOULD BE AWARE THAT MILLBURN RIDGEFIELD WILL ASSERT THAT UNITHOLDERS HAVE, BY SUBSCRIBING TO THE TRUST, CONSENTED TO THE FOLLOWING CONFLICTS OF INTEREST IN THE EVENT OF ANY PROCEEDING ALLEGING THAT SUCH CONFLICTS VIOLATED ANY DUTY OWED BY MILLBURN RIDGEFIELD TO INVESTORS.

THE MANAGING OWNER

The responsibilities of Millburn Ridgefield include acting as the managing owner and trading advisor for the Trust and engaging commodity brokers and dealers to execute trades on behalf of the Trust. The Managing Owner has a conflict of interest in that it has a financial disincentive to replace itself as either the trading advisor or the entity receiving the Brokerage Fees from the Trust.

Millburn Ridgefield receives the difference between (1) the amount paid out to the Selling Agents plus the amount paid out for executing the Trust's trades and
(2) the Brokerage Fee received by the Managing Owner from the Trust. Thus, Millburn Ridgefield has a conflict of interest between trading in the manner which it believes to be in the best interests of the Trust and trading in low volume or in the forward markets so as to reduce the Trust's futures trading costs.

Millburn Ridgefield directs the trading for clients other than the Trust. Millburn Ridgefield and its principals may have incentives (financial or otherwise) to favor such other accounts over the Trust in such matters as, for example, the allocation of available speculative position limits. Different accounts also pay different fees, trade at different levels of leverage and will, from time to time, compete for the same positions.

Millburn Ridgefield has agreed to treat the Trust equitably with Millburn Ridgefield's other accounts. However, Millburn Ridgefield trades different portfolios for other accounts and there can be no assurance whatsoever that such other portfolios will not outperform the Trust.

THE CLEARING BROKERS

The Clearing Brokers act from time to time as commodity brokers for other accounts with which they are affiliated or in which they or one of their respective affiliates has a financial interest. The compensation received by the Clearing Brokers from such accounts may be more or less than the compensation which they receive for their brokerage and forward trading services to the Trust. In addition, various accounts traded through the Clearing Brokers (and over which their personnel may have discretionary trading authority) may take positions in the futures markets opposite to those of the Trust or compete with the Trust for the same positions. The Clearing Brokers each may have a conflict of interest in its execution of trades for the Trust and for other of its customers. Millburn Ridgefield has, however, no reason to believe that the Clearing Brokers knowingly or deliberately favor any other customer over the Trust with respect to the execution of commodity trades.

The Clearing Brokers benefit from assessing the Trust higher brokerage commission rates and forward contract "bid-ask" spreads than other clients. These commission rates and forward contract pricing arrangements for the Trust may not have been negotiated at arm's length. The Managing Owner retains the Principal Selling Agent and Prudential Securities as the Clearing Brokers for the Trust, largely because of their assistance in marketing Units.

Certain officers or employees of the Clearing Brokers are, and may in the future be, members of United States commodities exchanges and are serving, and may in the future serve, on the governing bodies and standing committees of such exchanges and of their clearinghouses and of various industry organizations. In such capacities, these employees have a fiduciary duty to the exchanges and their clearinghouses which could compel such employees to act in the best interests of these entities, perhaps to the detriment of the Trust.

THE SELLING AGENTS

The Selling Agents receive substantial selling commissions on the sale of Units. Consequently, the Selling Agents have a conflict of interest in advising their clients whether to invest in the Units.

The Selling Agents receive ongoing compensation or installment selling commissions based on Units sold by them which remain outstanding longer than twelve months. Consequently, the Selling Agents have a disincentive to advise clients to redeem their Units even when doing so is in such clients' best interests.


The percentage of the Trust's clearing brokerage allocated to the Principal Selling Agent is determined based on the percentage of outstanding Units sold by UBS PaineWebber and its correspondents. Furthermore, the total dollar amount of brokerage commissions paid by the Trust is dependent upon the size of the Trust's capitalization. Consequently, the Principal Selling Agent has financial incentives to discourage its clients from redeeming Units. See "The Clearing Brokers," above at page 31.


PROPRIETARY TRADING AND TRADING FOR OTHER ACCOUNTS

Millburn Ridgefield, the Clearing Brokers and their respective principals and affiliates may trade in the futures and forward markets for their own accounts and for the accounts of their clients, and in doing so may take positions opposite to those held by the Trust or may be competing with the Trust for positions in the marketplace. Records of this trading are not available for inspection. Such trading may create conflicts of interest on behalf of one or more of such persons in respect of their obligations to the Trust.

Because Millburn Ridgefield, the Clearing Brokers and their respective principals and affiliates may trade for their own accounts at the same time that they are managing the Trust's account, prospective investors should be aware that, as a result of a neutral allocation system, testing a new trading system, trading their proprietary accounts more aggressively or other actions not constituting a violation of fiduciary duty, such persons may from time to time take positions in their proprietary accounts which are opposite, or ahead of, the positions taken for the Trust.

FIDUCIARY DUTY AND REMEDIES

In evaluating the foregoing conflicts of interest, a prospective investor should be aware that Millburn Ridgefield, as Managing Owner, has a responsibility to Unitholders to exercise good faith and fairness in all dealings affecting the Trust. The fiduciary responsibility of the Managing Owner is comparable to that of a general partner of a limited partnership.

In the event that a Unitholder believes that Millburn Ridgefield has violated its fiduciary duty to the Unitholders, the Unitholder may seek legal relief individually or on behalf of the Trust under applicable laws to recover damages from or require an accounting by Millburn Ridgefield. The Declaration of Trust and Trust Agreement is governed by Delaware law and any breach of Millburn Ridgefield's fiduciary duty under the Declaration of Trust and Trust Agreement will generally be governed by Delaware law. The Declaration of Trust and Trust Agreement does not limit fiduciary obligations under Delaware or common law; however, Millburn Ridgefield may assert as a defense to claims of breach of fiduciary duty that the conflicts of interest and fees payable to Millburn Ridgefield have been disclosed in the prospectus.

INDEMNIFICATION AND STANDARD OF LIABILITY

The Managing Owner and certain of its affiliates, officers, directors and controlling persons may not be liable to the Trust or any Unitholder for errors in judgment or other acts or omissions not amounting to misconduct or negligence, as a consequence of the indemnification and exculpatory provisions described in the following paragraph. Purchasers of Units may have more limited rights of action than they would absent such provisions.

The Managing Owner and its affiliates shall not have any liability to the Trust or to any Unitholder for any loss suffered by the Trust which arises out of any action or inaction of the Managing Owner or any such affiliate if the Managing Owner or its affiliates, in good faith, determined that such course of conduct was in the best interests of the Trust, and such course of conduct did not constitute negligence or misconduct. The Trust has agreed to indemnify the Managing Owner and its affiliates, officers, directors and controlling persons against claims, losses or liabilities based on their conduct relating to the Trust, provided that the conduct resulting in the claims, losses or liabilities for which indemnity is sought did not constitute negligence, misconduct or breach any fiduciary obligation to the Trust and was done in good faith and in a manner the Managing Owner, in good faith, determined to be in the best interests of the Trust. Affiliates of the Managing Owner are entitled to indemnity only for losses resulting from claims against such affiliates due solely to their relationship with the Managing Owner or for losses incurred by such affiliates in performing the duties of the Managing Owner.

The Managing Owner, and not the Trust, has agreed to indemnify the Selling Agents against claims, losses or liabilities arising out of the Managing Owner's breach of any representation or warranty contained in the Selling Agreement among the Trust, the Managing Owner and the Selling Agents or out of any untrue statement of material fact or omission to state a material fact in this Prospectus or any related promotional material.

The Declaration of Trust provides that the Managing Owner, its affiliates and the Selling Agents shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless (1) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and the court approves indemnification of the litigation costs, or (2) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee and the court approves indemnification of the litigation costs, or (3) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made.

The Declaration of Trust also provides that in any claim for indemnification for federal or state securities law violations, the party seeking indemnification is required to place before the court the position of the SEC and various state regulatory authorities that indemnification for securities law violations is void as against public policy.

THE TRUST AND THE TRUSTEE

The following summary briefly describes certain aspects of the operation of the Trust and the Trustee's and Managing Owner's respective responsibilities concerning the Trust. Prospective investors should carefully review the Declaration of Trust attached hereto as Exhibit A and consult with their own advisors concerning the implications to such prospective subscribers of investing in a Delaware Business Trust. The section references below are to sections in the Declaration of Trust.

PRINCIPAL OFFICE; LOCATION OF RECORDS

The Trust is organized under the Delaware Business Trust Act. The Trust is administered by the Managing Owner, whose office is located at 411 West Putnam Avenue, Greenwich, Connecticut 06830 (telephone: (203) 625-7554). The records of the Trust, including a list of the Unitholders and their addresses, is located at the foregoing address, and available for inspection and copying, upon payment of reasonable reproduction costs, by Unitholders or their representatives during regular business hours as provided in the Declaration of Trust. (Section 10). There is a limitation to non-commercial purposes. Certain administrative and transfer agent services are provided at the Managing Owner's Chicago area office, 1560 Sherman Avenue, Suite 810, Evanston, Illinois 60201.

CERTAIN ASPECTS OF THE TRUST

The Trust is the functional equivalent of a limited partnership. Prospective investors should not anticipate any legal or practical protections under the Delaware Business Trust Act greater than those available to limited partners of a limited partnership.

No special custody arrangements are applicable to the Trust which would not be applicable to a limited partnership, and the existence of a trustee should not be taken as an indication of any additional level of management or supervision over the Trust. To the greatest extent permissible under Delaware law, the Trustee acts in a passive role, delegating all authority over the operation of the Trust to the Managing Owner. The Managing Owner is the functional equivalent of a sole general partner in a limited partnership. (Sections 5(a), 9 and 18).

Although units of beneficial interest in a trust need not carry any voting rights, the Declaration of Trust gives Unitholders voting rights comparable to those typically extended to limited partners in publicly-offered futures funds. (Section 18).

THE TRUSTEE

Wilmington Trust Company, a Delaware banking corporation, is the sole Trustee of the Trust. The Trustee's principal offices are located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001. The Trustee is not affiliated with either the Managing Owner or the Selling Agents. The Trustee's duties and liabilities with respect to the offering of the Units and the administration of the Trust are limited to its express obligations under the Declaration of Trust.

The rights and duties of the Trustee, the Managing Owner and the Unitholders are governed by the provisions of the Delaware Business Trust Act and by the Declaration of Trust.

The Trustee serves as the Trust's sole trustee in the State of Delaware. The Trustee will accept service of legal process on the Trust in the State of Delaware and will make certain filings under the Delaware Business Trust Act. The Trustee does not owe any other duties to the Trust, the Managing Owner or the Unitholders. The Declaration of Trust provides that the Trustee is compensated by the Trust. The Managing Owner has the discretion to replace the Trustee.

Under the Declaration of Trust, the Trustee has delegated to the Managing Owner the exclusive management and control of all aspects of the business of the Trust. The Trustee has no duty or liability to supervise or monitor the performance of the Managing Owner, nor shall the Trustee have any liability for the acts or omissions of the Managing Owner. In the course of its management, the Managing Owner may, in its sole and absolute discretion, appoint an affiliate or affiliates of the Managing Owner as additional managing owners and retain such persons, including affiliates of the Managing Owner, as it deems necessary for the efficient operation of the Trust. (Section 2).

Because the Trustee has delegated substantially all of its authority over the operation of the Trust to the Managing Owner, the Trustee itself is not registered in any capacity with the CFTC.

MANAGEMENT OF TRUST AFFAIRS; VOTING BY UNITHOLDERS

The Unitholders take no part in the management or control, and have no voice in the operations of the Trust or its business. (Section 9(a)). Unitholders may, however, remove and replace the Managing Owner as managing owner of the Trust, and may amend the Declaration of Trust, except in certain limited respects, by the affirmative vote of a majority of the outstanding Units then owned by Unitholders. The owners of a majority of the outstanding Units then owned by Unitholders may also compel dissolution of the Trust. (Section 18(b)). The owners of 10% of the outstanding Units then owned by Unitholders have the right to bring a matter before a vote of the Unitholders. (Section 18(c)). The Managing Owner has no power under the Declaration of Trust to restrict any of the Unitholders' voting rights. (Section 18(c)). Any Units purchased by the Managing Owner or its affiliates, as well as the Managing Owner's general liability interest in the Trust, are non-voting. (Section 7).

The Managing Owner has the right to amend the Declaration of Trust without the consent of the Unitholders provided that any such amendment is for the benefit of and not adverse to the Unitholders or the Trustee and also in certain unusual circumstances -- for example, if doing so is necessary to effect the intent of the Trust's tax allocations or to comply with certain regulatory requirements. (Section 18(a)).

In the event that the Managing Owner or the Unitholders vote to amend the Declaration of Trust in any material respect, the amendment will not become effective before all Unitholders have had an opportunity to redeem their Units. (Section 18(c)).

RECOGNITION OF THE TRUST IN CERTAIN STATES

A number of states do not have "business trust" statutes such as that under which the Trust has been formed in the State of Delaware. In order to protect Unitholders against any possible loss of limited liability, the Declaration of Trust provides that no written obligation may be undertaken by the Trust unless such obligation is explicitly limited so as not to be enforceable against any Unitholder personally. Furthermore, the Trust itself indemnifies all Unitholders against any liability which such Unitholders might incur in addition to that of a limited partner. The Managing Owner is itself generally liable for all obligations of the Trust and would use its assets to satisfy any such liability before such liability would be enforced against any Unitholder individually.

POSSIBLE REPAYMENT OF DISTRIBUTIONS RECEIVED
BY UNITHOLDERS; INDEMNIFICATION OF THE TRUST BY UNITHOLDERS

The Units are limited liability investments; investors may not lose more than the amount which they invest plus any profits recognized on their investment. (Section 8(e)). However, Unitholders could be required, as a matter of bankruptcy law, to return to the Trust's estate any distribution which they received at a time when the Trust was in fact insolvent or in violation of the Declaration of Trust. In addition, although the Managing Owner is not aware of this provision ever having been invoked in the case of any public futures fund, Unitholders agree in the Declaration of Trust that they will indemnify the Trust for any harm suffered by it as a result of (1) Unitholders' actions unrelated to the business of the Trust, (2) transfers of their Units in violation of the Declaration of Trust or (3) taxes imposed on the Trust by the states or municipalities in which such investors reside (Sections 8(d) and 17(c)).

TRANSFERS OF UNITS RESTRICTED

A Unitholder may, subject to compliance with applicable securities laws, assign his or her Units upon notice to the Trust and the Managing Owner. No assignment will be effective in respect of the Trust or the Managing Owner until the first day of the month following the month in which such notice is received. An assignee may become a substituted Unitholder only with the consent of the Managing Owner and upon execution and delivery of an instrument of transfer in form and substance satisfactory to the Managing Owner. (Section 11).

There are no certificates for the Units. Transfers of Units are reflected on the books and records of the Trust. Transferors and transferees of Units will each receive notification from the Managing Owner to the effect that such transfers have been duly reflected as notified to the Managing Owner. (Section 11).

REPORTS TO UNITHOLDERS

The Managing Owner provides Unitholders with monthly reports in compliance with CFTC requirements. The Managing Owner also distributes to Unitholders, not later than March 15 of each year, certified financial statements and the tax information related to the Trust necessary for the preparation of annual federal income tax returns. (Section 10).

The Managing Owner will notify Unitholders within seven business days of any decline in the Net Asset Value per Unit to less than 50% of such Net Asset Value as of the previous month-end valuation date. In addition, the Managing Owner will notify Unitholders of any change in the fees paid by the Trust or of any material changes in the basic investment policies or structure of the Trust. Any such notifications shall include a description of Unitholders' voting rights. (Section 10).

FEDERAL INCOME TAX ASPECTS

THE FOLLOWING CONSTITUTES THE OPINION OF SIDLEY AUSTIN BROWN & WOOD AND SUMMARIZES THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO INDIVIDUAL INVESTORS IN THE TRUST.

THE TRUST'S PARTNERSHIP TAX STATUS

Based on the type of income expected to be earned by the Trust, the Trust will not be treated as a "publicly traded partnership," and, therefore, will not pay any federal income tax.

TAXATION OF UNITHOLDERS ON PROFITS AND LOSSES OF THE TRUST

Each Unitholder (other than Foreign Unitholders, discussed below) must pay tax on his share of the Trust's annual income and gains, if any, even if the Trust does not make any cash distributions.

The Trust generally allocates the Trust's gains and losses equally to each Unit. However, a Unitholder who redeems any Units will be allocated his share of the Trust's gains and losses in order that the amount of cash a Unitholder receives for a redeemed Unit will generally equal the Unitholder's adjusted tax basis in the redeemed Unit. A Unitholder's adjusted tax basis in a redeemed Unit generally equals the amount paid for the Unit, increased by income or gains allocated to the Unit and decreased (but not below zero) by distributions, deductions and losses allocated to the Unit.

TRUST LOSSES BY UNITHOLDERS

A Unitholder may deduct Trust losses only to the extent of his adjusted tax basis in his Units. However, a Unitholder subject to "at-risk" limitations (generally, non-corporate taxpayers and closely-held corporations) can only deduct losses to the extent the Unitholder is "at-risk." The "at-risk" amount is similar to adjusted tax basis, except that it does not include any amount borrowed on a nonrecourse basis or from someone with an interest in the Trust.

"PASSIVE-ACTIVITY LOSS RULES" AND ITS EFFECT ON THE TREATMENT OF INCOME AND LOSS

The trading activities of the Trust are not a "passive activity." Accordingly, a Unitholder can deduct Trust losses from taxable income (subject to certain limitations, such as the limitation on deductibility of capital losses, discussed below). However, a Unitholder cannot offset losses from "passive activities" against Trust gains.

CASH DISTRIBUTIONS AND UNIT REDEMPTIONS

A Unitholder who receives cash from the Trust, either through a distribution or a partial redemption, will not pay tax on that cash until his adjusted tax basis in the Units is reduced to zero. A Unitholder who receives cash upon the complete redemption of Units will recognize gain or loss for federal income tax purposes. Such gain or loss will generally equal the difference between the amount of cash received and the Unitholder's adjusted tax basis for his Units.

GAIN OR LOSS ON SECTION 1256 CONTRACTS AND NON-SECTION 1256 CONTRACTS

Section 1256 Contracts include certain futures and forward contracts as well as certain stock index option contracts traded on United States exchanges. For tax purposes, Section 1256 Contracts that remain open at year end are marked-to-market and treated as if the position were closed at year end. The gain or loss on Section 1256 Contracts is characterized as 60% long-term capital gain or loss and 40% short-term capital gain or loss regardless of how long the position was open.


Non-Section 1256 Contracts include Section 988 transactions, I.E., transactions in which the amount paid or received is denominated by reference to a foreign currency. In general, gain or loss on Section 988 transactions is characterized as ordinary income or loss, although gain or loss on other Non-Section 1256 Contracts, such as regulated futures contracts or non-equity options on foreign currencies, are characterized as capital gain or loss.

TAX ON CAPITAL GAINS AND LOSSES

A non-corporate Unitholder's long-term capital gains -- net gain on capital assets held more than one year and 60% of the gain on Section 1256 Contracts -- are taxed at a maximum rate of 20%. Short-term capital gains -- net gain on capital assets held one year or less and 40% of the gain on Section 1256 Contracts -- are subject to tax at the same rates as ordinary income, with a maximum rate of 39.6% for individuals.


Individual taxpayers can deduct capital losses only to the extent of their capital gains plus $3,000. Accordingly, the Trust could suffer significant losses and a Unitholder could still be required to pay taxes on his share of the Trust's interest income. Capital losses generally may not be carried back to offset capital gains in prior years, but can be carried forward indefinitely.

An individual taxpayer can carry back net capital losses on Section 1256 Contracts three years to offset earlier gains on Section 1256 Contracts. To the extent the taxpayer cannot offset past Section 1256 Contract gains, he can carry forward such losses indefinitely as losses on Section 1256 Contracts.

LIMITED DEDUCTION FOR CERTAIN EXPENSES

Millburn Ridgefield does not consider the Brokerage Fee and the Profit Share, as well as ordinary expenses of the Trust, investment advisory expenses or other expenses of producing income. Accordingly, Millburn Ridgefield treats these items as ordinary business deductions or income allocations not subject to the material deductibility limitations that apply to investment advisory expenses. The IRS could contend otherwise and, to the extent the IRS recharacterizes these items, a Unitholder could have additional tax liability.

INTEREST INCOME

Interest received by the Trust is taxed as ordinary income. Net capital losses can offset ordinary income only to the extent of $3,000 per year. See "-- Tax on Capital Gains and Losses," above.

SYNDICATION FEES

Neither the Trust nor any Unitholder is entitled to any deduction for syndication expenses, nor can these expenses be amortized by the Trust or any Unitholder even though the payment of such expenses reduces net asset value.

The IRS could take the position that a portion of the Brokerage Fee paid by the Trust to Millburn Ridgefield constitutes non-deductible syndication expenses.

INVESTMENT INTEREST DEDUCTIBILITY LIMITATIONS

Individual taxpayers can deduct "investment interest" -- interest on indebtedness allocable to property held for investment -- only to the extent that it does not exceed net investment income. Net investment income does not include certain net capital gains. A taxpayer can elect to include certain net capital gain in investment income if he forgoes the benefit of the reduced capital gains rate.

UNRELATED BUSINESS TAXABLE INCOME

Tax-exempt Unitholders will not be required to pay tax on their share of income or gains of the Trust, provided that such Unitholders do not borrow funds in connection with their purchase of Units.

IRS AUDITS OF THE TRUST AND ITS UNITHOLDERS

The IRS audits Trust-related items at the Trust level rather than at the Unitholder level. Millburn Ridgefield acts as "tax matters partner" with the authority to determine the Trust's responses to an audit. If an audit results in an adjustment, all Unitholders may be required to pay additional taxes, interest, and penalties.

TAXATION OF FOREIGN INVESTORS

A Unitholder who is a non-resident alien individual, foreign corporation, foreign partnership, foreign trust or foreign estate (a "Foreign Unitholder") generally is not subject to taxation by the United States on capital gains from commodity trading, provided that such Foreign Unitholder (in the case of an individual) does not spend more than 182 days in the United States during his taxable year, and provided further, that such Foreign Unitholder is not engaged in a trade or business within the United States during a taxable year to which income, gain, or loss of the Trust is treated as "effectively connected." An investment in the Trust should not, by itself, cause a Foreign Unitholder to be engaged in a trade or business within the United States for the foregoing purposes, assuming that the trading activities of the Trust continue to be conducted as described in this Prospectus. In the event that the Trust were found to be engaged in a United States trade or business, a Foreign Unitholder would be required to file a United States federal income tax return for such year and pay tax at full United States rates. In the case of a Foreign Unitholder which is a foreign corporation, an additional 30% "branch profits" tax might be imposed. Furthermore, in such event the Trust would be required to withhold taxes from the income or gain allocable to such a Unitholder under
Section 1446 of the Internal Revenue Code of 1986, as amended (the "Code").


Portfolio interest income (other than so-called "contingent interest") allocable to a Foreign Unitholder is likewise not subject to United States federal income tax withholding, provided that such Foreign Unitholder is not engaged in a trade or business within the United States and provides the Trust with a form W-8BEN or other applicable form. Similarly, a Foreign Unitholder's allocable share of interest on U.S. bank deposits, certificates of deposit and discount obligations with maturities (from original issue) of 183 days or less is not subject to United States federal income tax withholding. Generally, other interest from United States sources (including original issue discount) paid to the Trust and allocable to Foreign Unitholders will be subject to United States federal income tax withholding at a statutory rate of 30% (subject to applicable treaty reductions).

TAX-EXEMPT U.S. UNITHOLDERS

Income or gains realized on an investment in the Trust by a tax-exempt U.S. Unitholder should not be taxable as "unrelated business taxable income," so long as such Unitholder does not use borrowed funds in connection with its purchase of Units.

STATE AND OTHER TAXES

In addition to the federal income tax consequences described above, the Trust and the Unitholders may be subject to various state and other taxes.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS BEFORE DECIDING WHETHER TO INVEST.

PURCHASES BY EMPLOYEE BENEFIT PLANS

Although there can be no assurance that an investment in the Trust, or any other managed futures product, will achieve the investment objectives of an employee benefit plan, such investments have certain features which may be of interest to such plans. For example, the futures markets are one of the few investment fields in which employee benefit plans can participate in leveraged strategies without being required to pay tax on "unrelated business taxable income." In addition, because they are not taxpaying entities, employee benefit plans are not subject to paying annual tax on their profits, if any, from the Trust despite receiving no distributions from it, as are other Unitholders.

As a matter of policy, Millburn Ridgefield limits subscriptions to the Trust from any employee benefit plan to no more than 10% of the "liquid" net assets of such plan at the time of investment (irrespective of the net worth of the beneficiary or beneficiaries of such plan).

GENERAL

The following section sets forth certain consequences under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, which a fiduciary of an "employee benefit plan" as defined in and subject to ERISA or of a "plan" as defined in Section 4975 of the Code who has investment discretion should consider before deciding to invest any of such plan's assets in the Trust (such "employee benefit plans" and "plans" being referred to herein as "Plans," and such fiduciaries with investment discretion being referred to herein as "Plan Fiduciaries"). The following summary is not intended to be complete, but only to address certain questions under ERISA and the Code which are likely to be raised by the Plan Fiduciary's own counsel.

In general, the terms "employee benefit plan" as defined in ERISA and "plan" as defined in Section 4975 of the Code together refer to any plan or account of various types which provide retirement benefits or welfare benefits to an individual or to an employer's employees and their beneficiaries. Such plans and accounts include, but are not limited to, corporate pension and profit sharing plans, "simplified employee pension plans," KEOGH plans for self-employed individuals (including partners), individual retirement accounts described in
Section 408 of the Code and medical benefit plans, but generally do not include any such plan maintained by a church or by a state or local government.

Each Plan Fiduciary must give appropriate consideration to the facts and circumstances that are relevant to an investment in the Trust, including the role that an investment in the Trust plays in the Plan's overall investment portfolio. Each Plan Fiduciary, before deciding to invest in the Trust, must be satisfied that investment in the Trust is a prudent investment for the Plan, that the investments of the Plan, including the investment in the Trust, are diversified so as to minimize the risk of large losses and that an investment in the Trust complies with the terms of the Plan and the related trust.

"PLAN ASSETS"

The purchase of Units by a Plan raises the issue of whether that purchase will cause, for purposes of Title I of ERISA and Section 4975 of the Code, the underlying assets of the Trust to be considered to constitute assets of such Plan. A regulation issued under ERISA (the "ERISA Regulation") contains rules for determining when an investment by a Plan in an equity interest of an entity will result in the underlying assets of such entity being considered assets of such Plan for purposes of ERISA and Section 4975 of the Code (I.E., "plan assets"). Those rules provide that assets of an entity will not be considered assets of a Plan which purchases an equity interest in the entity if certain exceptions apply, including an exception applicable if the equity interest purchased is a "publicly-offered security." The Units qualify as a "publicly-offered security" pursuant to the foregoing rules.

INELIGIBLE PURCHASERS


Units may not be purchased with the assets of a Plan if Millburn Ridgefield, the Trustee, any Selling Agent, any Clearing Broker, Chase Manhattan Bank or any of their respective affiliates or any of their respective agents or employees: (1) has investment discretion with respect to the investment of the assets of such Plan to be invested in the Units; (2) has authority or responsibility to give or regularly gives investment advice with respect to such Plan assets, for a fee, and pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such Plan assets and that such advice will be based on the particular investment needs of the Plan; or
(3) is an employer maintaining or contributing to such Plan. A party that is described in clause (1) or (2) of the preceding sentence is a fiduciary under ERISA and the Code with respect to the Plan, and any such purchase might result in a "prohibited transaction" under ERISA and the Code.

Except as otherwise set forth, the foregoing statements regarding the consequences under ERISA and the Code of an investment in the Trust are based on the provisions of the Code and ERISA as currently in effect, and the existing administrative and judicial interpretations thereunder. No assurance can be given that administrative, judicial or legislative changes will not occur that will not make the foregoing statements incorrect or incomplete.


ACCEPTANCE OF SUBSCRIPTIONS ON BEHALF OF PLANS IS IN NO RESPECT A REPRESENTATION BY THE TRUST, MILLBURN RIDGEFIELD, ANY SELLING AGENT OR ANY OTHER PARTY THAT THIS INVESTMENT MEETS SOME OR ALL OF THE RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY ANY PARTICULAR PLAN OR THAT THIS INVESTMENT IS APPROPRIATE FOR ANY PARTICULAR PLAN. THE PERSON WITH INVESTMENT DISCRETION SHOULD CONSULT WITH HIS OR HER FINANCIAL AND LEGAL ADVISORS AS TO THE PROPRIETY OF AN INVESTMENT IN THE TRUST IN LIGHT OF THE CIRCUMSTANCES OF THE PARTICULAR PLAN AND CURRENT TAX LAW.


PLAN OF DISTRIBUTION

SUBSCRIPTION PROCEDURE

The Selling Agents use their best efforts in offering the Units to the public. The Trust issues Units at Net Asset Value as of the first business day of each calendar month. Millburn Ridgefield may from time to time cause the Trust to issue Units at intra-month closings. The minimum initial investment is $5,000; $2,000 for trustees or custodians of eligible employee benefit plans and individual retirement accounts. Larger subscriptions are permitted in $100 increments. Additional subscriptions by existing Unitholders are permitted in $1,000 minimums with $100 increments. Units are sold in fractions calculated up to three decimal places.

In order to purchase Units, an investor must complete, sign and deliver to a Selling Agent an original of the Subscription Agreement and Power of Attorney Signature Page which accompanies this Prospectus, together with a check for the amount of his or her subscription. Checks should be made payable to "CHASE MANHATTAN BANK, AS ESCROW AGENT FOR THE MILLBURN WORLD RESOURCE TRUST, ESCROW ACCOUNT NO. SE14791."

Clients of certain Selling Agents may make subscription payments by authorizing the Selling Agents to debit a subscriber's customer securities account for the amount of the subscription. When a subscriber authorizes such a debit, the subscriber will be required to have the amount of his or her subscription payment on deposit in his or her account on a settlement date specified by such Selling Agent. The Selling Agent will debit the account and transmit the debited funds directly to Chase Manhattan Bank via check or wire transfer made payable to "CHASE MANHATTAN BANK, AS ESCROW AGENT FOR THE MILLBURN WORLD RESOURCE TRUST, ESCROW ACCOUNT NO. SE14791. The settlement date specified by such Selling Agents, shall be no later than three business days following notification by the Managing Owner of the acceptance of an investor's subscription and no later than the termination of the Offering Period.

The Managing Owner determines, in its sole discretion, whether to accept or reject a subscription in whole or in part. The Managing Owner makes its determination within five (5) business days of the submission of a subscription to the Managing Owner. Settlement of the subscription payments on accepted subscriptions occurs within three (3) business days of acceptance of the related subscription.

Generally, the Managing Owner must receive subscription documents at least five
(5) calendar days before the end of a month for them to be accepted as of the first day of the immediately following month.

The Trust receives the interest earned on subscriptions held in escrow. Escrow interest is allocated among all subscribers during a particular escrow period in proportion to the amount of their respective subscriptions and the length of time their Funds were held in escrow. Escrow interest increases the number of Units received by such subscribers.

The Escrow Agent invests subscription funds in short-term United States Treasury bills or comparable authorized instruments pending investment in the Units.

There are no fees applicable to subscriptions held in escrow.

Subscriptions, if rejected, are promptly returned to investors together with all interest accrued thereon while held in escrow.

The Managing Owner may at any time choose to stop using an escrow account. In such case, the Managing Owner will notify prospective subscribers that subscriptions will be accepted, at a single month-end closing date, directly into the Trust's account.

Subscriptions are final and binding on a subscriber as of the close of business on the fifth business day following such subscriber's receipt of a final Prospectus.

THE SELLING AGENTS

Neither the Trust nor the Unitholders pay selling commissions in connection with the sale of the Units. The Managing Owner pays the Selling Agents, from its own funds, selling commissions equal to 5% of Net Asset Value of all Units sold by each Selling Agent. In addition to selling commissions, the Managing Owner will also pay ongoing compensation to the Selling Agents which are registered with the CFTC as "futures commission merchants" or "introducing brokers" in the amount of 0.33 of 1% (a 4.0% annual rate) of the month-end Net Assets of all Units sold by them which remain outstanding more than twelve months after such Units were first issued (not the date that the related subscription was deposited into escrow). Such ongoing compensation may only be paid on Units sold by Registered Representatives who are (1) registered with the CFTC, (2) have passed either the Series 3 or the Series 31 Examination, and (3) agree to provide certain ongoing services to their clients who own outstanding Units.

If a Selling Agent or a Selling Agent's Registered Representative is not registered with the CFTC, or if a Registered Representative does not agree to provide ongoing services to his or her clients who own outstanding Units, the Managing Owner will not pay ongoing compensation to the Selling Agent. However, the Managing Owner will pay the Selling Agent installment selling commissions, payable in the same manner as ongoing compensation, limited in amount to 4.5% of the initial subscription price of Units sold by them -- resulting in total initial and installment selling commissions equal to 9.5% of such subscription price.

The Managing Owner pays reduced selling commissions of 3% of the subscription amount and ongoing compensation at a 2% annual rate in respect of Units purchased by investors investing $1,000,000 or more in the Trust.

UBS PaineWebber, the Principal Selling Agent, selects certain "introducing brokers," for which it clears customer transactions and carries customer accounts, to distribute Units. On Units sold through such introducing brokers, UBS PaineWebber will retain (1) 1% of the 5% or 3% initial selling commissions, passing on to the introducing brokers the remaining 4% or 2% and (2) 1% or 0.75% per annum of the ongoing compensation paid on Units which remain outstanding more than twelve months, passing on the remaining 3% or 1.25% to the introducing brokers.

In addition to distributing Units through the Selling Agents, the Trust may from time to time sell Units directly, without selling commissions or ongoing compensation. Units sold directly by the Trust may pay reduced brokerage fees. Direct Unit sales by the Trust will have no effect on any other Units.





                        SELLING AGENT COMPENSATION TABLE

                            Nature and Amount of
Recipient                   Compensation
---------                   --------------------
Selling                  Agents Selling Commissions of up to 5% of the Net Asset
                         Value of Units sold -- paid by the Managing Owner.

                         If CFTC qualified, ongoing compensation of up to 0.33 of 1% of the month-end Net Assets of all Units sold which remain outstanding more than twelve months (a 4% annual rate) -- paid by the Managing Owner. If not CFTC qualified, installment selling commissions up to 0.33 of 1% of the month-end Net Assets of all Units sold which remain outstanding more than twelve months, but not to exceed 4.5% of the Units' initial subscription price -- paid by the Managing Owner.

"Introducing             Up to 4% of the Net Asset Value
   brokers"              of brokers" Units sold-- paid
                         by UBS PaineWebber Inc.

                         Up to 3% annually of the net Assets of all Units sold which remain outstanding more than twelve months -- paid by UBS PaineWebber Inc.


                                 LEGAL MATTERS

Sidley Austin Brown & Wood, Chicago, Illinois and Richards, Layton & Finger, Wilmington, Delaware have advised the Managing Owner on the offering of the Units. Sidley Austin Brown & Wood does not represent the Trust or the Unitholders. Richards, Layton & Finger acted as special counsel to the Trust in connection with assessing the legality of its securities but does not otherwise represent the Trust or the Unitholders. Sidley Austin Brown & Wood advises the Managing Owner on an ongoing basis, including concerning its responsibilities as Managing Owner.

Sidley Austin Brown & Wood drafted "Federal Income Tax Aspects."


EXPERTS


The Millburn Ridgefield Corporation statement of financial condition as of December 31, 2000 included in this Prospectus has been included herein in reliance on the report of Arthur F. Bell, Jr. & Associates, L.L.C., independent accountants given on the authority of that firm as experts in accounting and auditing.



The statements of financial condition of The Millburn World Resource Trust as of December 31, 2000 and 1999 and the statements of operations and of changes in Trust capital for the years ended December 31, 2000, 1999 and 1998, included in this Prospectus have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.


REPORTS

CFTC Rules require that this Prospectus be accompanied by summary financial information, which may be a recent Monthly Report of the Trust, current within 60 calendar days.

ADDITIONAL INFORMATION


This Prospectus is a part of the Registration Statement filed by the Trust with the SEC in Washington, D.C. This Prospectus does not contain all of the information set forth in such Registration Statement. The descriptions in this Prospectus of agreements included as exhibits to the Registration Statement (for example, the Selling Agreement, the Escrow Agreement and the Customer Agreements) are only summaries. The exhibits themselves may be inspected without charge at the public reference facilities maintained by the SEC in Washington, D.C., and copies of all or part of the exhibits may be obtained from the SEC upon payment of the required fees.

          THIS PROSPECTUS IS IN TWO PARTS: A DISCLOSURE DOCUMENT AND A STATEMENT OF ADDITIONAL INFORMATION. THESE PARTS ARE BOUND TOGETHER AND MAY NOT BE DISTRIBUTED SEPARATELY.



                                    PART TWO
                       STATEMENT OF ADDITIONAL INFORMATION

THE FUTURES AND FORWARD MARKETS

FUTURES AND FORWARD CONTRACTS



**2 Futures contracts in the United States are generally traded on exchanges and call for the future delivery of various commodities. These contractual obligations may be satisfied either by taking or making physical delivery or by making an offsetting sale or purchase of a futures contract on the same exchange.


**3 Forward currency contracts are traded off-exchange through banks or dealers. In such instances, the bank or dealer generally acts as principal in the transaction and charges "bid-ask" spreads.


**4 Futures and forward trading is a "zero-sum," risk transfer economic activity. For every gain there is an equal and offsetting loss.



HEDGERS AND SPECULATORS

**5 The two broad classifications of persons who trade futures are "hedgers" and "speculators." Hedging is designed to minimize the losses that may occur because of price changes, for example, between the time a merchandiser contracts to sell a commodity and the time of delivery. The futures and forward markets enable the hedger to shift the risk of price changes to the speculator. The speculator risks capital with the hope of making profits from such changes. Speculators, such as the Trust, rarely take delivery of the physical commodity but rather close out their futures positions through offsetting futures contracts.



EXCHANGES; POSITION AND DAILY LIMITS; MARGINS

**6 Commodity exchanges in the United States generally have an associated "clearinghouse." Once trades made between members of an exchange have been cleared, each clearing broker looks only to the clearinghouse for all payments in respect of such broker's open positions. The clearinghouse "guarantee" of performance on open positions does not run to customers. If a member firm goes bankrupt, customers could lose money.

Federal legislation adopted in December 2000 has made possible a variety of new futures and derivative exchanges and clearing organizations that will be subject to less CFTC oversight than are the major commodities exchanges on which the Trust currently trades in the United States. Additionally, this legislation permits a variety of highly qualified persons to trade contracts for future delivery on certain, non-agricultural, commodities among themselves off-exchange. The Managing Owner currently expects that substantially all of the Trust's futures trading in the United States will continue to be traded on exchanges subject to the full oversight of the CFTC.


**7 The Managing Owner trades for the Trust on a number of foreign commodity exchanges. Foreign commodity exchanges differ in certain respects from their United States counterparts and are not regulated by any United States agency.


**8 The CFTC and the United States exchanges have established "speculative position limits" on the maximum positions that the Managing Owner may hold or control in futures contracts on certain commodities.


**9 United States exchanges limit the maximum change in certain futures prices during any single trading day. Once the "daily limit" has been reached, it becomes very difficult to execute trades. Because these limits apply on a day-to-day basis, they do not limit ultimate losses, but may reduce or eliminate liquidity.


**10 When a position is established, "initial margin" is deposited. On most exchanges, at the close of each trading day "variation margin," representing the unrealized gain or loss on the open positions, is either credited to or debited from a trader's account. If "variation margin" payments cause a trader's "initial margin" to fall below "maintenance margin" levels, a "margin call" is made, requiring the trader to deposit additional margin or have his position closed out.

POTENTIAL ADVANTAGE OF ADDING MANAGED FUTURES TO YOUR PORTFOLIO

WHY MANAGED FUTURES?

According to Dr. Thomas Schneeweis, Professor of Finance and Director of the Center for International Security and Derivative Markets of the School of Management at the University of Massachusetts, the question should not be "WHY INCLUDE MANAGED FUTURES...AS PART OF AN OVERALL INVESTMENT STRATEGY?" but instead, "WHY NOT?" Professor Schneeweis is one of the supporters of managed futures; supporters who have expanded and built upon the seminal 1983 research of Professor John Lintner of Harvard University who concluded that . . . "THE IMPROVEMENTS FROM HOLDING [MANAGED FUTURES] ARE SO LARGE . . . THAT THE RETURN/RISK TRADEOFFS PROVIDED BY AUGMENTED PORTFOLIOS (I.E., THOSE HOLDING MANAGED FUTURES) . . . CLEARLY DOMINATE THE TRADEOFFS AVAILABLE FROM PORTFOLIOS OF STOCKS ALONE OR FROM PORTFOLIOS OF STOCKS AND BONDS."(1) There can be no assurance, however, that the Trust will not incur losses.

THE INDEPENDENT NATURE OF MANAGED FUTURES RETURNS

MONTHLY CORRELATION COEFFICIENTS(2)
JANUARY 1980 - DECEMBER 2000

[CHART: CORRELATION MATRIX]

Managed Futures-Managed Futures: 1.00
Managed Futures-Int'l Stocks: (0.00)
Managed Futures-U.S. Bonds: 0.09
Managed Futures-U.S. Stocks:  0.08

Statistically, investments with a correlation of 1.00 make or lose money at the same time, and investments with a correlation of -1.00 always move in the opposite direction. Managed Future's returns have near zero correlation with the returns of other asset classes. This non-correlation can be attributed to the following:

Managed Futures portfolios include markets typically absent from traditional portfolios; Managed Futures is equally likely to have short or long positions in any market; and futures traders can exploit global conditions that frequently are detrimental to equities or bonds.

CAPITAL APPRECIATION POTENTIAL.

The profit or loss of futures trading is not dependent upon economic prosperity or interest rate or currency stability. It is potentially advantageous to own investments which can appreciate during periods of declining stock prices, rising interest rates, a falling dollar, inflation or deflation, financial disruption, or economic instability.

A DISCIPLINED APPROACH THAT IS QUANTITATIVE/SYSTEMATIC.

Millburn's investment methodology is a disciplined, quantitative and systematic approach to money management in a variety of global markets. Millburn utilizes multiple medium-term trading systems for each market and a systematic approach that monitors and adjusts risk exposure.

BALANCING OPPORTUNITY/RISK.

Through diversification, the Trust accesses a wide range of global opportunities while spreading the risk across 30 to 50 or more markets. This diversification coupled with limits on the use of leverage and ongoing volatility adjustments have helped the Trust during periods of market stress.

Through the years Managed Futures returns have been largely independent of the returns in the equity and bond markets. The Trust is as likely to be profitable or unprofitable during a period of poor equity performance as it is any other time, and the Trust has been profitable during periods of stress in equity and bond markets such as August-September 1998 and September 2000-March 2001. There can, of course, be no assurance that this pattern will continue or that the Trust will not incur losses.

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

(1) "Stock Funds, Bond Funds, Hedge Funds and Managed Futures Investments:
How Do They Really Differ?" May 1997. "The Potential Role of Managed Commodity-Financial Futures Accounts (and/or Funds) in Portfolios of Stocks and Bonds." 1983.

(2) Here and on the follwing chart: Managed Futures - MAR Fund/Pool Qualified Universe; International Stocks - Morgan Stanley Capital Int'l EAFE Index including net dividends; U.S. Bonds - Lehman Brothers U.S. Long Treasury Bond Index; U.S. Stocks - S&P 500 Index including net dividends.

EFFICIENT FRONTIER ANALYSIS OF U.S. STOCKS, U.S. BONDS, INTERNATIONAL STOCKS AND MANAGED FUTURES

JANUARY 1980 - DECEMBER 2000


                        [LINE GRAPH]
                        X-axis = Monthly Standard Deviation Annualized 8.0% to 16.0%
                        Y-axis = Compound Annual Return
                        11.0% to 17.0%
                        Data Points:
                        1.  X=10.8%/ Y=14.0%
                        2.  X=10.2%/Y=14.0%
                        3.  X=10.8%/Y=14.4%



 o  Optimum Mix With The Highest Sharpe Ratio(1) (lower curve):                CROR(2)   STDEV(3)
51% U.S. Stocks / 41% U.S. Bonds / 8% International Stocks                      14.0%     10.8%

|X| Holding Return (CROR) Constant and Adding Managed Futures (upper curve):
52% U.S. Stocks / 23% U.S. Bonds / 5% International Stocks / 20% MFs            14.0%     10.2%

|X| Holding Risk (STDEV) Constant and Adding Managed Futures (upper curve):
59% U.S. Stocks / 19% U.S. Bonds / 3% International Stocks / 19% MFs            14.4%     10.8%

The lower curve is the efficient frontier of portfolios consisting only of U.S. Stocks, U.S. Bonds and International Stocks. The "optimal" portfolio (maximum Sharpe ratio) consists of 51% stocks, 41% bonds and 8% international stocks. The upper curve is the efficient frontier of portfolios that include managed futures in the selection. The investor who chose the optimal point on the lower frontier, could hold his risk constant (10.8% standard deviation) and earn a higher return (14.4% vs. 14.0%), or hold his return constant (14.0%) and reduce his risk as measured by standard deviation (10.2% vs. 10.8%) by including managed futures in his portfolio. There are times when adding Managed Futures is less beneficial, and results in reduced returns, such as 1998-1999, and times when the benefit is obvious such as 2000-2001. Managed Futures is as likely to be profitable or unprofitable in a period of poor equity and bond performance as it is at any other time.

THE PERFORMANCE OF THE ASSET CLASSES REPRESENTED ABOVE DOES NOT REFLECT THE EFFECT OF FEES IDENTICAL TO THOSE PAID BY THE TRUST. WHILE THE MAR FUND/POOL QUALIFIED UNIVERSE REFLECTS RESULTS NET OF ACTUAL FEES AND EXPENSES, IT INCLUDES FUNDS WITH DIFFERENT FEE STRUCTURES FROM THAT OF THE TRUST, INCLUDING FUNDS WITH SIGNIFICANTLY LOWER FEES. ADDITIONALLY, PROSPECTIVE INVESTORS SHOULD NOTE THAT MILLBURN RIDGEFIELD HAS NOT MANAGED ANY ACCOUNTS CONSISTING OF THE PORTFOLIO MIXES SHOWN IN THE ABOVE CHART AND THAT THE CHART IS PRESENTED ONLY AS AN ILLUSTRATION OF THE POTENTIAL ADVANTAGE OF ADDING A MANAGED FUTURES COMPONENT TO A PORTFOLIO OF STOCKS AND BONDS, NOT AS A RECOMMENDATION THAT ANY INVESTOR SHOULD ALLOCATE MORE THAN 10% OF HIS OR HER PORTFOLIO TO MANAGED FUTURES. FOR A PORTFOLIO CONSISTING OF MANAGED FUTURES AND STOCKS AND BONDS TO OUTPERFORM A PORTFOLIO CONSISTING ONLY OF STOCKS AND BONDS, THE MANAGED FUTURES COMPONENT ITSELF MUST OUTPERFORM STOCKS OR BONDS OVER THE PERIOD BEING MEASURED. THERE CAN BE NO ASSURANCE THAT THAT WILL, IN FACT, OCCUR.

(1) Sharpe ratio is a risk adjusted measure of return that divides a [portfolio's] return in excess of the riskless return (e.g., treasury bills) by the [portfolio's] standard deviation.

(2) Compound annual rate of return is the annual rate of return calculated by compounding the monthly rates of return over the months in a given year or period.

(3) Standard deviation is a measure of the variability of returns - a commonly used indicator of risk.

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                     ANNUAL RATES OF RETURN SINCE INCEPTION
                     OF THE MILLBURN RIDGEFIELD CLIENT FUNDS

               **11 The following are the annual rates of return of the client futures funds sponsored by Millburn Ridgefield, other than the Trust itself. Of the following funds, Nestor Partners trades a diversified portfolio most similar, but nevertheless materially different, in market sector emphasis to the World Resource Portfolio. THE MANAGING OWNER WISHES TO EMPHASIZE TO PROSPECTIVE INVESTORS THAT THERE HAVE BEEN A NUMBER OF YEARS IN WHICH MILLBURN RIDGEFIELD CLIENT FUNDS HAVE SUSTAINED SIGNIFICANT LOSSES AND THAT THE VOLATILITY OF THESE FUNDS' PERFORMANCE IS GREATER THAN THAT OF MANY MANAGED FUTURES FUNDS.



               **12 None of the following funds is being offered to investors pursuant to the Prospectus. It is the performance of the Trust itself, not of Millburn Ridgefield's other funds, which is most pertinent to a decision whether or not to invest in the Units.



        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.



MILLBURN GLOBAL                        MILLBURN CURRENCY                     NESTOR PARTNERS
OPPORTUNITY FUND L.P.                  FUND II, L.P.                         (DIVERSIFIED;
(CURRENCIES AND FINANCIALS;            (CURRENCIES ONLY;                     PRIVATELY OFFERED)
PUBLICLY OFFERED)                      PUBLICLY OFFERED)
                         ANNUAL                                ANNUAL                               ANNUAL
YEAR                 RATE OF RETURN    YEAR                RATE OF RETURN    YEAR               RATE OF RETURN
----                 --------------    ----                --------------    ----               --------------
2001 (3 mos.)             11.39%       (closed 9/30/00)                      2001 (3 mos.)        **13 7.37%
2000                      (8.53)       2000                     (15.17)%     2000                     12.37
1999                      (2.26)       1999                      (1.86)      1999                     (3.27)
1998                       1.08        1998                      (9.83)      1998                      4.64
1997                      11.51        1997                      18.65       1997                     11.76
1996                       9.42        1996                       7.84       1996                     14.21
1995                      24.00        1995                      11.49       1995                     26.68
1994                      (8.99)       1994                     (16.59)      1994                      9.53
1993                       6.28        1993                     (12.17)      1993                      8.43
                                       1992                      11.39       1992                     14.91
                                       1991 (5 mos.)              4.75       1991                      4.43
                                                                             1990                     48.25
                                                                             1989                      0.43
                                                                             1988                      2.20
                                                                             1987                     43.70
                                                                             1986                    (17.09)
                                                                             1985                     26.56
                                                                             1984                     20.74
                                                                             1983                     (6.28)
                                                                             1982                     26.54
                                                                             1981                     39.11
                                                                             1980                     48.57
                                                                             1979                     60.93
                                                                             1978                     20.78
                                                                             1977 (11 mos.)            3.33

          PURCHASERS OF UNITS WILL ACQUIRE NO INTEREST IN THESE FUNDS.



**14 MILLBURN GLOBAL                  MILLBURN CURRENCY                     MRC CURRENCY
MARKETS PORTFOLIO L.P.                FUND L.P.                             PARTNERS L.P.
(DIVERSIFIED; PRIVATELY OFFERED)      (CURRENCIES ONLY;                     (CURRENCIES ONLY;
                                      PRIVATELY OFFERED)                    PRIVATELY OFFERED)
                        ANNUAL                               ANNUAL                                 ANNUAL
YEAR                RATE OF RETURN    YEAR               RATE OF RETURN     YEAR                RATE OF RETURN
----                --------------    ----               --------------     ----                --------------
2001 (3 mos.)             0.60%       2001 (3 mos.)     **15 13.50%
2000                     (5.39)       2000                    4.29
1999                      1.26        1999                    2.12
1998                      1.57        1998                   (7.03)         (closed 5/31/97)
1997                     13.59        1997                   20.13          1997 (5 mos.)            15.31%
1996                     11.77        1996                   13.87          1996                     16.59
1995                     28.76        1995                   19.28          1995                     22.02
1994                     (4.35)       1994                   (8.63)         1994                     (6.71)
1993 (3 mos.)             9.24        1993                  (11.71)         1993                     (8.53)
                                      1992                   14.57          1992                     15.67
                                      1991                    3.63          1991                      6.35
                                      1990                   51.64          1990 (5 mos.)            26.16


MILLBURN WORLD
RESOURCE FUND L.P.
(DIVERSIFIED; PRIVATELY OFFERED)


                         ANNUAL
**16 YEAR                RATES OF RETURN
---------                ---------------
2001 (3 mos.)              7.55%
2000                      11.21
1999                      (3.97)
1998                      10.50
1997                      11.87
1996                      17.43
1995                      36.25


                            ------------------------


               **17 Prospective investors should note that, in general, Millburn Ridgefield's private pools outperform its public funds. This is due in principal part to the costs associated with the distribution of the interests in such funds to the public. The Trust, as a public fund, is subject to higher costs, and its performance can be expected to reflect the effect of such costs, which cumulate significantly over time.



               **18 MILLBURN RIDGEFIELD, IN GENERAL, APPEARS TO HAVE BEEN ABLE TO ACHIEVE BETTER PERFORMANCE IN EARLIER THAN IN MORE RECENT YEARS. ALTHOUGH THIS COULD BE DUE TO A NUMBER OF FACTORS, INCREASED ASSETS UNDER MANAGEMENT MAY BE A MATERIALLY CONTRIBUTING FACTOR.



               **19 MILLBURN RIDGEFIELD'S SYSTEMS HAVE DEVELOPED SIGNIFICANTLY OVER TIME. THE SYSTEMS CURRENTLY USED BY MILLBURN RIDGEFIELD ARE NOT NECESSARILY THE SAME AS THOSE WHICH PRODUCED A SUBSTANTIAL PORTION OF THE PERFORMANCE REFLECTED ABOVE. NO REPRESENTATION IS OR COULD BE MADE THAT THE TRUST WOULD HAVE PERFORMED, OR WILL IN THE FUTURE PERFORM, IN A MANNER SIMILAR TO THE RESULTS SET FORTH ABOVE.



          PURCHASERS OF UNITS WILL ACQUIRE NO INTEREST IN THESE FUNDS.

                          INDEX TO FINANCIAL STATEMENT

                                                                                                              PAGE
                                                                                                              ----
THE MILLBURN WORLD RESOURCE TRUST
         Unaudited Statements of Financial Condition at March 31, 2001.........................................52

         Unaudited Statements of Operations at March 31, 2001..................................................53

         Unaudited Statements of Changes in Trust Capital at March 31, 2001....................................54

         Notes to Unaudited Financial Statements...............................................................55

         Affirmation of Millburn Ridgefield Corporation........................................................58

         Report of Independent Accountants.....................................................................59

         Statements of Financial Condition at December 31, 2000 and 1999.......................................60

         Statements of Operations for the years ended December 31, 2000, 1999 and 1998.........................61

         Statements of Changes in Trust Capital for the years ended December 31, 2000
                  1999 and 1998................................................................................62

         Notes to Financial Statements.........................................................................63

MILLBURN RIDGEFIELD CORPORATION

         Unaudited Statement of Financial Condition as of March 31, 2001.......................................66

         Notes to Unaudited Financial Statement................................................................67

         Independent Auditor's Report..........................................................................72

         Statement of Financial Condition as of December 31, 2000..............................................73

         Notes to Financial Statement..........................................................................74

                              --------------------

         Schedules are omitted for the reason that they are not required or are not applicable or that equivalent information has been included in the financial statements or notes thereto.

                        THE MILLBURN WORLD RESOURCE TRUST
                   UNAUDITED STATEMENTS OF FINANCIAL CONDITION
                                AT MARCH 31, 2001




                                                                                 MARCH 31, 2001
                                                                                 --------------
ASSETS:

Cash                                                                                $   764,051
Investments in U.S. Treasury bills - at value (amortized
  cost $3,581,590 at March 31, 2001) (Note 2)                                         3,581,590
Investments in U.S. Treasury notes - at value (cost
  $10,228,567 at March 31, 2001) (Note 2)                                            10,326,269
Unrealized appreciation/(depreciation) on open contracts                              4,379,592
                                                                                 --------------

         TOTAL EQUITY IN TRADING ACCOUNTS                                            19,051,502

Investments in U.S. Treasury bills - at value (amortized
  cost $3,363,872 at March 31, 2001) (Note 2)                                         3,363,872
Investments in U.S. Treasury notes - at value (cost
  $11,510,224 at March 31, 2001) (Note 2)                                            11,588,787
Money market fund                                                                     1,509,028
Accrued interest receivable                                                             224,560
                                                                                 --------------

         TOTAL ASSETS                                                               $35,737,749
                                                                                 ==============

LIABILITIES & TRUST CAPITAL:

Due to broker                                                                                 -
Accounts payable and accrued expenses                                                   123,689
Redemptions payable to Unitholders, net (Note 7)                                      1,024,281
Accrued brokerage fees (Note 3)                                                         236,163
                                                                                 --------------

         TOTAL LIABILITIES                                                            1,384,133

Trust Capital (Notes 3, 7 and 8):
      Managing Owner interest                                                         1,018,158
      Unitholders (27,742.404 Units of Beneficial
        Interest outstanding at March 31, 2001)                                      33,335,458
                                                                                 --------------

         TOTAL TRUST CAPITAL                                                         34,353,616
                                                                                 --------------

         TOTAL LIABILITIES AND TRUST CAPITAL                                       $ 35,737,749
                                                                                 ==============


See accompanying notes to unaudited financial statements.

                        THE MILLBURN WORLD RESOURCE TRUST
                       UNAUDITED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000




                                                                                        2001                  2000
                                                                                     -----------            --------
Income (Note 2):
    Net gains (losses) on trading of futures and forward                             $ 3,935,526            $ 347,253
      contracts
      Realized gains (losses)
    Change in unrealized appreciation (depreciation)                                  (1,662,395)          (2,851,643)
                                                                                -----------------    -----------------
                                                                                       2,273,131           (2,504,390)
    Less, Brokerage fees (Note 3)                                                        734,746            1,066,040
                                                                                -----------------    -----------------

      NET REALIZED AND UNREALIZED GAINS (LOSSES) ON                                    1,538,385           (3,570,430)
        TRADING OF FUTURES AND FORWARD CONTRACTS

    Net gains (losses) from U.S. Treasury obligations:                                    61,667                    -
      Unrealized appreciation (depreciation)
                                                                                -----------------    -----------------

      TOTAL NET REALIZED AND UNREALIZED GAINS (LOSSES)                                 1,600,052           (3,570,430)

    Interest Income                                                                      430,244              618,146
    Foreign Exchange Gain (Loss)                                                          (5,186)              (6,150)
                                                                                -----------------    -----------------
                                                                                       2,025,110           (2,958,434)

Expenses (Note 3):
    Administrative                                                                        74,438               54,459
                                                                                -----------------    -----------------

    NET INCOME (LOSS)                                                                  1,950,672           (3,012,893)
                                                                                =================    =================

    Net Income (Loss) allocated to Managing Owner                               $         75,962          $   (38,380)

    Net Income (Loss) allocated to Unitholders                                  $      1,874,710          $ (2,974,513)

    Increase (decrease) in net asset value for each unit                               $   65.93          $   (70.72)
      (Note 8)


See accompanying notes to unaudited financial statements.

                        THE MILLBURN WORLD RESOURCE TRUST
                UNAUDITED STATEMENTS OF CHANGES IN TRUST CAPITAL
               FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000



STATEMENTS OF TRUST CAPITAL
FOR THE THREE MONTHS ENDED MARCH 31, 2001
                                                  UNIT HOLDERS           MANAGING OWNER            TOTAL
                                                ------------------     -------------------    ----------------
Trust Capital at December 31, 2000
  (29,311.653 Units)                                $  33,288,797             $   942,196        $ 34,230,993
Addition of 197.746 Units                                 207,141                     -               207,141
Redemption of (1,766.995) Units                        (2,035,190)                    -            (2,035,190)
Net Income (Loss)                                       1,874,710                  75,962           1,950,672
                                                ------------------     -------------------    ----------------
TRUST CAPITAL AT MARCH 31, 2001                        33,335,458               1,018,158          34,353,616
  (27,742.404 UNITS)                            ==================     ===================    ================
NET ASSET VALUE PER UNIT
  AT MARCH 31, 2001                                      1,201.61
                                                ==================



STATEMENTS OF TRUST CAPITAL
FOR THE THREE MONTHS ENDED MARCH 31, 2000
                                                  UNIT HOLDERS           MANAGING OWNER            TOTAL
                                                ------------------     -------------------    ----------------
Trust Capital at December 31, 1999
  (44,722.052 Units)                             $  49,635,958              $  848,658         $50,484,616

Addition of 360.901 Units                              373,801                       -             373,801

Redemption of (6,058.310) Units                     (6,482,297)                      -          (6,482,297)

Net Income (Loss)                                   (2,974,513)                (38,380)         (3,012,893)
                                                ------------------     -------------------    ----------------

TRUST CAPITAL AT MARCH 31, 2000                     40,552,949                 810,278          41,363,227
     (39,024.643 UNITS)                         ==================     ===================    ================

NET ASSET VALUE PER UNIT AT
  MARCH 31, 2000                                      1,039.16
                                                ==================

Financial highlights for the quarter ended March 31, 2001:
     Total return: 5.81%
     Ratio of expenses to average net assets: 9.77% (annualized)
     Ratio of net income to average net assets: 23.55% (annualized)



See accompanying notes to unaudited financial statements.

THE MILLBURN WORLD RESOURCE TRUST
NOTES TO UNAUDITED FINANCIAL STATEMENTS
---------------------------------------

*20 MOVED FROM HERE; TEXT NOT SHOWN

1.       PARTNERSHIP ORGANIZATION

         The Millburn World Resource Trust (the "Trust") was organized on June 7, 1995 under the Delaware Business Trust Act. The Trust is engaged in speculative trading in the futures, options and forward markets. The instruments that are traded by the Trust are volatile and involve a high degree of risk. The Trust commenced trading operations on September 13, 1995.

         Millburn Ridgefield Corporation (the "Managing Owner") has agreed to make additional capital contributions, subject to certain possible exceptions in order to maintain its capital account at not less than 1% of the total capital accounts of the Trust. The Managing Owner and the holders of the Units of Beneficial Interest ("Units") issued by the Trust will share in any profits and losses of the Trust in proportion to the percentage interest owned by each, before brokerage commissions and profit share allocations. There are 63,400 Units authorized for sale.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         a.    INVESTMENTS
               Open options, futures and forward contracts are valued at market value. Realized gains (losses) and changes in unrealized appreciation (depreciation) on futures, forward and option contracts are recognized in the periods in which the contracts are closed or the changes occur, and are included in the statements of operations in net gains (losses) on trading of futures, forward and option contracts.

               Investments in U.S. Treasury bills are valued at cost plus amortized discount which approximates value. Investments in U.S. Treasury notes are valued at market value. Such securities are normally on deposit with financial institutions as collateral for performance of the Trust's trading obligations or held for safekeeping in a custody account.

         b.    FOREIGN CURRENCY TRANSLATION
               Assets and liabilities denominated in foreign currencies are translated at quoted prices of such currencies. Purchases and sales of investments are translated at the exchange rate prevailing when such transactions occurred.

         c.    INCOME TAXES
               Income taxes have not been provided, as each Unitholder is individually liable for the taxes, if any, on his share of the Trust's income and expenses.

         d.    ESTIMATES
               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the period. Actual results could differ from these estimates.

         e.    RIGHT OF OFFSET
               The customer agreements between the Trust and certain brokers give the Trust the legal right to net unrealized gains and losses. Unrealized gains and losses related to transactions with these brokers are reflected on a net basis in the equity in trading accounts in the statements of financial condition.

3.    TRUST AGREEMENT

         The Trust Agreement provides that the Managing Owner shall control, conduct and manage the business of the Trust, and may make all trading decisions.

THE MILLBURN WORLD RESOURCE TRUST
NOTES TO UNAUDITED FINANCIAL STATEMENTS
---------------------------------------
         The Trust pays brokerage fees to the Managing Owner at the annual rate of 9.0% of the Trust's average month-end Net Assets of Unitholders interests (prior to reduction for accrued brokerage fees or Profit Share). The Managing Owner retains the right to charge less than the annual brokerage rate of 9% to those subscribers who either invest $1,000,000 or more in the Units or subscribe without incurring the selling commission paid by the managing owner.

         The Managing Owner, not the Trust, will pay all routine costs of executing and clearing the Trust's futures and options trades, including brokerage commissions payable to the clearing brokers. The Managing Owner also pays, from its own funds, selling commissions on all sales of Units.

         Profit Share equal to 17.5% of any New Trading Profits (as defined) in excess of the highest cumulative level of Trading Profit as of any previous calendar quarter-end is added to the New Profits Memo Account. A transfer from such account to the Managing Owner's capital account is made to the extent taxable capital gains are allocated to the Managing Owner.

         The Trust pays its legal, accounting, auditing, printing, postage and similar administrative expenses (including the Trustee's fees, the charges of an outside accounting services agency and the expenses of updating the Prospectus), as well as extraordinary costs.

4.       TRADING ACTIVITIES

         All of the derivatives owned by the Trust, including options, futures and forwards, are held for trading purposes. The results of the Trust's trading activity are shown in the statements of operations. The fair value of the derivative financial instruments, at March 31, 2001 was $4,379,592.

         The Trust conducts its trading activities with various brokers acting either as a broker or counterparty to various transactions. At March 31, 2001, cash, treasury notes, and treasury bills, aggregating $20,194,004, included in the Trust's equity in trading accounts are held by such brokers in segregated accounts as required by U.S. Commodity Futures Trading Commission's regulations or by the counterparty bank or broker. Such collateral can be sold or repledged by the counterparties.


5.       DERIVATIVE INSTRUMENTS

         The Trust is party to derivative financial instruments in the normal course of its business. These financial instruments include forwards, futures and options, whose value is based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash flows, or to purchase or sell other financial instruments at specific terms at specified future dates. These instruments may be traded on an exchange or over-the-counter. Exchange traded instruments are standardized and include futures and certain options. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk.



         Market risk is the potential change in the value of the instruments traded by the Trust due to market changes, including interest and foreign exchange rate movements and fluctuations in futures or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Trust's risk of loss due to market risk may exceed the related amounts presented in the statements of financial condition.


         Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures or options transactions, since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of over-the-counter transactions, the Trust must rely solely on the credit of the individual counterparties. The Trust's risk of loss in the event of counterparty default is typically limited to the amounts recognized in the statements of financial condition, not to the contract or notional amounts of the instruments.

THE WILLBURN WORLD RESOURCE TRUST
NOTES TO UNAUDITED FINANCIAL STATEMENTS (CONTINUED)
---------------------------------------------------

         The Trust has limited concentration risk as it executes trades and maintains accounts with several brokers.


         The fair value of the Partnership's derivative financial instruments at March 31, 2001 is detailed below:



                                                                              UNREALIZED APPRECIATION
                                                                                GROSS              NET
                                                                                -----              ---
         MARCH 31, 2001
            Exchange traded                                               $ 2,204,606          $ 2,063,440
            Non-exchange traded                                             2,547,580            2,316,152
                                                                          -----------          -----------
                                                                          $ 4,752,186          $ 4,379,592
                                                                          ===========          ===========


6.       TERMINATION

         The Trust will terminate on December 31, 2025 or at an earlier date if certain conditions occur as defined in the Declaration of Trust and Trust Agreement.

7.       REDEMPTIONS

         Units may be redeemed, at the option of any Unitholder, at Net Asset Value (as defined) as of the close of business on the last business day of any calendar month on ten business days' written notice to the Managing Owner. Persons who redeem Units at or prior to the end of the first and second successive six-month periods after such Units are sold will be assessed redemption charges of 4% and 3%, respectively (3% and 2%, respectively, in the case of subscriptions of $1,000,000 or more), of their redeemed Units' Net Asset Value as of the date of redemption. All redemption charges will be paid to the Managing Owner.

8.       NET ASSET VALUE PER UNIT

         Changes in net asset value per Unit during the quarters ended March 31, 2001 and 2000 were as follows:



                                                                           MARCH 2001    MARCH 2000
                                                                           ----------    ----------
           Net realized and unrealized gains (losses) on
               currency contracts                                         $   54.14      $   (84.05)
           Interest Income                                                    14.46           14.79
           Foreign exchange loss                                              (0.17)          (0.15)
           Administrative expense                                             (2.50)          (1.31)
                                                                          ---------      ----------
           NET INCOME (LOSS) PER UNIT                                         65.93          (70.72)

           NET ASSET VALUE PER UNIT, BEGINNING OF PERIOD                   1,135.68        1,109.88
                                                                          ---------      ----------

           NET ASSET VALUE PER UNIT, END OF PERIOD                        $1,201.61      $ 1,039.16
                                                                          =========      ==========

                 AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION





In compliance with the Commodity Futures Trading Commission's regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition of the Millburn World Resource Trust, at December 31, 2000 and 1999 and the related statements of operations and of changes in trust capital for the years ended December 31, 2000, 1999 and 1998 are complete and accurate.


HARVEY BEKER, CO - CHIEF EXECUTIVE OFFICER
MILLBURN RIDGEFIELD CORPORATION
MANAGING OWNER OF THE MILLBURN WORLD RESOURCE TRUST

                        REPORT OF INDEPENDENT ACCOUNTANTS



TO THE UNITHOLDERS OF
THE MILLBURN WORLD RESOURCE TRUST:



**20 In our opinion, the accompanying statements of financial condition and the related statements of operations and of changes in Trust capital present fairly, in all material respects, the financial position of The Millburn World Resource Trust at December 31, 2000 and 1999, and the results of its operations for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Trust's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


PRICEWATERHOUSECOOPERS LLP

February 27, 2001

                        THE MILLBURN WORLD RESOURCE TRUST
                        STATEMENTS OF FINANCIAL CONDITION
                          AT DECEMBER 31, 2000 AND 1999



ASSETS                                                                                2000              1999
------                                                                           ----------         ------------
Equity in trading accounts:
   Cash                                                                          $         -        $  2,885,005
   Investments in U.S. Treasury bills - at value (amortized
     cost $4,075,037 and $20,714,304 at December 31,
     2000 and 1999, respectively) (Note 2)                                         4,075,037          20,714,304
    Investments in U.S. Treasury notes - at value ($6,332,969
      and $0 at December 31, 2000 and 1999, respectively)
      (includes investments valued at $4,181,288 pledged as
      trading collateral) (Note 2)                                                 6,392,219                   -
Unrealized appreciation on open contracts                                          6,412,024           3,240,145
Unrealized depreciation on open contracts                                           (370,037)           (259,646)
                                                                                 -----------        ------------

         TOTAL EQUITY IN TRADING ACCOUNTS                                         16,509,243          26,579,808

Investment in U.S. Treasury bills - at value (amortized cost
   $9,582,366 and $24,036,104 at December 31,
   2000 and 1999, respectively) (Note 2)                                           9,582,366          24,036,104
Investment in U.S. Treasury notes - at value (cost
   $6,534,621 and $0 at December 31, 2000
   and 1999, respectively) (Note 2)                                                6,589,969                   -
Money market fund                                                                  3,592,984           2,534,912
Accrued interest receivable                                                          163,249                   -
                                                                                 -----------        ------------
         TOTAL ASSETS                                                           $ 36,437,811        $ 53,150,824
                                                                                 ===========        ============

LIABILITIES AND TRUST CAPITAL

Due to Broker                                                                     $  506,050            $      -
Accounts payable and accrued expenses                                                 86,752              70,961
Redemptions payable to unitholders, net (Note 7)                                   1,368,925           2,261,893
Accrued brokerage fees (Note 3)                                                      245,091             333,354
                                                                                 -----------        ------------
         TOTAL LIABILITIES                                                         2,206,818           2,666,208
                                                                                 -----------        ------------

Trust capital (Notes 3, 7 and 8):
   Managing Owner interest                                                           942,196             848,658
   Unitholders, (29,311.653 and 44,722.052 Units of Beneficial
     Interest outstanding at December 31, 2000 and 1999,
     respectively)                                                                33,288,797          49,635,958
                                                                                 -----------        ------------
         TOTAL TRUST CAPITAL                                                      34,230,993          50,484,616
                                                                                 -----------        ------------
         TOTAL LIABILITIES AND TRUST CAPITAL                                    $ 36,437,811        $ 53,150,824
                                                                                 ===========        ============



See accompanying notes to financial statements.

                        THE MILLBURN WORLD RESOURCE TRUST
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


                                                                  2000               1999                  1998
                                                              ------------        -----------          -----------
Income (Note 2):
Net gains (losses) on trading of futures,
  forward and option contracts
   Realized gains (losses)
     Futures and forwards                                      $(2,166,473)       $  (913,247)         $ 5,390,695
     Options                                                             -                  -            1,114,879
   Change in unrealized appreciation (depreciation):
     Futures and forwards                                        3,061,488         (2,536,947)             764,120
     Options                                                             -                  -             (163,054)
                                                             -------------      -------------        -------------
                                                                   895,015         (3,450,194)           7,106,640
     Less, Brokerage fees (Note 3)                               3,298,836          5,496,697            6,528,321
                                                             -------------      -------------        -------------

          NET REALIZED AND UNREALIZED GAINS
             (LOSSES) ON TRADING OF FUTURES,
             FORWARD AND OPTION CONTRACTS                       (2,403,821)        (8,946,891)             578,319

Net gains from U.S. Treasury obligations:
    Realized gains                                                  17,189                  -                   -
    Unrealized appreciation                                        114,598                  -                   -
                                                             -------------      -------------        -------------

            TOTAL NET REALIZED AND UNREALIZED
              GAINS (LOSSES)                                    (2,272,034)        (8,946,891)             578,319
                                                             -------------      -------------        -------------

Interest income                                                  2,037,153          3,026,673            3,810,780
Foreign exchange loss                                               (5,383)           (33,211)            (198,930)
                                                             -------------      -------------        -------------

          TOTAL INCOME (LOSS)                                     (240,264)        (5,953,429)           4,190,169
                                                             -------------      -------------        -------------

Expenses (Note 3):
   Administrative expenses                                         297,751            389,267              581,101
                                                             -------------      -------------        -------------

                                                                   297,751            389,267              581,101
                                                             -------------      -------------        -------------

          NET INCOME (LOSS)                                  $    (538,015)     $  (6,342,696)       $   3,609,068
                                                             =============      =============        =============

          NET INCOME (LOSS) PER UNIT OF
             BENEFICIAL INTEREST (NOTE 8)                    $       25.80*     $     (124.50)       $       51.95
                                                             =============      =============        =============



*The amount shown per Unit in 2000 does not correspond with the net loss as shown on the Statements of Operations for the year ended December 31, 2000 because of the timing of redemptions of the Partnership's Units in relation to the fluctuating values of the Trust's investments.



See accompanying notes to financial statements.

                        THE MILLBURN WORLD RESOURCE TRUST
                     STATEMENTS OF CHANGES IN TRUST CAPITAL
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


                                                                                 NEW PROFITS
                                                                                      MEMO          MANAGING
                                                                 UNITHOLDERS         ACCOUNT         OWNER           TOTAL
                                                                ------------       -----------    ----------     ------------
                   TRUST CAPITAL AT DECEMBER 31, 1997           $ 72,794,694       $      -       $  776,209     $ 73,570,903

Proceeds from sale of 9,536.800 Units
    of Beneficial Interest                                        11,163,820              -                -       11,163,820

Net income                                                         3,511,646         97,422        3,609,068

Redemptions (12,173.848 Units of Beneficial
    Interest)                                                    (14,523,154)             -                -      (14,523,154)
Units of Beneficial interest (169.279) allocated                           -              -                -                -
                                                                ------------       --------------  ---------     ------------

                   TRUST CAPITAL AT DECEMBER 31, 1998             72,947,006              -          873,631       73,820,637
                                                                ------------       --------------  ---------     ------------

Proceeds from sale of 3,163.697 Units of
    Beneficial Interest                                            3,655,051              -                -        3,655,051

Net loss                                                          (6,317,723)             -          (24,973)      (6,342,696)

Redemptions (17,657.948 Units of Beneficial
    Interest)                                                    (20,648,376)             -                -      (20,648,376)
Units of Beneficial interest (120.204) allocated                           -              -                -                -
                                                                ------------       --------------  ---------     ------------

                   TRUST CAPITAL AT DECEMBER 31, 1999             49,635,958              -          848,658       50,484,616
                                                                ------------       --------------  ---------     ------------

Proceeds from sale of 645.250 Units of
    Beneficial Interest                                              682,041              -                -          682,041

Net income (loss)                                                   (631,553)             -           93,538         (538,015)

Redemptions (16,112.349 Units of Beneficial
    Interest)                                                    (16,397,649)             -                -      (16,397,649)
Units of Beneficial interest (56.7) allocated                              -              -                -                -
                                                                ------------       --------------  ---------     ------------

                   TRUST CAPITAL AT DECEMBER 31, 2000           $ 33,288,797       $      -        $ 942,196     $ 34,230,993
                                                                ============       ==============  =========     ============




See accompanying nots to financial statements.

THE MILLBURN WORLD RESOURCE TRUST
NOTES TO FINANCIAL STATEMENTS
---------------------------------

1.       PARTNERSHIP ORGANIZATION

         The Millburn World Resource Trust (the "Trust") was organized on June 7, 1995 under the Delaware Business Trust Act. The Trust is engaged in speculative trading in the futures, options and forward markets. The instruments that are traded by the Trust are volatile and involve a high degree of risk. The Trust commenced trading operations on September 13, 1995.

         Millburn Ridgefield Corporation (the "Managing Owner") has agreed to make additional capital contributions, subject to certain possible exceptions in order to maintain its capital account at not less than 1% of the total capital accounts of the Trust. The Managing Owner and the holders of the Units of Beneficial Interest ("Units") issued by the Trust will share in any profits and losses of the Trust in proportion to the percentage interest owned by each, before brokerage commissions and profit share allocations. There are 63,400 Units authorized for sale.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         a.    INVESTMENTS
               Open options, futures and forward contracts are valued at market value. Realized gains (losses) and changes in unrealized appreciation (depreciation) on futures, forward and option contracts are recognized in the periods in which the contracts are closed or the changes occur, and are included in the statements of operations in net gains (losses) on trading of futures, forward and option contracts.

               Investments in U.S. Treasury bills are valued at cost plus amortized discount which approximates value. Investments in U.S. Treasury notes are valued at market value. Such securities are normally on deposit with financial institutions as collateral for performance of the Trust's trading obligations or held for safekeeping in a custody account.

         b.    FOREIGN CURRENCY TRANSLATION
               Assets and liabilities denominated in foreign currencies are translated at quoted prices of such currencies. Purchases and sales of investments are translated at the exchange rate prevailing when such transactions occurred.

         c.    INCOME TAXES
               Income taxes have not been provided, as each Unitholder is individually liable for the taxes, if any, on his share of the Trust's income and expenses.

         d.    ESTIMATES
               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the period. Actual results could differ from these estimates.

         e.    RIGHT OF OFFSET
               The customer agreements between the Trust and certain brokers give the Trust the legal right to net unrealized gains and losses. Unrealized gains and losses related to transactions with these brokers are reflected on a net basis in the equity in trading accounts in the statements of financial condition.

3.       TRUST AGREEMENT

         The Trust Agreement provides that the Managing Owner shall control, conduct and manage the business of the Trust, and may make all trading decisions.

         The Trust pays brokerage fees to the Managing Owner at the annual rate of 9.0% of the Trust's average month-end Net Assets of Unitholders interests (prior to reduction for accrued brokerage fees or Profit Share). The Managing Owner retains the right to charge less than the annual brokerage

THE MILLBURN WORLD RESOURCE TRUST
NOTES TO FINANCIAL STAEMENTS (CONTINUED)
----------------------------------------


         rate of 9% to those subscribers who either invest $1,000,000 or more in the Units or subscribe without incurring the selling commission paid by the managing owner.

         The Managing Owner, not the Trust, will pay all routine costs of executing and clearing the Trust's futures and options trades, including brokerage commissions payable to the clearing brokers. The Managing Owner also pays, from its own funds, selling commissions on all sales of Units.

         Profit Share equal to 17.5% of any New Trading Profits (as defined) in excess of the highest cumulative level of Trading Profit as of any previous calendar quarter-end is added to the New Profits Memo Account. A transfer from such account to the Managing Owner's capital account is made to the extent taxable capital gains are allocated to the Managing Owner.

         The Trust pays its legal, accounting, auditing, printing, postage and similar administrative expenses (including the Trustee's fees, the charges of an outside accounting services agency and the expenses of updating the Prospectus), as well as extraordinary costs.

4.       TRADING ACTIVITIES

         All of the derivatives owned by the Trust, including options, futures and forwards, are held for trading purposes. The results of the Trust's trading activity are shown in the statements of operations. The fair value of the derivative financial instruments, at December 31, 2000 and 1999 was $6,041,987 and $2,980,499, respectively.

         The Trust conducts its trading activities with various brokers acting either as a broker or counterparty to various transactions. At December 31, 2000 and 1999, cash, treasury notes, and treasury bills, aggregating $9,961,206 and $23,599,309, respectively, included in the Trust's equity in trading accounts are held by such brokers in segregated accounts as required by U.S. Commodity Futures Trading Commission's regulations or by the counterparty bank or broker. Such collateral can be sold or repledged by the counterparties.

5.       DERIVATIVE INSTRUMENTS

         The Trust is party to derivative financial instruments in the normal course of its business. These financial instruments include forwards, futures and options, whose value is based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash flows, or to purchase or sell other financial instruments at specific terms at specified future dates. These instruments may be traded on an exchange or over-the-counter. Exchange traded instruments are standardized and include futures and certain options. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk.

         Market risk is the potential change in the value of the instruments traded by the Trust due to market changes, including interest and foreign exchange rate movements and fluctuations in futures or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Trust's risk of loss due to market risk may exceed the related amounts presented in the statements of financial condition.

         Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures or options transactions, since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of over-the-counter transactions, the Trust must rely solely on the credit of the individual counterparties. The Trust's risk of loss in the event of counterparty default is typically limited to the amounts recognized in the statements of financial condition, not to the contract or notional amounts of the instruments.

THE MILLBURN WORLD RESOURCE TRUST
NOTES TO FINANCIAL STAEMENTS (CONTINUED)
----------------------------------------
         The Trust has limited concentration risk as it executes trades and maintains accounts with several brokers.

         The fair value of the Partnership's derivative financial instruments at December 31, 2000 and 1999 is detailed below:



                                                                         UNREALIZED APPRECIATION
                                                                   ------------------------------------
                                                                        GROSS               NET
                                                                        -----               ---
DECEMBER 31, 2000:
    Exchange traded                                                     $ 3,449,973        $ 3,012,743
    Non-exchange traded                                                   3,234,839          3,029,244
                                                                   -----------------  -----------------

                                                                        $ 6,684,812        $ 6,041,987
                                                                   =================  =================

DECEMBER 31, 1999:
    Exchange traded                                                     $ 3,288,946        $ 2,846,384
    Non-exchange traded                                                     402,364            134,115
                                                                   -----------------  -----------------

                                                                        $ 3,691,310        $ 2,980,499
                                                                   =================  =================



6.       TERMINATION

         The Trust will terminate on December 31, 2025 or at an earlier date if certain conditions occur as defined in the Declaration of Trust and Trust Agreement.

7.       REDEMPTIONS

         Units may be redeemed, at the option of any Unitholder, at Net Asset Value (as defined) as of the close of business on the last business day of any calendar month on ten business days' written notice to the Managing Owner. Persons who redeem Units at or prior to the end of the first and second successive six-month periods after such Units are sold will be assessed redemption charges of 4% and 3%, respectively (3% and 2%, respectively, in the case of subscriptions of $1,000,000 or more), of their redeemed Units' Net Asset Value as of the date of redemption. All redemption charges will be paid to the Managing Owner.

THE MILLBURN WORLD RESOURCE TRUST
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
-----------------------------------------


8.       NET ASSET VALUE PER UNIT

         Changes in net asset value per Unit during the years ended December 31, 2000, 1999 and 1998 were as follows:



                                                          2000               1999                 1998
                                                          ----               ----               -------
Net realized and unrealized gains (losses)
    on futures, forwards and options                  $   (20.35)        $   (173.00)         $     8.32
Interest income                                            54.46               56.51               54.85
Foreign exchange loss                                      (0.16)              (0.65)              (2.86)
Administrative expenses                                    (8.15)              (7.36)              (8.36)
                                                      ----------         -----------          ----------

          NET INCOME (LOSS) PER UNIT                       25.80             (124.50)              51.95

Net asset value per Unit, beginning of year             1,109.88            1,234.38            1,182.43
                                                      ----------         -----------          ----------

          NET ASSET VALUE PER UNIT,
            END OF YEAR                               $ 1,135.68         $  1,109.88          $ 1,234.38
                                                      ==========         ===========          ==========


                         MILLBURN RIDGEFIELD CORPORATION
                   UNAUDITED STATEMENT OF FINANCIAL CONDITION
                                 March 31, 2001
                                 --------------


                       *23 MOVED FROM HERE; TEXT NOT SHOWN



                       *24 MOVED FROM HERE; TEXT NOT SHOWN



                       *25 MOVED FROM HERE; TEXT NOT SHOWN

                            _______________________






      ASSETS
            Cash and cash equivalents                                                              $  1,546,342
            Commissions and fees receivable                                                           2,279,973
            Loans receivable from stockholders and affiliates                                         4,581,670
            Investments in sponsored funds                                                           14,338,209
            Other investments                                                                           763,273
            Other assets                                                                                  5,772
            Furniture and equipment, net of accumulated
               depreciation of $79,818                                                                    7,342
            Deferred fees                                                                            12,280,985
                                                                                                   ------------
                 Total assets                                                                      $ 35,803,566
                                                                                                   ============
      LIABILITIES
            Accounts payable and accrued expenses                                                  $    845,119
            Taxes payable                                                                                19,750
            Due to affiliated companies                                                                 624,000
            Due to Apollo Fund                                                                          549,909
            Deferred compensation payable                                                            12,280,985
                                                                                                   ------------
                 Total liabilities                                                                 $ 14,319,763
                                                                                                   ============

      STOCKHOLDERS' EQUITY
            Common stock - $.005 par value; 300,000 shares
               authorized, 206,362 shares issued and outstanding                                          1,032
            Additional paid-in capital                                                                1,806,330
            Stock subscription receivable                                                              (105,631)
            Retained earnings                                                                        19,782,072
                                                                                                   ------------
                 Total stockholders' equity                                                          21,483,803
                                                                                                   ------------
                 Total liabilities and stockholders' equity                                        $ 35,803,566
                                                                                                   ============


                             See accompanying notes.

                         MILLBURN RIDGEFIELD CORPORATION
                     NOTES TO UNAUDITED FINANCIAL STATEMENT
                                 ---------------


Note 1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         A.       General

                  Millburn Ridgefield Corporation (the Corporation) was incorporated in the state of Delaware on May 19, 1982. The Corporation earns commissions and fees as a Commodity Trading Advisor and Commodity Pool Operator and is registered with and subject to the regulations of the Commodity Futures Trading Commission (CFTC), an agency of the United States (U.S.) government, which regulates most aspects of the commodity futures industry. It is also subject to the rules of the National Futures Association (NFA), an industry self-regulatory organization.


                  The Corporation's statement of financial condition is presented in accordance with generally accepted accounting principles. The preparation of the statement of financial condition in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the statement of financial condition. Actual results could differ from those estimates.

         B.       Cash and Cash Equivalents

                  Cash and cash equivalents includes cash and investments in money market mutual funds.

         C.       Investments in Sponsored Funds

                  The Corporation is the general partner or managing owner of various commodity pools and investment funds formed as limited partnerships or trusts, collectively referred to as sponsored funds. The Corporation's investments in sponsored funds are carried at its share of the underlying equity in the net asset value of the funds. The funds carry their assets and liabilities at fair value as required by generally accepted accounting principles for such entities.

                  As the general partner or managing owner, the Corporation has a fiduciary responsibility to the sponsored funds and potential liability beyond amounts recognized as an asset in the statement of financial condition.

         D.       Other Investments

                  The Corporation invests in various other commodity and investment funds sponsored by third parties. These investments are carried at their reported net asset values.


         E.       Revenue Recognition


                  *21 MOVED FROM HERE; TEXT NOT SHOWN


                  Commission income is earned from sponsored funds generally based on a fixed percentage of the funds' net asset value, as defined in the respective limited partnership or trust agreements. Commission income from managed accounts (of which the Corporation is the Commodity Trading Advisor) is earned based on the terms specified in the respective advisory agreements.


                  Incentive, management and other fees accrue based on the terms of the respective advisory agreements. Incentive fees generally are based on a percentage of the net profits experienced by a client account. Management fees generally are based on a fixed percentage of the client assets under management. Incentive and management fees are also received from a joint venture which the Corporation has entered into as a trading advisor.

                      **21 MILLBURN RIDGEFIELD CORPORATION
               NOTES TO UNAUDITED FINANCIAL STATEMENT (CONTINUED)
                                   (UNAUDITED)
                                 ---------------

Note 1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         E.       Revenue Recognition (Continued)

                  Commissions and fees are recognized when earned, in accordance with the related advisory agreements.

         F.       Income Taxes

                  The Corporation has elected S corporation status, pursuant to which the Corporation does not pay U.S. corporate income tax on its taxable income. Instead, the stockholders are liable for individual income tax on their share of the Corporation's taxable income. However, the S corporation election is only partially recognized under Connecticut law and the Corporation is liable for a Connecticut S-Corp. business tax based on the greater of a tax on taxable income or a tax on capital. For 2001, the Corporation's Connecticut S-Corp. business tax has been estimated based on capital.

         G.       Interim Financial Statements

                  In the opinion of management, the unaudited interim financial statements reflect all adjustments, which were of a normal and recurring nature, necessary for a fair, presentation of financial position as of March 31, 2001.

Note 2.  INVESTMENTS IN SPONSORED FUNDS

         The Corporation has general partner interests in various limited partnerships and is the managing owner of a trust, collectively referred to as sponsored funds. The Corporation's investments in such sponsored funds as of March 31, 2001, are as follows:



                                                                           $ 6,092,964
                  *26 MOVED FROM HERE; TEXT NOW SHOWN
                  Millburn MCo Partners L.P.
                  Nestor Partners                                            3,480,635
                  Millburn Multi-Strategy Portfolio L.P.                       859,211
                  The Millburn Global Opportunity Fund L.P.                    571,352
                  The Millburn World Resource Trust                          1,018,158
                  Millburn Currency Fund L.P.                                  614,674
                  Others                                                     1,701,215
                                                                           -----------
                           Total                                           $14,338,209
                                                                           ===========

                         MILLBURN RIDGEFIELD CORPORATION
               NOTES TO UNAUDITED FINANCIAL STATEMENT (CONTINUED)
                                 ---------------


Note 2.  INVESTMENTS IN SPONSORED FUNDS (CONTINUED)
         ------------------------------------------


         Summarized financial information for the more significant sponsored funds as of March 31, 2001, is as follows:



                               Millburn                                                 The Millburn
                                Multi-      Millburn MCo                   Nestor         World        Millburn
                              Strategy       Partners        Nestor       Partners      Resource       Currency
                            Portfolio L.P.      L.P.        Partners      II, L.P.        Trust        Fund L.P.
                            --------------  ------------   ------------  -----------    -----------    -----------
         Assets                $50,164,241  $132,521,429   $188,756,940  $19,379,300    $35,737,748    $24,016,838
         Liabilities             2,487,832     4,397,374      3,079,114      496,769      1,384,132        172,887
                            --------------  ------------   ------------  -----------    -----------    -----------
         Net asset value       $47,676,409  $128,124,055   $185,677,826  $18,882,531    $34,353,616    $23,843,951
                            ==============  ============   ============  ===========    ===========    ===========



         The combined net asset value of other sponsored funds as of March 31, 2001, is approximately $74,140,000.



         As the general partner or managing owner, the Corporation conducts and manages the respective businesses of the sponsored funds. The limited partnership or trust agreements typically require the Corporation, as sponsor, to maintain a specified investment in the respective fund. Such minimum investments generally are 1% of either net assets, total assets or total contributions or a minimum dollar amount (if greater). The trust agreement of Millburn World Resource Trust (the Trust), a public fund sponsored by the Corporation, requires the Corporation to maintain an investment equal to the lesser of 1% of the total contributions to the trust or $500,000. The Corporation, as managing owner, has also agreed to maintain a net worth not less than the greater of $50,000 or 5% of the total contributions to the Trust and to all other entities of which it is managing owner or general partner; however, such amount is not required to exceed $1,000,000. These requirements are defined in each respective limited partnership or trust agreement and the Corporation is in compliance with all such requirements.


Note 3.  RELATED PARTY TRANSACTIONS
         --------------------------


         The Corporation has extensive transactions and relationships with affiliated companies. The affiliates provide administrative, accounting, research and other services to the Corporation. Additionally, CommInVest Research, L.P. (CIVR) owns the trading systems used by the Corporation in managing client assets. The Corporation, in turn, is charged consulting fees for such services. The Corporation owes $624,000 to The Millburn Corporation (TMC) at March 31, 2001 for consulting fees.



         The Corporation has entered into borrowing arrangements with the Apollo Fund, a limited partnership whose limited partners are the stockholders of the Corporation. The borrowing bears interest at a variable rate which was 7.27% during 2001. The Corporation has a related loan receivable of $549,909 from TMC. No specific repayment terms apply to the borrowing and the loan receivable.

                      **22 MILLBURN RIDGEFIELD CORPORATION
               NOTES TO UNAUDITED FINANCIAL STATEMENT (CONTINUED)
                                                  ---------------



 Note 3. RELATED PARTY TRANSACTIONS (CONTINUED)



         Additionally, the Corporation has loaned funds to TMC in connection with construction and furnishing costs incurred by TMC for its offices located in New York City. The loan is due on demand with interest accruing at an annualized rate of 2% above the interest rate of a money market fund held by the Corporation. The outstanding balance of the loan is $1,495,408 at March 31, 2001.


         *22 moved from here; text not shown


         The Corporation made advances of $2,536,353 to its stockholders during 2001, which remain outstanding at March 31, 2001. The advances are non-interest bearing and are due on demand.



         The Corporation has an agreement with CIVR to utilize CIVR's trading and research services and systems. In consideration for these services, the Corporation has agreed to pay CIVR its net fee income, as defined in the agreement, and a portion of its deferred fees earned from certain non-U.S. domiciled entities (see Note 4.) This agreement automatically renews each year unless terminated by the Corporation upon 30 days written notice to CIVR.

Note 4.  DEFERRED FEES

         The Corporation has entered into deferred compensation agreements with certain non-U.S. domiciled entities. The Corporation is the advisor or general partner for these entities. Such agreements allow the Corporation to defer the receipt of all or a portion of the management and incentive fees and or net brokerage commissions earned in its capacity as advisor or general partner.

         Deferred fees are subject to the claims of the entities' general creditors. Pursuant to the terms of the applicable deferred compensation agreements, the fees may either remain invested in the entity and share in the earnings, appreciation or depreciation of the respective entities' assets or may be invested in other entities.

         The Corporation has agreed to pay these deferred fees to a certain stockholder, and to CIVR for providing trading and research services and systems (see Note 3). The Corporation is obligated to pay these amounts only to the extent that it receives payment from the non-U.S. domiciled entities.



         At March 31, 2001, the fees and commissions receivable under the deferred compensation agreements and the dates they are due are as follows:



               2003                                        $3,083,270
               2004                                         3,457,094
               2005                                         5,111,180
               2006                                           629,441
                                                          -----------
                                                          $12,280,985

                         MILLBURN RIDGEFIELD CORPORATION
               NOTES TO UNAUDITED FINANCIAL STATEMENT (CONTINUED)

Note 5.  TRADING ACTIVITIES AND RELATED RISKS

         The sponsored funds for which the Corporation is either the general partner or managing owner engage in speculative trading of futures contracts, options on futures contracts and forward contracts (collectively, "derivatives"). These derivatives include both financial and non-financial contracts held as part of diversified trading programs and may be traded on an exchange or over-the-counter. Exchange traded investments are standardized and include futures and certain options. The sponsored funds are exposed to both market risk, the risk arising from changes in the market value of the contracts, and credit risk, the risk of failure by another party to perform according to the terms of a contract. Theoretically, the sponsored funds and the Corporation, as general partner or managing owner, are exposed to market risk equal to the notional value of derivative contracts purchased and unlimited liability on such contracts sold short.

         *27 moved from here; text not shown

         The Corporation, as general partner or managing owner, has established procedures to actively monitor market risk and minimize credit risk of the sponsored funds.

Note 6.  LEASE COMMITMENT

         The Corporation has a noncancelable lease for office space in Greenwich, Connecticut. This lease commenced April 1, 1997, and provides for annual rent of $64,821. The future minimum lease payments under this noncancelable lease are as follows:


             2001                                           $48,616
             2002                                            21,607
                                                            -------
                                                            $70,223



Note 7.  STOCK REPURCHASE AGREEMENT

         The Corporation has entered into an agreement with one of its stockholders which provides for the Company to repurchase the stockholder's 19,980 shares on various dates through December 31, 2005, at the then current book value as defined in the agreement.

                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders and Board of Directors
Millburn Ridgefield Corporation

**23 We have audited the accompanying statement of financial condition of Millburn Ridgefield Corporation (the Corporation) as of December 31, 2000. This financial statement is the responsibility of the Corporation's management. Our responsibility is to express an opinion on this financial statement based on our audit. The Corporation has investments in sponsored funds. The financial statements for certain of these sponsored funds were audited by other auditors. The value of such investments, audited by other auditors, at December 31, 2000, of $19,119,925, is derived from the audited financial statements of such funds. The reports of the other auditors have been furnished to us, and our opinion, insofar as it relates to these investments, is based primarily on the reports of such other auditors.

**24 We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of financial condition presentation. We believe that our audit and the reports of other auditors provide a reasonable basis for our opinion.

**25 In our opinion, based on our audit and the reports of other auditors, the statement of financial condition referred to above presents fairly, in all material respects, the financial position of Millburn Ridgefield Corporation as of December 31, 2000, in conformity with generally accepted accounting principles.


                                  ARTHUR F. BELL, JR. & ASSOCIATES, L.L.C.

Hunt Valley, Maryland
April 26, 2001

                         MILLBURN RIDGEFIELD CORPORATION
                    AUDITED STATEMENT OF FINANCIAL CONDITION
                                December 31, 2000

                                 ---------------



ASSETS
      Cash and cash equivalents                                                              $ 1,422,235
      Commissions and fees receivable                                                          3,361,772
      Loans receivable from stockholders and affiliates                                        4,201,333
      Investments in sponsored funds                                                          26,538,298
      Other investments                                                                          842,394
      Other assets                                                                                22,133
      Furniture and equipment, net of accumulated
         depreciation of $78,706                                                                   8,454
      Deferred fees                                                                           10,861,037
                                                                                              ----------

           Total assets                                                                      $47,257,656
                                                                                              ----------

LIABILITIES
      Accounts payable and accrued expenses                                                    $ 487,919
      Taxes payable                                                                                6,869
      Due to affiliated companies                                                              2,930,960
      Due to Apollo Fund                                                                         897,214
      Stockholder distributions payable                                                        3,065,908
      Deferred compensation payable                                                           10,861,037
                                                                                              ----------

           Total liabilities                                                                  18,249,907
                                                                                              ----------

STOCKHOLDERS' EQUITY
      Common stock - $.005 par value; 300,000 shares
          authorized, 204,190 shares issued and outstanding                                        1,021
      Additional paid-in capital                                                               1,560,622
      Stock subscription receivable                                                              (2,336)
      Retained earnings                                                                       27,448,442
                                                                                              ----------

           Total stockholders' equity                                                         29,007,749
                                                                                              ----------

           Total liabilities and stockholders' equity                                        $47,257,656
                                                                                              ----------



                                See accompanying notes.

                         MILLBURN RIDGEFIELD CORPORATION
                      NOTES TO AUDITED FINANCIAL STATEMENT
                                ---------------


Note 1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         A.       General

                  Millburn Ridgefield Corporation (the Corporation) was incorporated in the state of Delaware on May 19, 1982. The Corporation earns commissions and fees as a Commodity Trading Advisor and Commodity Pool Operator and is registered with and subject to the regulations of the Commodity Futures Trading Commission (CFTC), an agency of the United States (U.S.) government, which regulates most aspects of the commodity futures industry. It is also subject to the rules of the National Futures Association, an industry self-regulatory organization.

                  The Corporation's statement of financial condition is presented in accordance with generally accepted accounting principles. The preparation of the statement of financial condition in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the statement of financial condition. Actual results could differ from those estimates.

         B.       Cash and Cash Equivalents

                  Cash and cash equivalents includes cash and investments in money market mutual funds.

         C.       Investments in Sponsored Funds

                  The Corporation is the general partner or managing owner of various commodity pools and investment funds formed as limited partnerships or trusts, collectively referred to as sponsored funds. The Corporation's investments in sponsored funds are carried at its share of the underlying equity in the net asset value of the funds. The funds carry their assets and liabilities at fair value as required by generally accepted accounting principles for such entities.

                  As the general partner or managing owner, the Corporation has a fiduciary responsibility to the sponsored funds and potential liability beyond amounts recognized as an asset in the statement of financial condition.

         D.       Other Investments

                  The Corporation invests in various other commodity and investment funds sponsored by third parties. These investments are carried at their reported net asset values.

         E.       Revenue Recognition

                  Commission income is earned from sponsored funds generally based on a fixed percentage of the funds' net asset value, as defined in the respective limited partnership or trust agreements. Commission income from managed accounts (of which the Corporation is the Commodity Trading Advisor) is earned based on the terms specified in the respective advisory agreements.

                         MILLBURN RIDGEFIELD CORPORATION
                NOTES TO AUDITED FINANCIAL STATEMENT (CONTINUED)
                                ---------------

Note 1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         (CONTINUED)

         E.       Revenue Recognition (Continued)

                  Incentive, management and other fees accrue based on the terms of the respective advisory agreements. Incentive fees generally are based on a percentage of the net profits experienced by a client account. Management fees generally are based on a fixed percentage of the client assets under management. Incentive and management fees are also received from a joint venture which the Corporation has entered into as a trading advisor.

                  Commissions and fees are recognized when earned, in accordance with the related advisory agreements.

         F.       Income Taxes

                  The Corporation has elected S corporation status, pursuant to which the Corporation does not pay U.S. corporate income tax on its taxable income. Instead, the stockholders are liable for individual income tax on their share of the Corporation's taxable income. However, the S corporation election is only partially recognized under Connecticut law and the Corporation is liable for a Connecticut S-Corp. business tax based on the greater of a tax on taxable income or a tax on capital. For 2000, the Corporation's Connecticut S-Corp. business tax has been estimated based on capital.

Note 2.  INVESTMENTS IN SPONSORED FUNDS

         The Corporation has general partner interests in various limited partnerships and is the managing owner of a trust, collectively referred to as sponsored funds. The Corporation's investments in such sponsored funds as of December 31, 2000, are as follows:



          **26 Millburn Global Markets Portfolio L.P.                                            $1,559,101
          Millburn MCo Partners L.P.                                                              5,871,747
          Nestor Partners                                                                        10,125,281
          The Millburn Global Opportunity Fund L.P.                                               1,141,446
          The Millburn World Resource Trust                                                         942,196
          Millburn Currency Fund L.P.                                                             2,344,903
          Others                                                                                  4,553,624
                                                                                                  ---------
                   Total                                                                        $26,538,298
                                                                                                 ----------


                         MILLBURN RIDGEFIELD CORPORATION
                NOTES TO AUDITED FINANCIAL STATEMENT (CONTINUED)



Note 2.  INVESTMENTS IN SPONSORED FUNDS (CONTINUED)

         Summarized financial information for the more significant sponsored funds as of December 31, 2000, is as follows:



                               Millburn                                               The Millburn
                                Multi-      Millburn MCo                   Nestor         World        Millburn
                              Strategy       Partners        Nestor       Partners      Resource       Currency
                            Portfolio L.P.      L.P.        Partners      II, L.P.        Trust        Fund L.P.
                            --------------  ------------   ------------  -----------    -----------    -----------
         Assets                $51,284,210  $137,461,644   $177,708,392  $21,743,152    $36,437,811    $22,757,050
         Liabilities             2,541,099     4,990,334      1,059,372    4,799,758      2,206,818        182,296
                                ----------   -----------    -----------   ----------     ----------     ----------
         Net asset value       $48,743,111  $132,471,310   $176,649,020  $16,943,394    $34,230,993    $22,574,754
                                ----------   -----------    -----------   ----------     ----------     ----------



         The combined net asset value of other sponsored funds as of December 31, 2000, is approximately $74,059,000.

         As the general partner or managing owner, the Corporation conducts and manages the respective businesses of the sponsored funds. The limited partnership or trust agreements typically require the Corporation, as sponsor, to maintain a specified investment in the respective fund. Such minimum investments generally are 1% of either net assets, total assets or total contributions or a minimum dollar amount (if greater). The trust agreement of Millburn World Resource Trust (the Trust), a public fund sponsored by the Corporation, requires the Corporation to maintain an investment equal to the lesser of 1% of the total contributions to the trust or $500,000. The Corporation, as managing owner, has also agreed to maintain a net worth not less than the greater of $50,000 or 5% of the total contributions to the trust and to all other entities of which it is managing owner or general partner; however, such amount is not required to exceed $1,000,000. These requirements are defined in each respective limited partnership or trust agreement and the Corporation is in compliance with all such requirements.

Note 3.  RELATED PARTY TRANSACTIONS

         The Corporation has extensive transactions and relationships with affiliated companies. The affiliates provide administrative, accounting, research and other services to the Corporation. Additionally, CommInVest Research, L.P. (CIVR) owns the trading systems used by the Corporation in managing client assets. The Corporation, in turn, is charged consulting fees for such services. The Corporation owes $1,397,442 to The Millburn Corporation (TMC) and $1,533,518 to CIVR at December 31, 2000 for consulting fees.

         The Corporation has entered into borrowing arrangements with the Apollo Fund, a limited partnership whose limited partners are the stockholders of the Corporation. The borrowing bears interest at a variable rate which ranged from 5.84% to 7.38% during 2000. The Corporation has related loans receivable of $547,016 from TMC and $350,312 from a certain stockholder. No specific repayment terms apply to the borrowing and the loans receivable.

         Additionally, the Corporation has loaned funds to TMC in connection with construction and furnishing costs incurred by TMC for its offices located in New York City. The loan is due on demand with interest accruing at an annualized rate of 2% above the interest rate of a money market fund held by the Corporation. The outstanding balance of the loan is $1,470,688 at December 31, 2000.

                      **27 MILLBURN RIDGEFIELD CORPORATION
                NOTES TO AUDITED FINANCIAL STATEMENT (CONTINUED)

Note 3.  RELATED PARTY TRANSACTIONS (CONTINUED)
         --------------------------------------

         The Corporation made advances of $1,831,166 to its stockholders during 2000, which remain outstanding at December 31, 2000. The advances are non-interest bearing and are due on demand.

         The Corporation has an agreement with CIVR to utilize CIVR's trading and research services and systems. In consideration for these services, the Corporation has agreed to pay CIVR its net fee income, as defined in the agreement, and a portion of its deferred fees earned from certain non-U.S. domiciled entities (see Note 4.) This agreement automatically renews each year unless terminated by the Corporation upon 30 days written notice to CIVR.

Note 4.  DEFERRED FEES

         The Corporation has entered into deferred compensation agreements with certain non-U.S. domiciled entities. The Corporation is the advisor or general partner for these entities. Such agreements allow the Corporation to defer the receipt of all or a portion of the management and incentive fees and or net brokerage commissions earned in its capacity as advisor or general partner.

         Deferred fees are subject to the claims of the entities' general creditors. Pursuant to the terms of the applicable deferred compensation agreements, the fees may either remain invested in the entity and share in the earnings, appreciation or depreciation of the respective entities' assets or may be invested in other entities.

         The Corporation has agreed to pay these deferred fees to a certain stockholder, and to CIVR for providing trading and research services and systems (see Note 3). The Corporation is obligated to pay these amounts only to the extent that it receives payment from the non-U.S. domiciled entities.

         At December 31, 2000, the fees and commissions receivable under the deferred compensation agreements and the dates they are due are as follows:

          2003                                    $2,778,789
          2004                                     3,325,074
          2005                                     4,757,174
                                                 -----------
                                                 $10,861,037

Note 5.  TRADING ACTIVITIES AND RELATED RISKS

         The sponsored funds for which the Corporation is either the general partner or managing owner engage in speculative trading of futures contracts, options on futures contracts and forward contracts (collectively, "derivatives"). These derivatives include both financial and non-financial contracts held as part of diversified trading programs and may be traded on an exchange or over-the-counter. Exchange traded investments are standardized and include futures and certain options. The sponsored funds are exposed to both market risk, the risk arising from changes in the market value of the contracts, and credit risk, the risk of failure by another party to perform according to the terms of a contract. Theoretically, the sponsored funds and the Corporation, as general partner or managing owner, are exposed to market risk equal to the notional value of derivative contracts purchased and unlimited liability on such contracts sold short.

                         MILLBURN RIDGEFIELD CORPORATION
                NOTES TO AUDITED FINANCIAL STATEMENT (CONTINUED)

Note 5.  TRADING ACTIVITIES AND RELATED RISKS (CONTINUED)

         The Corporation, as general partner or managing owner, has established procedures to actively monitor market risk and minimize credit risk of the sponsored funds.

Note 6.  LEASE COMMITMENT

         The Corporation has a noncancelable lease for office space in Greenwich, Connecticut. This lease commenced April 1, 1997, and provides for annual rent of $64,821. The future minimum lease payments under this noncancelable lease are as follows:

           2001                                        $ 64,821
           2002                                          21,607
                                                       --------

                                                        $86,428

Note 7.  STOCK REPURCHASE AGREEMENT

         The Corporation has entered into an agreement with one of its stockholders which provides for the Company to repurchase the stockholder's 19,980 shares on various dates through December 31, 2005, at the then current book value as defined in the agreement.

Note 8.  SUBSEQUENT EVENT

         On March 1, 2001, the Corporation redeemed $8,631,742 from certain general partnership interests it holds in limited partnerships sponsored by the Corporation. The Corporation distributed the proceeds from these redemptions to its stockholders.

                                                                    EXHIBIT A






                        THE MILLBURN WORLD RESOURCE TRUST






                           SECOND AMENDED AND RESTATED

                    DECLARATION OF TRUST AND TRUST AGREEMENT

                             DATED AS OF MAY 1, 1996

                        THE MILLBURN WORLD RESOURCE TRUST

                           SECOND AMENDED AND RESTATED

                    DECLARATION OF TRUST AND TRUST AGREEMENT

                                TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                               ----
1.       Declaration of Trust..................................................................................TA-1
2.       The Trustee...........................................................................................TA-1
         (a)      Term; Resignation............................................................................TA-1
         (b)      Powers.......................................................................................TA-2
         (c)      Compensation and Expenses of the Trustee.....................................................TA-2
         (d)      Indemnification..............................................................................TA-2
         (e)      Successor Trustee............................................................................TA-2
         (f)      Liability of the Trustee.....................................................................TA-3
         (g)      Reliance by the Trustee and the Managing Owner; Advice of Counsel............................TA-3
         (h)      Not Part of Trust Estate.....................................................................TA-4
3.       Principal Office......................................................................................TA-4
4.       Business..............................................................................................TA-4
5.       Term, Dissolution, Fiscal Year and Net Asset Value....................................................TA-4
         (a)      Term.........................................................................................TA-4
         (b)      Dissolution..................................................................................TA-5
         (c)      Fiscal Year..................................................................................TA-5
         (d)      Net Asset Value..............................................................................TA-5
6.       Net Worth of Managing Owner...........................................................................TA-6
7.       Capital Contributions; Units; Managing Owner's Liability..............................................TA-6
8.       Allocation of Profits and Losses......................................................................TA-6
         (a)      Capital Accounts and Allocations.............................................................TA-6
         (b)      Allocation of Profit and Loss for Federal Income Tax Purposes................................TA-8
         (c)      Profit Share; New Profits Memo Account......................................................TA-10
         (d)      Expenses; Interest Income...................................................................TA-10
         (e)      Limited Liability of Unitholders............................................................TA-11
         (f)      Return of Capital Contributions.............................................................TA-12
9.       Management of the Trust..............................................................................TA-12
         (a)      Authority of the Managing Owner.............................................................TA-12
         (b)      Notification of Basic Changes...............................................................TA-12
         (c)      Certain Agreements..........................................................................TA-12
         (d)      Fiduciary Duties............................................................................TA-12
         (e)      Brokerage Arrangements......................................................................TA-13
         (f)      Prohibited Activities.......................................................................TA-13
         (g)      Freedom of Action...........................................................................TA-13
10.      Audits and Reports to Unitholders....................................................................TA-13
11.      Assignability of Units...............................................................................TA-14
12.      Redemptions..........................................................................................TA-15
13.      Offering of Units....................................................................................TA-16
14.      Special Power of Attorney............................................................................TA-17
15.      Withdrawal of a Unitholder...........................................................................TA-17
16.      Benefit Plan Investors...............................................................................TA-18
17.      Standard of Liability; Indemnification...............................................................TA-18
         (a)      Standard of Liability for the Managing Owner................................................TA-18
         (b)      Indemnification of the Managing Owner by the Trust..........................................TA-18
         (c)      Indemnification by the Unitholders..........................................................TA-19
18.      Amendments; Meetings.................................................................................TA-19
         (a)      Amendments with Consent of the Managing Owner...............................................TA-19
         (b)      Amendments and Actions without Consent of the Managing Owner................................TA-20
         (c)      Meetings; Other.............................................................................TA-20


         (d)      Consent by Trustee..........................................................................TA-20
19.      Governing Law........................................................................................TA-21
20.      Miscellaneous........................................................................................TA-21
         (a)      Notices.....................................................................................TA-21
         (b)      Binding Effect..............................................................................TA-21
         (c)      Captions....................................................................................TA-21
21.      Certain Definitions..................................................................................TA-21
22.      No Legal Title to Trust Estate.......................................................................TA-23
23.      Legal Title..........................................................................................TA-23
24.      Creditors............................................................................................TA-23


         Testimonium
         Signatures

         Schedule A - Certificate of Trust...................................................................TA-25
         Annex - Request for Redemption.......................................................................RR-1


                        THE MILLBURN WORLD RESOURCE TRUST


                           SECOND AMENDED AND RESTATED
                    DECLARATION OF TRUST AND TRUST AGREEMENT

                  This SECOND AMENDED AND RESTATED DECLARATION OF TRUST AND TRUST AGREEMENT ("Declaration of Trust") of THE MILLBURN WORLD RESOURCE TRUST (the "Trust") is made and entered into as of this 1st day of May, 1996 by and among MILLBURN RIDGEFIELD CORPORATION, a Delaware corporation, as managing owner (the "Managing Owner"), WILMINGTON TRUST COMPANY, a Delaware banking corporation, as trustee (the "Trustee"), and each other party who shall execute a counterpart of this Declaration of Trust as an owner of a unit ("Unit") of beneficial interest of the Trust or who becomes a party to this Declaration of Trust as a Unitholder by execution of a Subscription Agreement and Power of Attorney Signature Page or otherwise and who is shown in the books and records of the Trust as a Unitholder (individually, a "Unitholder" and, collectively, the "Unitholders").

                             W I T N E S S E T H:

                  WHEREAS, the parties hereto desire to form and continue the Trust for the business and purpose of issuing Units, the capital of which shall be used to engage in speculative trading, buying, selling or otherwise acquiring, holding or disposing of futures and forward contracts on currencies, interest rate, energy and agricultural products, metals and stock indices, hybrid instruments, swaps, any rights pertaining thereto and any options thereon or on physical commodities, with the objective of capital appreciation through speculative trading, and to amend and restate the original Declaration of Trust and Trust Agreement of the Trust in its entirety.

                  NOW THEREFORE, the parties hereto agree as follows:

                  1.       DECLARATION OF TRUST.

                  The Trustee hereby declares that it holds the investments in the Trust in trust upon and subject to the conditions set forth herein for the use and benefit of the Unitholders. It is the intention of the parties hereto that the Trust shall be a business trust under the Act, and that this Declaration of Trust shall constitute the governing instrument of the Trust. The Trustee has filed the Certificate of Trust required by Section 3810 of the Delaware Business Trust Act, 12 DEL. C. SS. 3801, ET SEQ., as amended from time to time (the "Act").

                  Nothing in this Declaration of Trust shall be construed to make the Unitholders partners or members of a joint stock association except to the extent that such Unitholders, as constituted from time to time, are deemed to be partners under the Internal Revenue Code of 1986, as amended (the "Code"), and applicable state and local tax laws. Notwithstanding the foregoing, it is the intention of the parties hereto that the Trust be treated as a partnership for purposes of taxation under the Code and applicable state and local tax laws. Effective as of the date hereof, the Trustee shall have all of the rights, powers and duties set forth herein and in the Act with respect to accomplishing the purposes of the Trust.

                  2.       THE TRUSTEE.

                  (a) TERM; RESIGNATION. (i) Wilmington Trust Company has been appointed and has agreed to serve as the Trustee of the Trust. The Trust shall have only one trustee unless otherwise determined by the Managing
Owner. The Trustee shall serve until such time as the Managing Owner removes the Trustee or the Trustee resigns and a successor Trustee is appointed by the Managing Owner in accordance with the terms of Section 2(e) hereof.

                  (ii) The Trustee may resign at any time upon the giving of at least sixty (60) days' advance written notice to the Trust; provided, that such resignation shall not become effective unless and until a successor Trustee shall have been appointed by the Managing Owner in accordance with
Section 2(e) hereof. If the Managing Owner does not act within such sixty
(60) day period, the Trustee may apply to the Court of Chancery of the State of Delaware for the appointment of a successor Trustee.

                  (b) POWERS. Except to the extent expressly set forth in this Section 2, the duty and authority of the Trustee to manage the business and affairs of the Trust are hereby delegated to the Managing Owner. The Trustee shall have only the rights, obligations or liabilities specifically provided for herein and in the Act and shall have no implied rights, obligations or liabilities with respect to the business or affairs of the Trust. The Trustee shall have the power and authority to execute, deliver, acknowledge and file all necessary documents, including any amendments to or cancellation of the Certificate of Trust, and to maintain all necessary records of the Trust as required by the Act. The Trustee shall provide prompt notice to the Managing Owner of its performance of any of the foregoing. The Managing Owner shall keep the Trustee informed of any actions taken by the Managing Owner with respect to the Trust that affect the rights, obligations or liabilities of the Trustee hereunder or under the Act.

                  (c) COMPENSATION AND EXPENSES OF THE TRUSTEE. The Trustee shall be entitled to receive from the Trust or, if the assets of the Trust are insufficient, from the Managing Owner reasonable compensation for its services hereunder in accordance with the Trustee's standard fee schedule, and shall be entitled to be reimbursed by the Trust or, if the assets of the Trust are insufficient, by the Managing Owner for reasonable out-of-pocket expenses incurred by the Trustee in the performance of its duties hereunder, including without limitation, the reasonable compensation, out-of-pocket expenses and disbursements of counsel and such other agents as the Trustee may employ in connection with the exercise and performance of its rights and duties hereunder, to the extent attributable to the Trust.

                  (d) INDEMNIFICATION. The Managing Owner agrees, whether or not any of the transactions contemplated hereby shall be consummated, to assume liability for, and does hereby indemnify, protect, save and keep harmless the Trustee and its successors, assigns, legal representatives, officers, directors, agents and servants (the "Indemnified Parties") from and against any and all liabilities, obligations, losses, damages, penalties, taxes (excluding any taxes payable by the Trustee on or measured by any compensation received by the Trustee for its services hereunder or as indemnity payments pursuant to this Section 2(d)), claims, actions, suits, costs, expenses or disbursements (including legal fees and expenses) of any kind and nature whatsoever (collectively, "Expenses"), which may be imposed on, incurred by or asserted against the Indemnified Parties in any way relating to or arising out of the formation, operation or termination of the Trust, the execution, delivery and performance of any other agreements to which the Trust is a party or the action or inaction of the Trustee hereunder or thereunder, except for Expenses resulting from the gross negligence or willful misconduct of the Indemnified Parties. The indemnities contained in this Section 2(d) shall survive the termination of this Declaration of Trust or the removal or resignation of the Trustee. In addition, the Indemnified Parties shall be entitled to indemnification from any cash, net equity in any commodity futures, forward and option contracts, all funds on deposit in the accounts of the Trust, any other property held by the Trust, and all proceeds therefrom, including any rights of the Trust pursuant to any agreements to which the Trust is a party (the "Trust Estate") to the extent such expenses are attributable to the formation, operation or termination of the Trust as set forth above, and to secure the same the Trustee shall have a lien against the Trust Estate which shall be prior to the rights of the Managing Owner and the Unitholders to receive distributions from the Trust Estate. The Trustee nevertheless agrees that it will, at its own cost and expense, promptly take all action as may be necessary to discharge any liens on any part of the Trust Estate which result from claims against the Trustee personally that are not related to the ownership or the administration of the Trust Estate or the transactions contemplated by any documents to which the Trust is a party.

                  (e) SUCCESSOR TRUSTEE. Upon the resignation or removal of the Trustee, the Managing Owner shall appoint a successor Trustee by delivering a written instrument to the outgoing Trustee. Any successor Trustee must satisfy the requirements of Section 3807 of the Act. Any resignation or removal of the Trustee and appointment of a successor Trustee shall not become effective until a written acceptance of appointment is delivered by the successor Trustee to the outgoing Trustee and the Managing Owner and any fees and expenses due to the outgoing Trustee are paid. Following compliance with the preceding sentence, the successor Trustee shall become fully vested with all of the rights, powers, duties and obligations of the outgoing Trustee under this Declaration of Trust, with like effect as if originally named as Trustee, and the outgoing Trustee shall be discharged of its duties and obligations under this Declaration of Trust.

                  (f) LIABILITY OF THE TRUSTEE. Except as otherwise provided in this Section 2, in accepting the trust created hereby, Wilmington Trust Company acts solely as Trustee hereunder and not in its individual capacity, and all persons having any claim against the Trustee by reason of the transactions contemplated by this Declaration of Trust and any other agreement to which the Trust is a party shall look only to the Trust Estate for payment or satisfaction thereof. The Trustee shall not be liable or accountable hereunder or under any other agreement to which the Trust is a party, except for the Trustee's own gross negligence or willful misconduct. In particular, but not by way of limitation:

                  (i) the Trustee shall have no liability or responsibility for the validity or sufficiency of this Declaration of Trust or for the form, character, genuineness, sufficiency, value or validity of the Trust Estate;

                  (ii) the Trustee shall not be liable for any actions taken or omitted to be taken by it in accordance with the instructions of the Managing Owner;

                  (iii) the Trustee shall not have any liability for the acts or omissions of the Managing Owner;

                  (iv) the Trustee shall not be liable for its failure to supervise the performance of any obligations of the Managing Owner, any commodity broker, any selling agent or any additional selling agent;

                  (v) no provision of this Declaration of Trust shall require the Trustee to expend or risk funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder if the Trustee shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it;

                  (vi) under no circumstances shall the Trustee be liable for indebtedness evidenced by or other obligations of the Trust arising under this Declaration of Trust or any other agreements to which the Trust is a party;

                  (vii) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Declaration of Trust, or to institute, conduct or defend any litigation under this Declaration of Trust or any other agreements to which the Trust is a party, at the request, order or direction of the Managing Owner or any Unitholders unless the Managing Owner or such Unitholders have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred by the Trustee (including, without limitation, the reasonable fees and expenses of its counsel) therein or thereby; and

                  (viii) notwithstanding anything contained herein to the contrary, the Trustee shall not be required to take any action in any jurisdiction other than in the State of Delaware if the taking of such action will (a) require the consent or approval or authorization or order of or the giving of notice to, or the registration with or taking of any action in respect of, any state or other governmental authority or agency of any jurisdiction other than the State of Delaware, (b) result in any fee, tax or other governmental charge under the laws of any jurisdiction or any political subdivision thereof in existence as of the date hereof other than the State of Delaware becoming payable by the Trustee or
         (c) subject the Trustee to personal jurisdiction other than in the State of Delaware for causes of action arising from personal acts unrelated to the consummation by the Trustee of the transactions contemplated hereby.

                  (g) RELIANCE BY THE TRUSTEE AND THE MANAGING OWNER; ADVICE OF COUNSEL. (i) In the absence of bad faith, the Trustee and the Managing Owner may conclusively rely upon certificates or opinions furnished to the Trustee or the Managing Owner and conforming to the requirements of this Declaration of Trust in determining the truth of the statements and the correctness of the opinions contained therein, and shall incur no liability to anyone in acting on any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper which is believed to be genuine and believed to be signed by the proper party or parties, and need not investigate any fact or matter pertaining to or in any such document; provided, however, that the Trustee or the Managing Owner shall have examined any certificates or opinions so as to determine compliance of the same with the requirements of this Declaration of Trust. The Trustee or the Managing Owner may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the method of the determination of which is not specifically prescribed herein, the Trustee or the Managing Owner may for all purposes hereof rely on a certificate, signed by the president or any vice-president or by the treasurer or other authorized officers of the relevant party, as to such fact or matter, and such certificate shall constitute full protection to the Trustee or the Managing Owner for any action taken or omitted to be taken by either of them in good faith in reliance thereon.

                  (ii) In the exercise or administration of the trust hereunder and in the performance of its duties and obligations under this Declaration of Trust, the Trustee, at the expense of the Trust, (i) may act directly or through its agents, attorneys, custodians or nominees pursuant to agreements entered into with any of them, and the Trustee shall not be liable for the conduct or misconduct of such agents, attorneys, custodians or nominees if such agents, attorneys, custodians or nominees shall have been selected by the Trustee with reasonable care and (ii) may consult with counsel, accountants and other skilled professionals to be selected with reasonable care by the Trustee; provided that the Trustee shall not allocate any of its internal expenses or overhead to the account of the Trust. The Trustee shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the opinion or advice of any such counsel, accountant or other such persons.

                  (h) NOT PART OF TRUST ESTATE. Amounts paid to the Trustee from the Trust Estate, if any, pursuant to this Section 2 shall not be deemed to be part of the Trust Estate immediately after such payment.

                  3.       PRINCIPAL OFFICE.

                  The address of the principal office of the Trust is c/o the Managing Owner, 600 Steamboat Road, Greenwich, Connecticut 06830; telephone:
(203) 625-7554. The Trustee is located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Administration. The Trustee shall receive service of process on the Trust in the State of Delaware at the foregoing address. In the event Wilmington Trust Company resigns or is removed as the Trustee, the Trustee of the Trust in the State of Delaware shall be the successor Trustee.

                  4.       BUSINESS.

                  The Trust's business and purpose is to engage in speculative trading, buying, selling or otherwise acquiring, holding or disposing of futures and forward contracts on currencies, interest rate, energy and agricultural products, metals and stock indices, hybrid instruments, swaps, any rights pertaining thereto and any options thereon or on physical commodities, and to engage in all activities necessary, convenient or incidental thereto. The objective of the Trust's business is appreciation of its assets through speculative trading. The Trust shall have the power to engage in all activities which are necessary, suitable, desirable, convenient or incidental to the accomplishment to the foregoing business and purposes. The Trust shall do so under the direction of the Managing Owner.

                  5.       TERM, DISSOLUTION, FISCAL YEAR AND NET ASSET VALUE.

                  (a) TERM. The term of the Trust commenced on the day on which the Certificate of Trust was filed with the Secretary of State of the State of Delaware pursuant to the provisions of the Act and shall end upon the first to occur of the following: (1) December 31, 2025; (2) receipt by the Managing Owner of an approval to dissolve the Trust at a specified time by Unitholders owning Units representing more than fifty percent (50%) of the total number of outstanding Units then owned by Unitholders, notice of which is sent by certified mail return receipt requested to the Managing Owner not less than 90 days prior to the effective date of such dissolution; (3) death, insanity, bankruptcy, retirement, resignation, expulsion, withdrawal, insolvency or dissolution of the Managing Owner or any other event that causes the Managing Owner to cease to be a managing owner unless, (i) at the time of such event there is at least one remaining managing owner of the Trust who carries on the business of the Trust (and each remaining managing owner of the Trust is hereby authorized to carry on the business of the Trust in such an event), or (ii) within 90 days after such event Unitholders owning at least fifty percent (50%) of the total number of outstanding Units then owned by Unitholders agree in writing to continue the business of the Trust and to the appointment, effective as of the date of such event, of one or more managing owners of the Trust pursuant to the terms of Sections 18(b) and 18(c); (4) a decline in the aggregate Net Assets of the Trust to less than $250,000; (5) a decline in the Net Asset Value per Unit to $250 or less;
(6) dissolution of the Trust pursuant hereto; or (7) any other event which shall make it unlawful for the existence of the Trust to be continued or shall require termination of the Trust.

                  (b) DISSOLUTION. Upon the occurrence of an event causing the dissolution of the Trust, the Trust shall be dissolved and its affairs wound up. Upon dissolution, the New Profits Memo Account will be added to the Managing Owner's capital account.

                  Upon the dissolution of the Trust, the Managing Owner (or, if the Managing Owner has withdrawn, such person as the Unitholders may, by majority vote of the Units, select) shall wind up the Trust's affairs and, in connection therewith, shall distribute the Trust's assets in the following manner and order:

                  (i) FIRST TO payment and discharge of all claims of creditors of the Trust (including creditors who are Unitholders);

                  (ii) SECOND TO creation of any reserve that the Managing Owner (or its successor), in its sole discretion, may consider reasonably necessary for any losses, contingencies, liabilities or other matters of or relating to the Trust; provided, however, that if and when the cause for such reserve ceases to exist, the monies, if any, then in such reserve shall be distributed in the manner hereinafter provided; and

                  (iii) THIRD TO distribution in cash of the remaining assets to the Unitholders in proportion to their capital accounts, after giving effect to the allocations pursuant to Section 8 hereof as if the date of distribution were the end of a calendar year.

                  (c) FISCAL YEAR. The fiscal year of the Trust shall begin on January 1 of each year and end on the following December 31.

                  (d) NET ASSET VALUE. The Net Assets of the Trust are its assets less its liabilities determined in accordance with generally accepted accounting principles. If a futures, forward or other contract cannot be liquidated on the day with respect to which Net Assets are being determined, the settlement price on the first subsequent day on which the contract can be liquidated shall be the basis for determining the liquidating value of such contract for such day, or such other value as the Managing Owner may deem fair and reasonable. The liquidating value of a commodity futures or option contract not traded on a United States commodity exchange shall mean its liquidating value as determined by the Managing Owner on a basis consistently applied for each different variety of contract. The Trust's accrued liability to the Managing Owner for reimbursement of its organizational and initial offering costs will not reduce Net Asset Value for any purpose other than, and only if and to the extent required for, financial reporting purposes; rather, reimbursement payments will reduce Net Asset Value only as actually paid out in twenty-four (24) monthly installments (unless such period is extended as described in Section 8(d) hereof).

                  The Brokerage Fee shall be charged (other than to the Managing Owner's capital account) at the basic rate of 9.0% per annum of the average month-end Net Assets of the Trust (prior to reduction for accrued but unpaid fees) allocable to the Unitholders (but not to the Managing Owner's capital account), and additional Units shall be allocated to Unitholders subject to a 7.0% per annum Brokerage Fee as described in Section 8(a)(3) hereof. Brokerage Fees, accrued as well as paid, shall reduce Net Asset Value.

                  Accrued Profit Shares (as described in Section 8 hereof) shall reduce Net Asset Value, even though such Profit Shares may never, in fact, be paid. Accrued Profit Shares shall be calculated on a basis which reflects any aggregate New Trading Profit (as defined), accrued equally in respect of all outstanding Units (except as necessary to reflect the difference in the Brokerage Fees charged certain Unitholders) but not in respect of the Managing Owner's capital account or the New Profits Memo Account (see Section 8(a)).

                  6.       NET WORTH OF MANAGING OWNER.

                  The Managing Owner agrees that at all times so long as it remains managing owner of the Trust, it will maintain its Net Worth at an amount not less than the greater of $50,000 or 5% of the total contributions to the Trust and to all other entities of which it is managing owner or general partner. In no event shall the Managing Owner be required to maintain a net worth in excess of the greater of (i) $1,000,000 or (ii) the amount which the Managing Owner is advised by counsel is necessary or advisable to ensure that the Trust is taxed as a partnership for federal income tax purposes.

                  7.       CAPITAL CONTRIBUTIONS; UNITS; MANAGING OWNER'S
LIABILITY.

                  (a) The beneficial interests in the Trust shall consist of two types: a general liability interest and limited liability Units. The Managing Owner shall acquire the general liability interest, and investors shall all acquire limited liability Units.

                  (b) Upon the initial contribution by the Managing Owner to the Trust, the Managing Owner became the holder of the general liability interest of the Trust. The Managing Owner's general liability interest shall be accounted for on a Unit-equivalent basis, but may receive allocations on an aggregate basis so as to simplify the

Trust's accounting. The Managing Owner's general liability interest will not be subject to full Brokerage Fees, but rather only to actual execution costs, nor shall it be subject to Profit Shares.

                  (c) No certificates or other evidences of beneficial ownership of the Units will be issued.

                  (d) Every Unitholder, by virtue of having purchased or otherwise acquired Units, shall be deemed to have expressly consented and agreed to be bound by the terms of this Declaration of Trust.

                  The Unitholders' respective capital contributions to the Trust shall be as shown on the books and records of the Trust.

                  The Managing Owner shall have unlimited liability for the repayment, satisfaction and discharge of all debts, liabilities and obligations of the Trust to the full extent, and only to the extent, of the Managing Owner's assets.

                  The Managing Owner shall be liable for the acts, omissions, obligations and expenses of the Trust, to the extent not paid out of the assets of the Trust, to the same extent that the Managing Owner would be so liable if the Trust were a partnership under the Delaware Revised Uniform Limited Partnership Act and the Managing Owner were a general partner of such partnership. The obligations of the Managing Owner under this paragraph shall be evidenced by its ownership of the general liability interest.

                  The Managing Owner, so long as it is generally liable for the obligations of the Trust, shall invest in the Trust, as a general liability interest, no less than the lesser of (i) 1% of the total capital contributions to the Trust (including the Managing Owner's contributions) or
(ii) $500,000, but in no event shall the Managing Owner invest less than 0.2% of the total capital contributions to the Trust. The Managing Owner may withdraw any interest it may have in excess of such requirement as of any month-end on the same terms as any Unitholder.

                  Any Units acquired by the Managing Owner or any of its affiliates will be non-voting, and will not be considered outstanding for purposes of determining whether the majority approval of the outstanding Units has been obtained.

                  The general liability interest in the Trust held by the Managing Owner will be non-voting.

                  8.       ALLOCATION OF PROFITS AND LOSSES.

                  (a) CAPITAL ACCOUNTS AND ALLOCATIONS. A capital account shall be established for each Unit and for the Managing Owner. In addition, a New Profits Memo Account shall be established on the books of the Trust for bookkeeping purposes only. The initial balance of each capital account shall be the amount contributed to the Trust in respect of a Unit or by the Managing Owner. As of the close of business (as determined by the Managing Owner) on the last day of each month, the following determinations and allocations shall be made:

                  (1) The Net Assets of the Trust will be determined without regard to Brokerage Fees or Profit Shares.

                  (2) Any increase or decrease in the Trust's Net Assets (as determined pursuant to Paragraph 1 above), as compared to the last such determination of Net Assets, shall then be credited or charged equally to the capital account of each Unit and PRO RATA to the capital account of the Managing Owner and to the New Profits Memo Account.

                  (3) Brokerage Fees shall be charged equally to all Units at the rate of 0.75 of 1% of the month-end Trust assets (prior to reduction for any accrued but unpaid fees or Profit Shares) allocable to such Units, not including the Managing Owner's capital account or the New Profits Memo Account (a 9.0% annual rate). Such Brokerage Fees shall be paid out to the Managing Owner; provided that in respect of Units which are subject to Brokerage Fees of 7.0% per annum of the average month-end Trust assets allocable to such Units, the difference between the 0.75 of 1% Brokerage Fees charged and the 0.583 of 1% Brokerage Fee due as of the end of each month shall not be paid out to the Managing Owner but shall instead be credited to a Suspense Account which shall not be included in the Net Asset Value of the Units, and shall be used solely as a means of efficiently accounting for the reduction in the Brokerage Fee payable by such Unitholders while maintaining a uniform Net Asset Value per Unit.

                  Brokerage Fees will not be charged to (or calculated on a basis of average month-end Trust assets which include) either the Managing Owner's capital account or the New Profits Memo Account. The capital account of the Managing Owner and the New Profits Memo Account shall be charged for their respective PRO RATA shares of the out-of-pocket brokerage commissions paid by the Managing Owner on behalf of the Trust, but not for any Brokerage Fees.

                  (4) The Managing Owner's Profit Share will equal 17.5% of any New Trading Profit (as defined in Section 8(c)). As of the end of each month, the amount of any such Profit Share shall be calculated and shall reduce the Net Asset Value per Unit. The amount of any such Profit Share shall be deducted from each Unit's capital account and credited to the New Profits Memo Account, as a bookkeeping entry only, as of the end of each calendar quarter. The Managing Owner's capital account and the New Profits Memo Account will not be subject to the Profit Share.

                  (5) The amounts credited to the Suspense Account as provided in Paragraph 3 above as of the end of any month shall be reduced by the 17.5% Profit Share if there is an accrued Profit Share in respect of the Units as of the month-end that such amounts are so credited. If such month-end is also a quarter-end, the amount of such Profit Share shall be credited to the New Profits Memo Account, as a bookkeeping entry only, and the remainder of the Suspense Account shall be reinvested in Units as of such month-end, at Net Asset Value, for the benefit of the appropriate Unitholders. If such month-end is not also a quarter-end, the Profit Share accrual, as well as the remainder of the Suspense Account, shall be reinvested in Units as of such month-end, at Net Asset Value, for the benefit of the appropriate Unitholders.

                  (6) The Managing Owner's Profit Share with respect to Units redeemed as of a month-end which is not the end of a calendar quarter shall be computed as though such month-end were the end of a calendar quarter, and the amount of the Profit Share so computed shall be deducted from the redeemed Units' capital accounts and credited to the New Profits Memo Account, as a bookkeeping entry only.

                  (7) When Units subject to the 7.0% per annum Brokerage Fee are redeemed: (i) if a Profit Share is then accrued, the difference between the 9.0% per annum and 7.0% per annum Brokerage Fee attributable to such Units for the month-end of redemption shall be assessed a 17.5% Profit Share which shall be credited to the New Profits Memo Account, as a bookkeeping entry only; and (ii) the Profit Share, if any, due in respect of such Units shall be calculated on the same basis as in respect of all other Units, as set forth in Paragraph 4 above, and credited to the New Profits Memo Account, as a bookkeeping entry only.

                  If no Profit Share is accrued as of the date of redemption, then no New Profits Memo Account credits shall be made in respect of any portion of the Units redeemed.

                  (8) The amount of any distributions made in respect of a Unit as of the end of such month and any amount (not reduced by any early redemption charges) paid upon partial redemption of Units or upon withdrawal of the Managing Owner's interest as of the end of such month shall be charged against the capital account of such Unit or of the Managing Owner. The capital account of any Unit fully redeemed shall be eliminated.

                  (9) Brokerage Fees shall be treated as if paid or payable to a third party and shall not be credited to the capital account of the general liability interest held by the Managing Owner.

                  (10) Persons who make a net capital investment in the Trust, including both initial and subsequent investments and without regard to profits or losses, of $1,000,000 or more shall be entitled to pay Brokerage Fees of 7.0% per annum of the average month-end assets of their respective capital accounts; provided that, if after any redemption of Units, the aggregate Net Asset Value of an investor's Units is less than $1,000,000, such Unitholder will no longer be eligible for 7.0% per annum, as opposed to a 9.0% Brokerage Fee. Should such person subsequently make an additional subscription, if the amount of such subsequent subscription plus such Unitholder's remaining net capital contributions (subscriptions less redemptions, but assuming redemptions to be made first from accumulated net profits, not capital contributions) equals $1,000,000 or more, reduced Brokerage Fees will again apply.

                  Reduced Brokerage Fees apply to a Unitholder's entire capital account, not just that part of such capital account corresponding to capital contributions of $1,000,000 or more.

                  (b) ALLOCATION OF PROFIT AND LOSS FOR FEDERAL INCOME TAX PURPOSES. Each of the parties hereto, by entering into this Declaration of Trust, (i) expresses its intention that the Units will qualify under applicable tax law as though the Units were interests in a partnership which holds the Trust Estate for their benefit, (ii) agrees that it will file its own federal, state and local income, franchise and other tax returns in a manner that is consistent with the treatment of the Trust as though it were a partnership in which each of the Unitholders is a partner and (iii) agrees to use reasonable efforts to notify the Managing Owner promptly upon a receipt of any notice from any taxing authority having jurisdiction over such Unitholder with respect to the treatment of the Units as anything other than interests in a partnership. As of the end of each fiscal year, income and expense and capital gain or loss of the Trust shall be allocated among the Unitholders pursuant to the following provisions of this Section 8(b) for federal income tax purposes. Such allocations shall be PRO RATA from short-term capital gain or loss and long-term capital gain or loss. For purposes of this Section 8(b), capital gain and capital loss shall be allocated separately and not netted.

                  (1) Items of ordinary income and expenses attributable to the Trust (other than Brokerage Fees, which shall be allocated as set forth in Section 8(b)(2)), shall be allocated equally among all Units of the Trust outstanding as of the end of each calendar month (including Units being then redeemed), and PRO RATA to the account of the Managing Owner.

                  (2) Ordinary deductions attributable to Brokerage Fees paid to the Managing Owner shall be allocated to each Unitholder and the Managing Owner in the same manner as such Brokerage Fees are allocated for financial purposes pursuant to Section 8(a).

                  (3)      Capital Gain or Loss (as defined in
Section 8(b)(3)(H)) shall be allocated as follows:

                  (A) There shall be established a tax account with respect to each outstanding Unit and with respect to the Managing Owner. The initial balance of each tax account shall be the net amount paid to the Trust for each Unit and the amount contributed to the Trust by the Managing Owner. Amounts reinvested in Units from the Suspense Account, as described in Section 8(a) hereof, shall not increase the aggregate tax basis of the affected Unitholders in their Units; rather the Units acquired upon reinvestment will have an initial tax basis of $0. As of the end of each of the first twenty-four full calendar months after the Trust begins operations (or, if longer, for as long as the reimbursement payments continue), the balance of each Unit's tax account shall be reduced by such Unit's allocable share of the amount payable to the Managing Owner as reimbursement for the organizational and initial offering costs incurred in connection with the Trust, as described in the current prospectus of the Trust (the "Prospectus"), provided that no tax basis account shall be reduced below $0. The adjustment to reflect the reimbursement of organizational and initial offering costs shall be made prior to the allocations of capital gain or loss (and shall be taken into account in making such allocations). As of the end of each fiscal year:

                           (i) Each tax account for the Units and the Managing Owner shall be increased by the amount of income or gain allocated to such tax account pursuant to Sections 8(b)(1), 8(b)(3)(B) and 8(b)(3)(D).

                           (ii) Each tax account for the Units shall be decreased by the amount of expense or loss allocated to each Unit pursuant to Sections 8(b)(1), 8(b)(2) and 8(b)(3)(F) and by the amount of any distributions paid out with respect to such Units other than upon redemption.

                           (iii) When a Unit is redeemed, the tax account attributable to such Unit (determined after making all allocations described in this Section 8(b)) shall be eliminated.

                  (B) The Managing Owner shall be allocated Capital Gain, if any, up to the amount of any bookkeeping credit to the New
         Profits Memo Account, including any credits made as of the end of the fiscal year of allocation. To the extent any such tax allocation is made, the balance in the New Profits Memo Account shall be reduced, and the balance in the Managing Owner's capital account, for financial purposes, correspondingly increased.

                  (C) Each Unitholder who redeems a Unit during a fiscal year (including Units redeemed as of the end of the last day of such fiscal year) shall be allocated Capital Gain, if any, up to the amount of the excess, if any, of the amount received in respect of the Units so redeemed over the sum of the tax accounts (determined after making the allocation described in Sections 8(b)(1) and 8(b)(2), but prior to making the allocations described in this Section 8(b)(3)(C)) allocable to such Units (an "Excess"). In the event that the aggregate amount of Capital Gain available to be allocated pursuant to this
         Section 8(b)(3)(C) is less than the aggregate amount of Capital
         Gain required to be so allocated, the aggregate amount of available Capital Gain shall be allocated among all such Unitholders in the ratio which each such Unitholder's Excess bears to the aggregate Excess of all such Unitholders.

                  (D) Capital Gain remaining after the allocation described in Section 8(b)(3)(C) shall be allocated among all Unitholders who hold Units outstanding as of the end of the applicable fiscal year (other than Units redeemed as of the end of the last day of such fiscal year) whose capital accounts with respect to such Units are in excess of the related tax accounts (determined after making the allocations described in Sections 8(b)(1) and 8(b)(2)) allocable to such Units, in the ratio that each such Unitholder's Excess bears to the aggregate Excess of all such Unitholders. Capital Gain remaining after the allocation described in the preceding sentence shall be allocated among all Unitholders described in said sentence in proportion to their holdings of such Units.

                  (E) Each Unitholder who redeems a Unit during a fiscal year (including Units redeemed as of the end of the last day of such fiscal year) shall be allocated Capital Loss, if any, up to the amount of the sum of the excess of the tax accounts (determined after making the allocations described in Sections 8(b)(1) and 8(b)(2), but prior to making the allocations described in this
         Section 8(b)(3)(E)) allocable to the Units so redeemed over the amount received in respect of such Units (a "Negative Excess"). In the event that the aggregate amount of available Capital Loss required to be allocated pursuant to this Section 8(b)(3)(E) is less than the aggregate amount required to be so allocated, the aggregate amount of available Capital Loss shall be allocated among all such Unitholders in the ratio that each such Unitholder's Negative Excess bears to the aggregate Negative Excess of all such Unitholders.

                  (F) Capital Loss remaining after the allocation described in Section 8(b)(3)(E) shall be allocated among all Unitholders who hold Units outstanding as of the end of the applicable fiscal year (other than Units redeemed as of the end of the last day of such fiscal year) whose tax accounts with respect to such Units are in excess of their capital accounts (determined after making the allocations described in Sections 8(b)(1) and 8(b)(2) with respect to such Units, in the ratio that each such Unitholder's Negative Excess bears to the aggregate Negative Excess of all such Unitholders. Capital Loss remaining after the allocation described in the preceding sentence shall be allocated among all Unitholders described in such sentence in proportion to their holdings of such Units.

                  (G) For purposes of this Section 8(b), the Managing Owner's interest in the Trust will be treated as if it were a single Unit.

                  (H) For purposes of this Section 8(b), "Capital Gain" or "Capital Loss" shall mean gain or loss characterized as gain or loss from the sale or exchange of a capital asset by the Code, including, but not limited to, gain or loss required to be taken into account pursuant to Section 1256 thereof.

                  (4) The allocation of profit and loss for federal income tax purposes set forth herein allocates taxable profit and loss among the Unitholders in the ratio and to the extent that financial profit and loss are allocated to such Unitholders and so as to eliminate, to the maximum practicable extent, any disparity between a Unit's capital account and its tax account, consistent with principles set forth in Section 704 of the Code, including without limitation a "Qualified Income Offset."

                  (5) The allocations of profit and loss to the Unitholders in respect of their Units shall not exceed the allocations permitted under Subchapter K of the Code, as determined by the Managing Owner, whose determination shall be binding.

                  (c) PROFIT SHARE; NEW PROFITS MEMO ACCOUNT. The Managing Owner's Profit Share will equal 17.5% of any cumulative trading profits ("New Trading Profit"), not including interest income, after deduction of all accrued but unpaid fees and expenses other than the Profit Share itself ("Trading Profit"), over the highest level of such cumulative Trading Profit as of any previous calendar quarter-end, or $0, if higher (the "Profit Share High Water Mark"). Profit Shares will be calculated on Units subject to a 7.0% per annum as well as on those subject to a 9.0% per annum Brokerage Fee in the manner described in Section 8(a) hereof. Trading Profit does not include profits allocable to the Managing Owner's capital account or to the New Profits Memo Account.

                  New Trading Profit is not reduced by organizational and initial offering cost reimbursement payments, but is reduced by routine administrative expenses.

                  If Units are redeemed when there is a loss carryforward for Profit Share calculation purposes (I.E., the current level of cumulative Trading Profit is below the Profit Share High Water Mark), such loss carryforward will be reduced in proportion to the proportion of the total outstanding Units redeemed.

                  Neither any Unitholder nor the Managing Owner shall have any interest in the New Profits Memo Account, except as described in Section 5(b) hereof. However, as described in Section 8(b)(3)(B), bookkeeping entries in the New Profits Memo Account shall be reduced, and the Managing Owner's capital account correspondingly increased to the extent that priority allocations of Capital Gain are made to the Managing Owner pursuant to said
Section 8(b)(3)(B).

                  In the event that the Net Asset Value per Unit is less than $400 as of any calendar month-end, the balance of any bookkeeping entries to the New Profits Memo Account then outstanding will be cancelled, and an amount equal to such balance shall be allocated equally among all outstanding Units, but not to the Managing Owner's capital account.

                  (d) EXPENSES; INTEREST INCOME. The Managing Owner is being reimbursed for organizational and initial offering costs (excluding selling commissions), in the amount of $600,000, incurred in connection with the formation of the Trust and the initial offering of the Units in 24 equal monthly installments ending September 30, 1997.

                  The Trust shall bear all of any taxes applicable to it. The Trust shall pay the Managing Owner a Brokerage Fee equal to 0.75 of 1% (a 9.0% annual rate) of the month-end assets of the Trust (prior to reduction for any accrued but unpaid Brokerage Fees and Profit Shares), not including the Managing Owner's capital account; provided that in the case of subscribers who invest $1,000,000 or more in the Trust, such Brokerage Fee shall be reduced to 0.583 of 1% (a 7.0% annual fee) of such month-end assets of the Trust attributable to each such Unitholder's capital account, as contemplated by Section 8(a)(10) above.

                  The Managing Owner shall pay all routine charges incidental to trading (including, without limitation, brokerage commissions, exchange, clearinghouse, regulatory, floor brokerage and "give-up" fees). Any extraordinary charges incidental to trading (for example, insurance or delivery charges) will be paid by the Trust.

                  The Trust will pay its ongoing administrative expenses, including the fees of the Trustee. All of the expenses which are for the account of the Trust shall be billed directly to the Trust. The Trust shall bear all of its own legal, accounting and administrative expenses, but none of the Managing Owner's "overhead" expenses incurred in connection with the administration of the Trust (including, but not limited to, salaries and rent) shall be charged to the Trust.

                  Appropriate reserves may be created, accrued and charged against the Net Assets for contingent liabilities, if any, as of the date any such contingent liability becomes known to the Managing Owner. Such reserves shall reduce Net Asset Value for all purposes.

                  Any goods and services provided to the Trust by the Managing Owner shall be provided at rates and terms at least as favorable as those which may be obtained from third parties in arm's-length negotiations.

                  In the event that the Trust shall be subject to taxation by any state or local or by any foreign taxing authority, the Trust shall be obligated to pay such taxes to such jurisdiction. In the event that the Trust shall be required to make payments to any federal, state or local or any foreign taxing authority in respect of any Unitholder's allocable share of the Trust's income, the amount of such taxes shall be considered a loan by the Trust to such Unitholder, and such Unitholder shall be liable for, and shall pay to the Trust, any taxes so required to be withheld and paid over by the Trust within ten (10) days after the Managing Owner's request therefor. Such Unitholder shall also be liable for (and the Managing Owner shall be entitled to redeem Units of such Unitholder as necessary to satisfy) interest on the amount of taxes paid over by the Trust to the Internal Revenue Service ("IRS") or other taxing authority, from the date of the Managing Owner's request for payment to the date of payment or redemption, as the case may be, at the rate of two percent (2%) per annum over the prime rate charged from time to time by Chemical Bank, New York, New York. Any amount payable by the Trust to such Unitholder shall be reduced by any obligations owed to the Trust by the Unitholder, including, without limitation, the amount of any taxes required to be paid over by the Trust to the IRS or other taxing authority and interest thereon as aforesaid. Amounts, if any, deducted by the Trust from any actual distribution or redemption payment to such Unitholder shall be treated as an actual distribution to such Unitholder for all purposes of this Declaration of Trust.

                  The Trust will receive all interest income earned on its assets.

                  (e) LIMITED LIABILITY OF UNITHOLDERS. Each Unit, when purchased in accordance with this Declaration of Trust, shall, except as otherwise provided by law, be fully-paid and nonassessable. Any provisions of this Declaration of Trust to the contrary notwithstanding, Unitholders (including the Managing Owner, except to the extent otherwise provided herein) shall be entitled to the same limitation on personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.

                  The Trust will indemnify, to the full extent permitted by law, each Unitholder (other than the Managing Owner in the event that the Managing Owner acquires Units) against any claims of liability asserted against such Unitholder solely because such Unitholder is a beneficial owner of the Trust (other than in respect of taxes due from such Unitholder as such a beneficial owner).

                  Every written note, bond, contract, instrument, certificate or undertaking made or issued by the Managing Owner shall give notice to the effect that the same was executed or made by or on behalf of the Trust and that the obligations of any of the foregoing are not binding upon the Unitholders individually but are binding only upon the assets and property of the Trust, and that no resort shall be had to the Unitholders' personal property for the satisfaction of any obligation or claim thereunder, and appropriate references may be made to this Declaration of Trust and may contain any further recital which the Managing Owner deems appropriate, but the omission thereof shall not operate to bind the Unitholders individually or otherwise invalidate any such note, bond, contract, instrument, certificate or undertaking.

                  (f) RETURN OF CAPITAL CONTRIBUTIONS. No Unitholder or subsequent assignee shall have any right to demand the return of his or her capital contribution or any profits added thereto, except through redeeming Units or upon dissolution of the Trust, in each case as provided herein. In no event shall a Unitholder or subsequent assignee be entitled to demand or receive property other than cash.

                  9.       MANAGEMENT OF THE TRUST.

                  (a)      AUTHORITY OF THE MANAGING OWNER. Pursuant to
Section 3806 of the Act, the Trust shall be managed by the Managing Owner, and the conduct of the Trust's business shall be controlled and conducted solely by the Managing Owner in accordance with this Declaration of Trust.

                  The Managing Owner, to the exclusion of all other Unitholders, shall control, conduct and manage the business of the Trust. The Managing Owner shall have sole discretion in determining what distributions of profits and income, if any, shall be made to the Unitholders (subject to the allocation provisions hereof), shall execute various documents on behalf of the Trust and the Unitholders pursuant to powers of attorney and shall supervise the liquidation of the Trust if an event causing dissolution of the Trust occurs.

                  The Managing Owner may, in furtherance of the business of the Trust, cause the Trust to buy, sell, hold or otherwise acquire or dispose of commodities, futures contracts and options traded on exchanges or otherwise, arbitrage positions, repurchase agreements, interest-bearing securities, deposit accounts and similar instruments and other assets, and cause the trading of the Trust to be limited to only certain of the foregoing instruments.

                  The Managing Owner may take such other actions on behalf of the Trust as the Managing Owner deems necessary or desirable to manage the business of the Trust.

                  The Managing Owner is hereby authorized to perform all duties imposed by Sections 6221 through 6232 of the Code on the Managing Owner as the "tax matters partner" of the Trust.

                  (b) NOTIFICATION OF BASIC CHANGES. The Managing Owner shall send to all Unitholders and assignees prior notice of any change in the basic investment approach of the Trust and of any increase in its charges. Such notifications shall contain a description of Unitholder's voting and redemption rights and a description of any material effect of such change or increase. The Managing Owner is hereby specifically authorized to enter into, on behalf of the Trust, the Customer Agreements, the Escrow Agreement, the Selling Agreements and the Additional Selling Agent Agreements as described in the Prospectus.

                  (c) CERTAIN AGREEMENTS. In addition to any specific contract or agreements described herein, the Trust, and the Managing Owner on behalf of the Trust, may enter into any other contracts or agreements specifically described in or contemplated by the Prospectus without any further act, approval or vote of any Unitholder other than the Managing Owner, notwithstanding any other provisions of this Declaration of Trust, the Act or any applicable law, rule or regulations.

                  (d) FIDUCIARY DUTIES. The Managing Owner shall be under a fiduciary duty to conduct the affairs of the Trust in the best interests of the Trust, provided that the Managing Owner shall not be obligated to engage in any conduct on behalf of the Trust to the detriment of any other commodity pool to which the Managing Owner owes similar fiduciary duties. The Unitholders will under no circumstances be deemed to have contracted away the fiduciary obligations owed them by the Managing Owner under the common law. The Managing Owner's fiduciary duty includes, among other things, the safekeeping of all funds and assets of the Trust and the use thereof for the benefit of the Trust. The Managing Owner shall at all times act with integrity and good faith and exercise due diligence in all activities relating to the conduct of the business of the Trust and in resolving conflicts of interest. The Managing Owner will take no actions with respect to the property of the Trust which do not benefit the Trust, and the Managing Owner will not use the assets of the Trust as compensating balances for the Managing Owner's exclusive benefit.

                  (e) BROKERAGE ARRANGEMENTS. The Trust's brokerage arrangements shall be non-exclusive, and the brokerage commissions paid by the Trust shall be competitive. The Trust shall seek the best price and services available for its commodity transactions.

                  The Brokerage Fees paid by the Trust may not exceed the amount permitted under applicable North American Securities Administrators Association, Inc. Guidelines for the Registration of Commodity Pool Programs ("Blue Sky Guidelines") in effect as of the date hereof.

                  (f) PROHIBITED ACTIVITIES. The Trust shall make no loans to any party, and the funds of the Trust will not be commingled with the funds of any other person or entity (deposit of funds with a commodity broker, clearinghouse or forward dealer or entering into joint ventures or partnerships shall not be deemed to constitute "commingling" for these purposes). The Managing Owner shall make no loans to the Trust.

                  The Trust shall not employ the trading technique commonly known as "pyramiding." The Managing Owner taking into account the Trust's open trade equity on existing positions in determining generally whether to acquire additional commodity positions on behalf of the Trust will not be considered to be engaging in "pyramiding."

                  No person or entity may receive, directly or indirectly, any advisory, management or incentive fees, or any profit-sharing allocation from joint ventures, partnerships or similar arrangements in which the Trust participates, for investment advice or management who shares or participates in any per-trade commodity brokerage commissions paid by the Trust; no broker may pay, directly or indirectly, rebates or give-ups to any trading advisor or manager or to the Managing Owner or any of their respective affiliates; and such prohibitions may not be circumvented by any reciprocal business arrangements.

                  The maximum period covered by any contract entered into by the Trust, except for the various provisions of the Selling Agreement which survive, shall not exceed one year. Any material change in the basic investment policies or structure of the Trust shall require the approval of Unitholders owning Units representing more than fifty percent (50%) of the total outstanding Units owned by Unitholders as of a record date established for a vote thereon. Any agreements between the Trust and the Managing Owner or any affiliate of the Managing Owner shall be terminable by the Trust upon no more than 60 days' written notice.

                  (g) FREEDOM OF ACTION. The Managing Owner is engaged, and may in the future engage, into other business activities and shall not be required to refrain from any other activity nor forego any profits from any such activity, whether or not in competition with the Trust. The Trustee and the Unitholders may similarly engage in any such other business activities. The Managing Owner shall devote to the Trust such time as the Managing Owner may deem advisable to the conduct of the Trust's business and affairs.

                  10.      AUDITS AND REPORTS TO UNITHOLDERS.

                  The Trust's books shall be audited annually by an independent certified public accountant. The Trust will use its best efforts to cause each Unitholder to receive (i) within 90, but in no event later than 120 days, after the close of each fiscal year certified financial statements for the fiscal year then ended, (ii) within 90 days of the end of each fiscal year (but in no event later than March 15 of each year) such tax information as is necessary for a Unitholder to complete his or her federal income tax return and (iii) such other annual and monthly information as the Commodity Futures Trading Commission may by regulation require. Unitholders or their duly authorized representatives may inspect the books and records of the Trust during normal business hours upon reasonable written notice to the Managing Owner and obtain copies of such records upon payment of reasonable reproduction costs; provided, however, that upon request by the Managing Owner, the requesting Unitholder shall represent that the inspection and/or copies of such records will not be used for commercial purposes unrelated to such Unitholder's interest as an investor in the Trust.

                  The Managing Owner shall calculate the Net Asset Value per Unit on a monthly basis and sell and redeem Units at Net Asset Value.

                  The Brokerage Fees and Profit Share may not be increased without prior written notice to all Unitholders within sufficient time for the exercise of their redemption rights prior to any such increase becoming effective. The Brokerage Fees and the Profit Share may not be increased during any period when a redemption charge is in effect with respect to any Units.

                  The Managing Owner shall notify the Unitholders of
(i) changes to the trading method of the Managing Owner which the Managing Owner believes to be material, (ii) changes in Brokerage Fees, Profit Share or other fees paid by the Trust or (iii) material changes in the basic investment policies or structure of the Trust. The Managing Owner shall so notify Unitholders, by certified mail or other means of notification providing for evidence of delivery, prior to any such change. Such notification shall set forth the Unitholders' voting and redemption rights. The Managing Owner will send written notice to each Unitholder within seven days of any decline in the Net Asset Value per Unit to 50% or less of such value as of the previous month-end. Any such notice shall contain a description of the Unitholders' voting and redemption rights. The Managing Owner, not the Trust, shall pay the cost of any notification delivered pursuant to this paragraph.

                  The Managing Owner shall prepare or cause to be prepared and shall file on or before the due date (or any extension thereof) any federal, state or local tax returns required to be filed by the Trust. The Managing Owner shall cause the Trust to pay any taxes payable by the Trust; provided, however, that such taxes need not be paid if the Managing Owner or the Trust are in good faith and by appropriate legal proceedings contesting the validity, applicability or amount thereof, and such contest does not materially endanger any right or interest of the Trust.

                  The Managing Owner shall maintain and preserve all required records relating to the Trust for a period of not less than six (6) years from the receipt of such records.

                  In particular, and not by way of limitation, the Managing Owner will retain all Subscription Agreement and Power of Attorney Signature Pages submitted by persons admitted as Unitholders, and all other records necessary to substantiate that Units are sold only to purchasers for whom the Units are a suitable investment, for at least six (6) years after Units are sold to such persons.

                  The Managing Owner shall seek the best price and services for the Trust's trading, and will, with the assistance of the Trust's commodity broker(s), make an annual review of the commodity brokerage arrangements applicable to the Trust. In connection with such review, the Managing Owner will ascertain, to the extent practicable, the commodity brokerage rates charged to other major commodity pools whose trading and operations are, in the opinion of the Managing Owner, comparable to those of the Trust, in order to assess whether the rates charged the Trust are reasonable in light of the services it receives and the terms upon which the Trust was promoted to subscribers. If, as a result of such review, the Managing Owner determines that such rates are unreasonable in light of the services provided to the Trust and the terms upon which the Trust was promoted, the Managing Owner will notify the Unitholders, setting forth the rates charged to the Trust and several funds which are, in the Managing Owner's opinion, comparable to the Trust. The Managing Owner shall also make an annual review of the forward trading arrangements for the Trust in an attempt to determine whether such arrangements are competitive with those of other comparable pools in light of the circumstances.

                  11.      ASSIGNABILITY OF UNITS.

                  Each Unitholder expressly agrees that he or she will not assign, transfer or dispose of, by gift or otherwise, any of his or her Units or any part or all of his or her right, title and interest in the capital or profits of the Trust in violation of any applicable federal or state securities laws or without giving written notice to the Managing Owner. No assignment, transfer or disposition by an assignee of Units or of any part of his or her right, title and interest in the capital or profits of the Trust shall be effective against the Trust, the Trustee or the Managing Owner until the Managing Owner receives the written notice of the assignment; the Managing Owner shall not be required to give any assignee any rights hereunder prior to receipt of such notice. The Managing Owner may, in its sole discretion, waive any such notice. No such assignee, except with the consent of the Managing Owner (such consent to be withheld only in the event that such assignment could give rise to negative legal or tax consequences), may become a substituted Unitholder, nor will the estate or any beneficiary of a deceased Unitholder or assignee have any right to redeem Units from the Trust except by redemption as provided in Section 12 hereof. Each Unitholder agrees that with the consent of the Managing Owner any assignee may become a substituted Unitholder without need of the further act or approval of any Unitholder. If the Managing Owner withholds consent, an assignee shall not become a substituted Unitholder, and shall not have any of the rights of a Unitholder, except that the assignee shall be entitled to receive that share of capital and profits and shall have that right of redemption to which his or her assignor would otherwise have been entitled. No assignment, transfer or disposition of Units shall be effective against the Trust, the Trustee or the Managing Owner until the first business day of the calendar month following the month in which the Managing Owner receives notice of such assignment, transfer or disposition. The Managing Owner will send written confirmation to both the transferors and transferees of Units that the transfers in question have been duly recorded on the Trust's books and records.

                  12.      REDEMPTIONS.

                  A Unitholder (including the Managing Owner except to the extent that its power to redeem is limited by any other provision of this Declaration of Trust) or any assignee of Units of whom the Managing Owner has received written notice, may redeem all or any of his or her Units, effective as of the close of business (as determined by the Managing Owner) on the last business day of any calendar month, provided that (i) all liabilities, contingent or otherwise, of the Trust (including the Trust's allocable share of the liabilities, contingent or otherwise, of any entities in which the Trust invests), except any liability to Unitholders on account of their capital contributions, have been paid or there remains property of the Trust sufficient to pay them and (ii) the Managing Owner shall have received a redemption request at least ten business days prior to the date of redemption, or such later time as shall be acceptable to the Managing Owner. Unitholders who redeem Units on or prior to the end of the first and second successive six-month periods after such Units are sold will be assessed redemption charges of 4% and 3%, respectively (3% and 2%, respectively, in the case of Unitholders who have invested $1,000,000 or more in the Trust), of their Units' Net Asset Value as of the date of redemption. Units purchased by the same Unitholder on different closing dates will be treated on a "first-in, first-out" basis for purposes of calculating the foregoing six-month periods. Additional Units issued to Unitholders subject to a 7.0% rather than a 9.0% annual Brokerage Fee will be deemed all to have been issued as of the date of the longest outstanding Units held by a particular Unitholder. All redemption charges will be paid to the Managing Owner.

                  Any number of whole Units may be redeemed. Fractional Units may only be redeemed upon redemption of a Unitholder's entire interest in the Trust.

                  Redemption requests must be in writing unless the Managing Owner determines otherwise.

                  The Managing Owner may declare additional redemption dates upon notice to the Unitholders as well as to those assignees of whom the Managing Owner has received notice as described above.

                  Redemption payments will be made (by mailing a check or crediting a customer securities account) within 15 business days after the date of redemption, except that under special circumstances, including, but not limited to, inability to liquidate commodity positions or default or delay in payments due from commodity brokers, banks or other persons or entities, the Trust may in turn delay payment to Unitholders or assignees requesting redemption of their Units of the proportionate part of the Net Asset Value of such Units equal to that proportionate part of the aggregate Net Asset Value of the Trust represented by the sums which are the subject of such default or delay.

                  All redemptions will be made at Net Asset Value as of the effective date of the redemption.

                  The Managing Owner may require a Unitholder to redeem all or a portion of such Unitholder's Units if the Managing Owner considers doing so to be desirable for the protection of the Trust, and will use its best efforts to do so to the extent necessary to prevent the Trust from being deemed to hold "plan assets" under the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code with respect to any "employee benefit plan" as defined in and subject to ERISA or with respect to any "plan" as defined in Section 4975 of the Code.

                  If at the close of business (as determined by the Managing Owner) on any business day, the Net Asset Value per Unit has decreased to $500 or less, after adding back all distributions, the Trust will liquidate all open positions as expeditiously as possible and suspend trading. Within 10 business days after any such suspension of trading, the Managing Owner shall declare a "Special Redemption Date." Such Special Redemption Date shall be a business day within 30 business days from the date of suspension of trading by the Trust, and the Managing Owner shall mail notice of such date to each Unitholder and assignee of Units of whom it has received written notice, by first class mail, postage prepaid, not later than ten business days prior to such Special Redemption Date, together with instructions as to the procedure such Unitholder or assignee must follow to have such Unitholder's or assignee's interest (only entire, not partial, interests may be so redeemed unless otherwise determined by the Managing Owner) in the Trust redeemed on such date. Upon redemption pursuant to a Special Redemption Date, a Unitholder or any other assignee of whom the Managing Owner has received written notice, shall receive from the Trust an amount equal to the Net Asset Value of such Unitholder's interest, determined as of the close of business (as determined by the Managing Owner) on such Special Redemption Date. No redemption charges shall be assessed on any such Special Redemption Date. As in the case of a regular redemption, an assignee shall not be entitled to redemption on any Special Redemption Date until the Managing Owner has received written notice (see Section 11) of the assignment, transfer or disposition under which the assignee claims an interest in the Units to be redeemed. If, after such Special Redemption Date, the Net Assets of the Trust are at least $250,000 and the Net Asset Value per Unit is in excess of $250, the Trust may, in the discretion of the Managing Owner, resume trading. If the preceding conditions are not met or the Managing Owner determines not to resume trading, the Trust will be terminated.

                  The Managing Owner may declare additional Special Redemption Dates upon notice to the Unitholders and assignees of whom the Managing Owner has received notice. In the event the Managing Owner does, in its discretion, declare a Special Redemption Date, the Managing Owner may, in its notice of such Special Redemption Date modify the circumstances under which the Managing Owner is again required to declare a Special Redemption Date, as set forth in the preceding paragraph.

                  13.      OFFERING OF UNITS.

                  The Managing Owner on behalf of the Trust shall (i) cause to be filed from time to time a Registration Statement or Registration Statements, and such amendments thereto as the Managing Owner may deem advisable, with the Securities and Exchange Commission for the registration and ongoing public offering of Units, (ii) use its best efforts to qualify Units for sale from time to time under the securities laws of such states of the United States or other jurisdictions as the Managing Owner shall deem advisable and (iii) take such action with respect to the matters described in
(i) and (ii) as the Managing Owner shall deem advisable or necessary.

                  The Managing Owner shall not accept any subscriptions for Units if doing so would cause the Trust to be considered to hold "plan assets" for any purpose of ERISA or Section 4975 of the Code with respect to any "employee benefit plan" as defined in and subject to ERISA or with respect to any "plan" as defined in Section 4975 of the Code.

                  All Units subscribed for upon transfer of funds from a subscriber's account (or receipt of a check in the subscription amount) are issued subject to the collection of the funds represented by such transfer (or check). In the event that a transfer (or check) of a subscriber is not honored, the Trust shall cancel the Units issued to such subscriber in consideration of such dishonored transfer (or check); provided that the Managing Owner may waive such cancellation upon receipt of what it believes to be reasonable assurances that such transfer (or check) will be honored or replaced by another transfer (or check) which will be honored within 10 business days of original dishonor. Any losses or profits sustained by the Trust in connection with its trading allocable to cancelled Units shall be deemed an increase or decrease in the Net Assets of the Trust and allocated as described above in Section 8, not a liability of the Managing Owner. Each subscriber agrees to reimburse the Trust for any expense or losses incurred in connection with any such cancellation of Units issued to him or her.

                  Units will be sold as of the first day of each calendar month subject to the Managing Owner's discretion to hold intra-month closings and to suspend or terminate the offering of Units.

                  Each Unitholder consents, by the act of purchasing Units, to the Trust issuing to such Unitholder additional Units (in fractions calculated up to three decimal places) in lieu of all interest earned on such Unitholder's subscription while held pending investment in the Units.

                  14.      SPECIAL POWER OF ATTORNEY.

                  Each Unitholder by virtue of having purchased or otherwise acquired Units does hereby irrevocably constitute and appoint the Managing Owner and each officer of the Managing Owner, with full power of substitution, as his or her true and lawful attorney-in-fact, in his or her name, place and stead, to execute, acknowledge, swear to (and deliver as may be appropriate) on his or her behalf and file and record in the appropriate public offices and publish (as may in the reasonable judgment of the Managing Owner be required by law): (i) this Declaration of Trust, including any amendments and/or restatements hereto duly adopted as provided herein;
(ii) certificates in various jurisdictions, and amendments and/or restatements thereto; (iii) all conveyances and other instruments which the Managing Owner deems appropriate to qualify or continue the Trust in the State of Delaware and the jurisdictions in which the Trust may conduct business, or which may be required to be filed by the Trust or the Unitholders under the laws of any jurisdiction or under any amendments or successor statutes to the Act, to reflect the dissolution or termination of the Trust or the Trust being governed by any amendments or successor statutes to the Act or to reorganize or refile the Trust in a different jurisdiction; and (iv) to file, prosecute, defend, settle or compromise litigation, claims or arbitrations on behalf of the Trust. The Power of Attorney granted herein shall be irrevocable and deemed to be a power coupled with an interest (including, without limitation, the interest of the other Unitholders in the Managing Owner being able to rely on the Managing Owner's authority to act as contemplated by this Section 14) and shall survive and shall not be affected by the subsequent incapacity, disability or death of a Unitholder.

                  15.      WITHDRAWAL OF A UNITHOLDER.

                  The Trust shall be dissolved upon the death, insanity, bankruptcy, retirement, resignation, expulsion, withdrawal, insolvency or dissolution of the Managing Owner, or any other event that causes the Managing Owner to cease to be the managing owner of the Trust, unless the Trust is continued pursuant to the terms of Section 5(a)(3). In addition, the Managing Owner may withdraw from the Trust, without any breach of this Declaration of Trust, at any time upon 120 days' written notice by first class mail, postage prepaid, to the Trustee, each Unitholder and each assignee of whom the Managing Owner has notice. If the Managing Owner withdraws from the Trust and the Trust's business is continued, the withdrawing Managing Owner shall pay all expenses incurred as a result of its withdrawal.

                  The Managing Owner may not assign its general liability interest or its obligation to direct the trading of the Trust without the consent of each Unitholder. The Managing Owner will notify all Unitholders of any change in the principals of the Managing Owner.

                  The death, incompetency, withdrawal, insolvency or dissolution of a Unitholder or any other event that causes a Unitholder to cease to be a beneficial owner (within the meaning of the Act) in the Trust shall not terminate or dissolve the Trust, and a Unitholder, his or her estate, custodian or personal representative shall have no right to redeem or value such Unitholder's interest except as provided in Section 12 hereof. Each Unitholder expressly agrees that in the event of his or her death, he or she waives on behalf of himself or herself and his or her estate, and directs the legal representatives of his or her estate and any person interested therein to waive, the furnishing of any inventory, accounting or appraisal of the assets of the Trust and any right to an audit or examination of the books of the Trust. Nothing in this Section 15 shall, however, waive any right given elsewhere in this Declaration of Trust for a Unitholder to be informed of the Net Asset Value of his or her Units, to receive periodic reports, audited financial statements and other information from the Managing Owner or the Trust or to redeem or transfer Units.

                  16.      BENEFIT PLAN INVESTORS.

                  Each Unitholder that is an "employee benefit plan" as defined in and subject to ERISA or a "plan" as defined in Section 4975 of the Code (each such employee benefit plan and plan, a "Plan"), and each fiduciary thereof who has caused the Plan to become a Unitholder (a "Plan Fiduciary"), represents and warrants that: (a) the

Plan Fiduciary has considered an investment in the Trust for such Plan in light of the risks relating thereto; (b) the Plan Fiduciary has determined that, in view of such considerations, the investment in the Trust by such Plan is consistent with such Plan Fiduciary's responsibilities under ERISA;
(c) the investment in the Trust by the Plan does not violate and is not otherwise inconsistent with the terms of any legal document constituting the Plan or any trust agreement entered into thereunder; (d) the Plan's investment in the Trust has been duly authorized and approved by all necessary parties; (e) none of the Managing Owner, either of Prudential Securities Incorporated or PaineWebber Incorporated (collectively, the "Principal Selling Agents"), any Additional Selling Agent, the Trustee, Chemical Bank, N.A., any of their respective affiliates or any of their respective agents or employees: (i) has investment discretion with respect to the investment of the assets of the Plan used to purchase Units; (ii) has authority or responsibility to or regularly gives investment advice with respect to the assets of the Plan used to purchase Units for a fee and pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to the Plan and that such advice will be based on the particular investment needs of the Plan; or
(iii) is an employer maintaining or contributing to the Plan; and (f) the Plan Fiduciary: (i) is authorized to make, and is responsible for, the decision for the Plan to invest in the Trust, including the determination that such investment is consistent with the requirement imposed by Section 404 of ERISA that Plan investments be diversified so as to minimize the risks of large losses; (ii) is independent of the Managing Owner, both of the Principal Selling Agents, any Additional Selling Agent, the Trustee, Chemical Bank, N.A. and any of their respective affiliates; and (iii) is qualified to make such investment decision.

                  17.      STANDARD OF LIABILITY; INDEMNIFICATION.

                  (a) STANDARD OF LIABILITY FOR THE MANAGING OWNER. The Managing Owner and its Affiliates, as defined below, shall have no liability to the Trust or to any Unitholder for any loss suffered by the Trust which arises out of any action or inaction of the Managing Owner or its Affiliates, if the Managing Owner, in good faith, determined that such course of conduct was in the best interests of the Trust, and such course of conduct did not constitute negligence or misconduct of the Managing Owner or its Affiliates.

                  (b) INDEMNIFICATION OF THE MANAGING OWNER BY THE TRUST. To the fullest extent permitted by law, subject to this Section 17, the Managing Owner and its Affiliates shall be indemnified by the Trust against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with the Trust; provided that such claims were not the result of negligence or misconduct on the part of the Managing Owner or its Affiliates, and the Managing Owner, in good faith, determined that such conduct was in the best interests of the Trust; and provided further that Affiliates of the Managing Owner shall be entitled to indemnification only for losses incurred by such Affiliates in performing the duties of the Managing Owner and acting wholly within the scope of the authority of the Managing Owner.

                  Notwithstanding anything to the contrary contained in the preceding two paragraphs, the Managing Owner and its Affiliates and any persons acting as selling agent for the Units shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless (1) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and the court approves indemnification of the litigation costs, or (2) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee and the court approves indemnification of the litigation costs, or (3) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made.

                  In any claim for indemnification for federal or state securities law violations, the party seeking indemnification shall place before the court the position of the Securities and Exchange Commission, the California Department of Corporations, the Massachusetts Securities Division, the Pennsylvania Securities Commission, the Tennessee Securities Division, the Texas Securities Board and any other state or applicable regulatory authority with respect to the issue of indemnification for securities law violations.

                  The Trust shall not bear the cost of that portion of any insurance which insures any party against any liability the indemnification of which is herein prohibited.

                  For the purposes of this Section 17, the term "Affiliates" shall mean any person acting on behalf of or performing services on behalf of the Trust who: (1) directly or indirectly controls, is controlled by, or is under common control with the Managing Owner; or (2) owns or controls 10% or more of the outstanding voting securities of the Managing Owner; or (3) is an officer or director of the Managing Owner; or (4) if the Managing

Owner is an officer, director, partner or trustee, is any entity for which the Managing Owner acts in any such capacity.

                  Advances from the funds of the Trust to the Managing Owner or its Affiliates for legal expenses and other costs incurred as a result of any legal action initiated against the Managing Owner by a Unitholder are prohibited.

                  Advances from the funds of the Trust to the Managing Owner or its Affiliates for legal expenses and other costs incurred as a result of a legal action will be made only if the following three conditions are satisfied: (1) the legal action relates to the performance of duties or services by the Managing Owner or its Affiliates on behalf of the Trust;
(2) the legal action is initiated by a third party who is not a Unitholder; and (3) the Managing Owner or its Affiliates undertake to repay the advanced funds, with interest from the initial date of such advance, to the Trust in cases in which they would not be entitled to indemnification under the standard of liability set forth in Section 17(a).

                  In no event shall any indemnity or exculpation provided for herein be more favorable to the Managing Owner or any Affiliate than that contemplated by the Blue Sky Guidelines as in effect on the date of this Declaration of Trust.

                  In no event shall any indemnification permitted by this subsection (b) of Section 17 be made by the Trust unless all provisions of this Section for the payment of indemnification have been complied with in all respects. Furthermore, it shall be a precondition of any such indemnification that the Trust receive a determination of qualified independent legal counsel in a written opinion that the party which seeks to be indemnified hereunder has met the applicable standard of conduct set forth herein. Receipt of any such opinion shall not, however, in itself, entitle any such party to indemnification unless indemnification is otherwise proper hereunder. Any indemnification payable by the Trust hereunder shall be made only as provided in the specific case.

                  In no event shall any indemnification obligations of the Trust under this subsection (b) of Section 17 subject a Unitholder to any liability in excess of that contemplated by subsection (e) of Section 8 hereof.

                  (c) INDEMNIFICATION BY THE UNITHOLDERS. In the event that the Trust is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of or in connection with any activities of a Unitholder, obligations or liabilities unrelated to the business of the Trust or as a result of or in connection with a transfer, assignment or other disposition or an attempted transfer, assignment or other disposition by a Unitholder or an assignee of its Units or of any part of its right, title and interest in the capital or profits of the Trust in violation of this Declaration of Trust, such Unitholder shall indemnify and reimburse the Trust for all loss and expense incurred, including reasonable attorneys' fees.

                  18.      AMENDMENTS; MEETINGS.

                  (a) AMENDMENTS WITH CONSENT OF THE MANAGING OWNER. If at any time during the term of the Trust the Managing Owner shall deem it necessary or desirable to amend this Declaration of Trust, the Managing Owner may proceed to do so, provided that such amendment shall be effective only if embodied in an instrument approved by the Managing Owner and, pursuant to a vote called by the Managing Owner, by the holders of Units representing a majority of the outstanding Units. Such vote shall be taken at least 30 but not more than 60 days after delivery by the Managing Owner to each Unitholder of record by certified mail of notice of the proposed amendment and voting procedures. Notwithstanding the foregoing, the Managing Owner may amend this Declaration of Trust without the consent of the Unitholders in order (i) to clarify any clerical inaccuracy or ambiguity or reconcile any inconsistency (including any inconsistency between this Declaration of Trust and the Prospectus), (ii) to effect the intent of the allocations proposed herein to the maximum extent possible in the event of a change in the Code or the interpretations thereof affecting such allocations, (iii) to attempt to ensure that the Trust is not treated as an association taxable as a corporation for federal income tax purposes, (iv) to qualify or maintain the qualification of the Trust as a trust in any jurisdiction, (v) to delete or add any provision of or to this Declaration of Trust required to be deleted or added by the Staff of the Securities and Exchange Commission or any other federal agency or any state "Blue Sky" or similar official or in order to opt to be governed by any amendment or successor statute to the Act, (vi) to make any amendment to this Declaration of Trust which the Managing Owner deems advisable, provided that such amendment is for the benefit of and not adverse to the Unitholders or the Trustee, or that is required by law, (vii) to make any amendment that is appropriate or necessary, in the opinion of the Managing Owner, to prevent the Trust or the Managing Owner or its directors, officers or controlling persons from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, and (viii) to make any amendment that is appropriate or necessary, in the opinion of the Managing Owner, to avoid causing the assets of the Trust from being considered for any purpose of ERISA or Section 4975 of the Code to constitute assets of any Plan.

                  (b) AMENDMENTS AND ACTIONS WITHOUT CONSENT OF THE MANAGING OWNER. In any vote called by the Managing Owner or pursuant to subsection (c) of this Section 18, upon the affirmative vote (which may be in person or by proxy) of more than fifty percent (50%) of the Units then owned by Unitholders, the following actions may be taken with respect to the Trust, irrespective of whether the Managing Owner concurs: (i) this Declaration of Trust may be amended, provided, however, that approval of all Unitholders shall be required in the case of amendments changing or altering this Section 18, extending the term of the Trust, or materially changing the Trust's basic investment policies or structure; in addition, reduction of the capital account of any Unitholder or assignee or modification of the percentage of profits, losses or distributions to which a Unitholder or an assignee is entitled hereunder shall not be effected by any amendment or supplement to this Declaration of Trust without such Unitholder's or assignee's written consent; (ii) the Trust may be dissolved; (iii) the Managing Owner may be removed and replaced; (iv) a new managing owner or managing owners may be elected if the Managing Owner withdraws from the Trust; (v) the sale of all or substantially all of the assets of the Trust may be approved; and (vi) any contract with the Managing Owner or any affiliate thereof may be disapproved and, as a result, terminated upon 60 days' notice.

                  (c) MEETINGS; OTHER. Any Unitholder upon request addressed to the Managing Owner shall be entitled to obtain from the Managing Owner, upon payment in advance of reasonable reproduction and mailing costs, a list of the names and addresses of record of all Unitholders and the number of Units held by each (which shall be mailed by the Managing Owner to the Unitholder within ten days of the receipt of the request); provided, that the Managing Owner may require any Unitholder requesting such information to submit written confirmation that such information will not be used for commercial purposes. Upon receipt of a written proposal, signed by Unitholders owning Units representing at least 10% of all Units then owned by Unitholders, that a meeting of the Trust be called to vote upon any matter upon which the Unitholders may vote pursuant to this Declaration of Trust, the Managing Owner shall, by written notice to each Unitholder of record sent by certified mail within 15 days after such receipt, call a meeting of the Trust. Such meeting shall be held at least 30 but not more than 60 days after the mailing of such notice, and such notice shall specify the date of, a reasonable place and time for, and the purpose of such meeting. Such notice shall establish a record date for Units entitled to vote at the meeting, which shall be not more than 15 days prior to the date established for such meeting.

                  The Managing Owner may not restrict the voting rights of Unitholders as set forth herein.

                  In the event that the Managing Owner or the Unitholders vote to amend this Declaration of Trust in any material respect, the amendment will not become effective prior to all Unitholders having an opportunity to redeem their Units.

                  (d) CONSENT BY TRUSTEE. The Trustee's written consent to any amendment of this Declaration of Trust shall be required, such consent not to be unreasonably withheld; provided, however, that the Trustee may, in its sole discretion, withhold its consent to any such amendment that would adversely affect any right, duty or liability of, or immunity or indemnity in favor of, the Trustee under this Declaration of Trust or any of the documents contemplated hereby to which the Trustee is a party, or would cause or result in any conflict with or breach of any terms, conditions or provisions of, or default under, the charter documents or by-laws of the Trustee or any document contemplated hereby to which the Trustee is a party; provided further, that the Trustee may not withhold consent for any action listed in subsections 18(b)(ii)-(vi). Notwithstanding anything to the contrary contained in this Declaration of Trust, the Trustee may immediately resign if, in its sole discretion, the Trustee determines that the Unitholders' actions pursuant to subsections 18(b)(i)-(vi) would adversely affect the Trustee in any manner.

                  19.      GOVERNING LAW.

                  The validity and construction of this Declaration of Trust shall be determined and governed by the laws of the State of Delaware without regard to principles of conflicts of law; provided, that the foregoing choice of law shall not restrict the application of any state's securities laws to the sale of Units to its residents or within such state.

                  20.      MISCELLANEOUS.

                  (a) NOTICES. All notices under this Declaration of Trust shall be in writing and shall be effective upon personal delivery, or if sent by first class mail, postage prepaid, addressed to the last known address of the party to whom such notice is to be given, upon the deposit of such notice in the United States mails.

                  (b) BINDING EFFECT. This Declaration of Trust shall inure to and be binding upon all of the parties, their successors and assigns, custodians, estates, heirs and personal representatives. For purposes of determining the rights of any Unitholder or assignee hereunder, the Trust and the Managing Owner may rely upon the Trust records as to who are Unitholders and assignees, and all Unitholders and assignees agree that their rights shall be determined and they shall be bound thereby.

                  (c) CAPTIONS. Captions in no way define, limit, extend or describe the scope of this Declaration of Trust nor the effect of any of its provisions. Any reference to "persons" in this Declaration of Trust shall also be deemed to include entities, unless the context otherwise requires.

                  21.      CERTAIN DEFINITIONS.

                  This Declaration of Trust contains certain provisions required by the Blue Sky Guidelines. The terms used in such provisions are defined as follows (the following definitions are included VERBATIM from such Guidelines and, accordingly, may not in all cases be relevant to this Declaration of Trust):

         ADMINISTRATOR. The official or agency administering the securities laws of a state.

         ADVISOR. Any Person who for any consideration engages in the business of advising others, either directly or indirectly, as to the value, purchase, or sale of Commodity Contracts or commodity options.

         AFFILIATE. An Affiliate of a Person means: (a) any Person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of such Person; (b) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such Person; (c) any Person, directly or indirectly, controlling, controlled by, or under common control of such Person; (d) any officer, director or partner of such Person; or (e) if such Person is an officer, director or partner, any Person for which such Person acts in any such capacity.

         CAPITAL CONTRIBUTIONS. The total investment in a Program by a Participant or by all Participants, as the case may be.

         COMMODITY BROKER. Any Person who engages in the business of effecting transactions in Commodity Contracts for the account of others or for his or her own account.

         COMMODITY CONTRACT. A contract or option thereon providing for the delivery or receipt at a future date of a specified amount and grade of a traded commodity at a specified price and delivery point.

         CROSS REFERENCE SHEET. A compilation of the Guidelines sections, referenced to the page of the prospectus, Program agreement, or other exhibits, and justification of any deviation from the Guidelines.

         NET ASSETS. The total assets, less total liabilities, of the Program determined on the basis of generally accepted accounting principles. Net Assets shall include any unrealized profits or losses on open positions, and any fee or expense including Net Asset fees accruing to the Program.

         NET ASSET VALUE PER PROGRAM INTEREST. The Net Assets divided by the number of Program Interests outstanding.

         NET WORTH. The excess of total assets over total liabilities as determined by generally accepted accounting principles. Net Worth shall be determined exclusive of home, home furnishings and automobiles.

         NEW TRADING PROFITS. The excess, if any, of Net Assets at the end of the period over Net Assets at the end of the highest previous period or Net Assets at the date trading commences, whichever is higher, and as further adjusted to eliminate the effect on Net Assets resulting from new Capital Contributions, redemptions, or capital distributions, if any, made during the period decreased by interest or other income, not directly related to trading activity, earned on Program assets during the period, whether the assets are held separately or in a margin account.

         ORGANIZATIONAL AND OFFERING EXPENSES. All expenses incurred by the Program in connection with and in preparing a Program for registration and subsequently offering and distributing it to the public, including, but not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriters' attorneys), expenses for printing, engraving, mailing, salaries of employees while engaged in sales activity, charges of transfer agents, registrars, trustees, escrow holders, depositories, experts, expenses of qualification of the sale of its Program Interest under federal and state law including taxes and fees, accountants' and attorneys' fees. (Organizational and Offering Expenses as used in this Declaration of Trust does not include selling commissions).

         PARTICIPANT. The holder of a Program Interest.

         PERSON. Any natural Person, partnership, corporation, association or other legal entity.

         PIT BROKERAGE FEE. Pit Brokerage Fee shall include floor brokerage, clearing fees, National Futures Association fees, and exchange fees.

         PROGRAM. A limited partnership, joint venture, corporation, trust or other entity formed and operated for the purpose of investing in Commodity Contracts.

         PROGRAM BROKER. A Commodity Broker that effects trades in Commodity Contracts for the account of a Program.

         PROGRAM INTEREST. A limited partnership interest or other security representing ownership in a Program.

         PYRAMIDING. A method of using all or a part of an unrealized profit in a Commodity Contract position to provide margin for any additional Commodity Contracts of the same or related commodities.

         SPONSOR. Any Person directly or indirectly instrumental in organizing a Program or any Person who will manage or participate in the management of a Program, including a Commodity Broker who pays any portion of the Organizational and Offering Expenses of the Program, and the general partner(s) and any other Person who regularly performs or selects the Persons who perform services for the Program. Sponsor does not include wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services rendered in connection with the offering of the units. The term "Sponsor" shall be deemed to include its Affiliates.

         VALUATION DATE. The date as of which the Net Assets of the Program are determined.

         VALUATION PERIOD.  A regular period of time between Valuation Dates.

                  Certain terms not defined herein are used with the respective meanings set forth in the Prospectus.


                  22.      NO LEGAL TITLE TO TRUST ESTATE.


                  The Unitholders shall not have legal title to any part of the Trust Estate.


                  23.      LEGAL TITLE.


                  Legal title to all the Trust Estate shall be vested in the Trust as a separate legal entity; except where applicable law in any jurisdiction requires any part of the Trust Estate to be vested otherwise, the Managing Owner (or the Trustee, if required by law) may cause legal title to the Trust Estate of any portion thereof to be held by or in the name of the Managing Owner or any other person as nominee.

24.      CREDITORS.


                  No creditors of any Unitholders shall have any right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to, the Trust Estate.

                                   *********

                  IN WITNESS WHEREOF, the undersigned have duly executed this Second Amended and Restated Declaration of Trust and Trust Agreement as of the day and year first above written.

                                          WILMINGTON TRUST COMPANY
                                          as Trustee


                                          By: /s/  Emmett R. Harmon
                                              -----------------------
                                                     Emmett R. Harmon
                                                     Vice President


                                          MILLBURN RIDGEFIELD CORPORATION
                                          as Managing Owner


                                          By: /s/  Harvey Beker
                                              -----------------------
                                                     Harvey Beker
                                                     Co-Chief Executive Officer


                                          All Unitholders now and hereafter
                                          admitted as Unitholders of the Trust,
                                          pursuant to powers of attorney now
                                          and hereafter executed in favor of,
                                          and granted and delivered to, the
                                          Managing Owner.


                                          By:  MILLBURN RIDGEFIELD
                                          CORPORATION
                                               as Attorney-in-Fact



                                          By: /s/  George E. Crapple
                                              --------------------------
                                                     George E. Crapple
                                                     Co-Chief Executive Officer

                                   SCHEDULE A

                              CERTIFICATE OF TRUST
                                       OF
                        THE MILLBURN WORLD RESOURCE TRUST




                  THIS Certificate of Trust of THE MILLBURN WORLD RESOURCE TRUST (the "Trust"), dated June 7, 1995, is being duly executed and filed by Wilmington Trust Company, a Delaware banking corporation, as trustee, to form a business trust under the Delaware Business Trust Act (12 DEL.C. Section 3801 ET SEQ.).

                  1. NAME. The name of the business trust formed hereby is THE MILLBURN WORLD RESOURCE TRUST.

                  2. DELAWARE TRUSTEE. The name and business address of the trustee of the Trust in the State of Delaware is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890,
Attention: Corporate Trust Administration.

                  IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has executed this Certificate of Trust as of the date first above written.


                                        WILMINGTON TRUST COMPANY,
                                        as Trustee


                                        By:   /s/ Norma P. Closs
                                              --------------------------
                                                  Norma P. Closs
                                                  Vice President

                                                                         ANNEX

                        THE MILLBURN WORLD RESOURCE TRUST
                             REQUEST FOR REDEMPTION

THE MILLBURN WORLD RESOURCE TRUST
C/O MILLBURN RIDGEFIELD CORPORATION                 ---------------------------
      MANAGING OWNER                                         DATE
1560 SHERMAN AVENUE
SUITE 810
EVANSTON, ILLINOIS  60201

Dear Sirs:

         The undersigned (trust account number WR-_______) hereby requests redemption subject to all the terms and conditions of the Declaration of Trust and Trust Agreement (the "Declaration of Trust") of THE MILLBURN WORLD RESOURCE TRUST (the "Trust") of _____ Units of Beneficial Interest ("Units") in the Trust. (INSERT NUMBER OF WHOLE UNITS TO BE REDEEMED; SUBSCRIBERS MAY REDEEM ANY NUMBER OF WHOLE UNITS, THEY NEED NOT REDEEM ALL OR ANY MINIMUM NUMBER OF THEIR UNITS IN ORDER TO REDEEM CERTAIN OF THEIR UNITS; HOWEVER, IF NO NUMBER IS INDICATED, ALL UNITS HELD OF RECORD BY THE UNDERSIGNED WILL BE REDEEMED; FRACTIONAL UNITS MAY ONLY BE REDEEMED UPON COMPLETE REDEMPTION OF THE UNDERSIGNED'S INTEREST IN THE TRUST.) Units are redeemed at the Net Asset Value per Unit, as defined in the Declaration of Trust, less any applicable redemption charge (see below). Redemption shall be effective as of the end of the current calendar month; provided that this Request for Redemption is received at least ten (10) business days prior to the end of such month. Payment of the redemption price of Units will generally be made within fifteen (15) business days of the date of redemption.

         The undersigned hereby represents and warrants that the undersigned is the true, lawful and beneficial owner of the Units to which this Request for Redemption relates, with full power and authority to request redemption of such Units. Such Units are not subject to any pledge or otherwise encumbered in any fashion.

         Redemption charges of 4% and 3% (3% and 2% in the case of subscriptions for $1,000,000 or more) of the Net Asset Value of Units redeemed on or before the end of the 6th and after the end of the 6th but on or before the end of the 12th full calendar months, respectively, after the undersigned has purchased the Units being redeemed will be deducted from the redemption price of all such Units and paid to the Managing Owner. If the undersigned has purchased Units at more than one closing, such Units will be treated on a first-in/first-out basis for purposes of determining whether redemption charges continue to be applicable to such Units.

UNITED STATES UNITHOLDERS ONLY:

         Under the penalties of perjury, the undersigned hereby certifies that the Social Security Number or Taxpayer ID Number indicated on this Request for Redemption is the undersigned's true, correct and complete Social Security Number or Taxpayer ID Number and that the undersigned is not subject to backup withholding under the provisions of Section 3406(a)(1)(C) of the Internal Revenue Code.

NON-UNITED STATES UNITHOLDERS ONLY:

Under the penalties of perjury, the undersigned hereby certifies that (a) the undersigned is not a citizen or resident of the United States or (b) (in the case of an investor which is not an individual) the undersigned is not a United States corporation, partnership, estate or trust.

       SIGNATURES MUST BE IDENTICAL TO NAME(S) IN WHICH UNITS ARE REGISTERED

                 Credit my customer securities account                               Send to the address below

--------------------------------------------------------------------- ------------------------------------------------
Name                       Street                                     City, State and Zip Code

Entity Unitholder                                                     Individual Unitholder(s)
(or assignee)                                                         (or assignee(s))

--------------------------------------------                          ------------------------------------
(Name of Entity)                                                      ------------------------------------
                                                                      ------------------------------------
                                                                      (Signature(s) of all Unitholder(s)
By:                                                                   or assignee(s))
   -----------------------------------------
    (Authorized corporate officer,
      partner or trustee)
Social Security or Taxpayer ID Number____________________________


                                                                       EXHIBIT B

                        THE MILLBURN WORLD RESOURCE TRUST

                            SUBSCRIPTION REQUIREMENTS



         By executing a Subscription Agreement and Power of Attorney Signature Page for THE MILLBURN WORLD RESOURCE TRUST (THE "TRUST"), each PURCHASER ("PURCHASER") of UNITS OF BENEFICIAL INTEREST ("UNITS") in the Trust irrevocably subscribes for Units at the Net Asset Value per Unit, as described in the Trust's PROSPECTUS DATED ______, 2001 (THE "PROSPECTUS"). The minimum initial subscription is $5,000; $2,000 for trustees or custodians of employee benefit plans. Incremental subscriptions will be accepted in multiples of $100 in excess of such minimums. Existing Unitholders may make additional investments in the Trust in $1,000 minimums, also with $100 increments. Units are sold in fractions calculated to three decimal places.



         Purchaser is herewith delivering to Purchaser's Selling Agent or Additional Selling Agent (hereinafter, "Selling Agent") an executed Subscription Agreement and Power of Attorney Signature Page and either (i) delivering a check in the full amount of the Purchaser's subscription or (ii) hereby authorizing such Selling Agent to debit Purchaser's customer securities account maintained with such Selling Agent for the full amount of Purchaser's subscription in accordance with the procedures described under "Plan of Distribution -- Subscription Procedure" in the Prospectus. If Purchaser's Subscription Agreement and Power of Attorney is accepted, Purchaser agrees to contribute Purchaser's subscription to the Trust and to be bound by the terms of the Trust's Declaration of Trust (Exhibit A to the Prospectus). Purchaser agrees to reimburse the Trust and MILLBURN RIDGEFIELD CORPORATION (THE "MANAGING OWNER") for any expense or loss incurred by either as a result of the cancellation of Purchaser's Units due to a failure of the Purchaser to deliver good funds in the amount of the subscription price of any or all of such Units.



         If Purchaser is acting on behalf of an "employee benefit plan," as defined in and subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any "plan," as defined in Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") (the subscribing "employee benefit plan" or a "plan" being hereinafter referred to as the "Plan"), Purchaser, as, or on behalf of, the fiduciary of the Plan responsible for purchasing the Units (the "Plan Fiduciary") understands that: the Plan Fiduciary must consider an investment in the Units in light of the risks relating thereto; the Plan Fiduciary must determine that, in view of such considerations, the Plan's investment in the Trust is consistent with the Plan Fiduciary's responsibilities under ERISA; the Plan's investment in the Trust must not violate and must not be otherwise inconsistent with the terms of any legal document constituting the Plan or any trust agreement thereunder; and the Plan Fiduciary (i) must be responsible for the decision to invest in the Units, including the determination that such investment is consistent with the requirement imposed by Section 404 of ERISA that Plan investments be diversified so as to minimize the risks of large losses, (ii) must be independent of the Managing Owner, any of the Trust's Principal Selling Agents or Additional Selling Agents, Wilmington Trust Company, Chase Manhattan Bank and any of their respective affiliates, (iii) must be qualified to make such investment decision, and (iv) none of the Managing Owner, any of the Trust's Selling Agents or Additional Selling Agents, any Clearing Broker, Wilmington Trust Company, Chase Manhattan Bank, any of their respective affiliates or any of their respective agents or employees may either: (a) have investment discretion with respect to the investment of the assets of the Plan used to purchase Units; (b) have authority or responsibility to or regularly give investment advice with respect to the assets of the Plan used to purchase Units for a fee and pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to the Plan and that such advice will be based on the particular investment needs of the Plan; or (c) be an employer maintaining or contributing to the Plan. The undersigned must, at the request of the Managing Owner, furnish the Managing Owner with such information as the Managing Owner may reasonably require to establish that the purchase of Units by the Plan does not violate any provision of ERISA or the Code including, without limitation, those provisions relating to "prohibited transactions" by "parties in interest" or "disqualified persons," as defined therein.


INVESTOR SUITABILITY



         PURCHASER UNDERSTANDS THAT THE PURCHASE OF UNITS MAY BE MADE ONLY BY PERSONS WHO, AT A MINIMUM HAVE (i) A NET WORTH OF AT LEAST $150,000 (EXCLUSIVE OF HOME, FURNISHINGS AND AUTOMOBILES) OR (ii) AN ANNUAL GROSS INCOME OF AT LEAST $45,000 AND A NET WORTH (SIMILARLY CALCULATED OF AT LEAST $45,00). RESIDENTS OF THE FOLLOWING STATES MUST MEET THE SPECIFIC REQUIREMENTS SET FORTH BELOW (NET WORTH, IS IN ALL CASES, TO BE CALCULATED EXCLUSIVE OF HOME, FURNISHINGS AND AUTOMOBILES). NO PURCHASER SHOULD INVEST MORE THAN 10% OF HIS OR NET

WORTH (EXCLUSIVE OF HOME, FURNISHINGS AND AUTOMOBILES) IN THE UNITS. NO ENTITY, INCLUDING ERISA PLANS, SHOULD INVEST MORE THAN 10% OF ITS LIQUID NET WORTH (READILY MARKETABLE SECURITIES) IN THE UNITS.

                  1. Arizona -- Net worth of at least $225,000 or a net worth of at least $60,000 and annual taxable income of at least $60,000.

                  2. California -- Liquid net worth of at least $100,000 and an annual taxable income of at least $50,000.

                  3. Iowa -- Net worth of at least $225,000 or a net worth of at least $60,000 and an annual taxable income of at least $60,000. Minimum purchase for individual retirement accounts and employee benefit plans in Iowa is $2,500.

                  4. Massachusetts -- Net worth of at least $225,000 or a net worth of at least $60,000 and annual taxable income of at least $60,000.

                  5. Michigan -- Net worth of at least $225,000 or a net worth of at least $60,000 and taxable income during the preceding year of at least $60,000.

                  6. Mississippi -- Net worth of at least $225,000 or a net worth of at least $60,000 and annual taxable income of at least $60,000.

                  7. Missouri -- Net worth of at least $225,000 or a net worth of at least $60,000 and annual taxable income of at least $60,000.

                  8. New Hampshire -- Net worth of at least $250,000 or a net worth of at least $125,000 and an annual taxable income of at least $50,000.

                  9. North Carolina -- Net worth of at least $225,000 or a net worth of at least $60,000 and annual taxable income of at least $60,000.

                  10. Pennsylvania -- Net worth of at least $175,000 or a net worth of at least $100,000 and an annual income of at least $50,000.

                  11. South Carolina -- Net worth of at least $100,000 or a net income in the preceding year some portion of which was subject to maximum federal and state income tax.

                  12. South Dakota -- Net worth of at least $225,000 or a net worth of at least $60,000 and annual taxable income of at least $60,000.

                  13. Tennessee -- Net worth of at least $250,000 or a net worth of at least $65,000 and annual taxable income of at least $65,000.

                  14. Texas -- Net worth of at least $225,000 or a net worth of at least $60,000 and annual taxable income of at least $60,000.

                              -------------------------

         In the case of IRA and SEP plans, the foregoing suitability standards are applicable to the beneficiary of the plan for whose account the Units are being acquired.

         THE FOREGOING SUITABILITY STANDARDS ARE REGULATORY MINIMUMS ONLY. MERELY BECAUSE PURCHASER MEETS SUCH REQUIREMENTS DOES NOT NECESSARILY MEAN THAT A HIGH RISK, SPECULATIVE AND ILLIQUID INVESTMENT SUCH AS THE UNITS IS, IN FACT, SUITABLE FOR PURCHASER.

                                                                      EXHIBIT C



            THE EXECUTION COPY OF THE SUBSCRIPTION AGREEMENT AND POWER
          OF ATTORNEY ACCOMPANIES THIS PROSPECTUS AS A SEPARATE DOCUMENT.

                        THE MILLBURN WORLD RESOURCE TRUST
                          UNITS OF BENEFICIAL INTEREST

          BY EXECUTING THIS SUBSCRIPTION AGREEMENT AND POWER OF ATTORNEY,
                SUBSCRIBERS ARE NOT WAIVING ANY RIGHTS UNDER THE
                            FEDERAL SECURITIES LAWS.

                               ----------------

                           SUBSCRIPTION AGREEMENT AND
                                POWER OF ATTORNEY


THE MILLBURN WORLD RESOURCE TRUST
C/O MILLBURN RIDGEFIELD CORPORATION
      MANAGING OWNER
1560 SHERMAN AVENUE
SUITE 810
EVANSTON, ILLINOIS 60201

Dear Sirs:



         1. SUBSCRIPTION FOR UNITS. I hereby subscribe for the dollar amount of UNITS OF BENEFICIAL INTEREST ("UNITS") in THE MILLBURN WORLD RESOURCE TRUST (the "Trust") set forth in the Subscription Agreement and Power of Attorney Signature Page attached hereto (minimum $5,000; $2,000 for trustees or custodians of employee benefit plans), at a purchase price per Unit of Net Asset Value. Incremental subscriptions in excess of the foregoing minimums are permitted in $100 multiples. Existing investors may subscribe for additional Units in $1,000 minimums, also with $100 increments. Fractional Units will be issued to three decimal places. The terms of the offering of the Units are described in the current Prospectus of the Trust (the "Prospectus"). I have either (i) authorized my selling agent to debit my customer securities account in the amount of my subscription or (ii) delivered a check to my selling agent made out to "CHASE MANHATTAN BANK, AS ESCROW AGENT FOR THE MILLBURN WORLD RESOURCE TRUST, ESCROW ACCOUNT NO. SE14791." If I have chosen to subscribe by account debit, I acknowledge that I must have my subscription payment in such account on but not before the settlement date for my purchase of Units, which will occur no later than three (3) business days after the acceptance of my subscription. My Registered Representative shall inform me of such settlement date, on which date my account will be debited and the amounts so debited will be transmitted, in the form of a selling agent check or wire transfer made out to "CHASE MANHATTAN BANK, AS ESCROW AGENT FOR THE MILLBURN WORLD RESOURCE TRUST, ESCROW ACCOUNT NO. SE14791," directly to the Escrow Agent (for wire instructions, contact Gail Rosenback at 203-625-8215). MILLBURN RIDGEFIELD CORPORATION (THE "MANAGING OWNER") may, in its sole and absolute discretion, accept or reject this subscription in whole or in part. SUBSCRIPTIONS ARE REVOCABLE FOR FIVE BUSINESS DAYS AFTER SUBMISSION. ALL UNITS ARE OFFERED SUBJECT TO PRIOR SALE.



         Subscriptions generally must be submitted no later than five calendar days prior to the end of a month in order to be invested in the Units as of the beginning of the immediately following month.



         2. REPRESENTATIONS AND WARRANTIES OF SUBSCRIBER. I have received the current Prospectus together with a recent Monthly Report of the Trust. I am of legal age and am legally competent to execute this Subscription Agreement and Power of Attorney. I understand that certain investor suitability standards must be met as a condition of my investment in the Units. I acknowledge that I satisfy the applicable requirements relating to net worth and annual income as set forth in "Exhibit B -- Subscription Requirements" to the Prospectus. If subscriber is an employee benefit plan, the investment in the Units by such employee benefit plan is in compliance with all federal laws relating to such plans. If subscriber is a trust under an employee benefit plan, none of the Trustee, the Managing Owner, any Selling Agent, Additional Selling Agent or the escrow agent, any of their respective affiliates or any of their respective agents or employees: (i) has investment discretion with respect to the investment of the assets of such trust being used to purchase Units; (ii) has authority or responsibility to give or regularly gives investment advice with respect to such trust assets for a fee and pursuant to an agreement or understanding that such advice will serve as the primary basis for investment decisions with respect to such trust assets and that such advice will be based on the particular investment needs of the trust; or (iii) is an employer maintaining or contributing to the trust. If subscriber is not an individual, the person signing the Subscription Agreement and Power of Attorney Signature Page on behalf of subscriber is duly authorized to execute such Signature Page and subscriber has full power and authority to purchase the Units. This subscription, if made as custodian for a minor, is a gift I have made to such minor, or if not a gift, such minor satisfies the requirements relating to net worth and annual income set forth in "Exhibit B -- Subscription Requirements." I am, or am not required to be, registered with the CFTC or a member of NFA. The information set forth on the Subscription Agreement and Power of Attorney Signature Page is correct and complete as of the date of such Subscription Agreement, and, should there be any material change in such information prior to my admission to the Trust as a Unitholder, I will immediately furnish revised or corrected information to the Managing Owner.

         3. POWER OF ATTORNEY. In connection with my purchase of Units, I do hereby irrevocably constitute and appoint the Managing Owner and its successors and assigns, as my true and lawful Attorney-in-Fact, with full power of substitution, in my name, place and stead, to (i) file, prosecute, defend, settle or compromise litigation, claims or arbitrations on behalf of the Trust and (ii) make, execute, sign, acknowledge, swear to, deliver, record and file any documents or instruments which may be considered necessary or desirable by the Managing Owner to carry out fully the provisions of the Declaration of Trust of the Trust, including, without limitation, the execution of the said Agreement itself, and the execution of all amendments permitted by the terms thereof. The Power of Attorney granted hereby shall be deemed to be coupled with an interest, shall be irrevocable, shall survive, and shall not be affected by, my subsequent death, incapacity, disability, insolvency or dissolution or any delivery by me of an assignment of the whole or any portion of my Units.

         4. GOVERNING LAW. Subscriber hereby acknowledges and agrees that this Subscription Agreement and Power of Attorney shall be governed by and be interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.



         5. RISKS. These securities are speculative and involve a high degree of risk. No investor should invest more than 10% of his or her net worth (exclusive of home, furnishings and automobiles) in the Trust. Risk factors relating to the Units include the following: (i) You may lose all or substantially all of your investment; (ii) the Trust is a speculative leveraged investment and involves a high degree of risk; the Trust generally employs leverage of up to six times its total equity; (iii) the performance of the Trust to date has been volatile; the Net Asset Value of the Units has fluctuated as much as 16% in a single month;
(iv) single-advisor funds such as the Trust are typically considered -- even among speculative managed futures funds -- unusually high risk; (v) the Trust is subject to substantial charges regardless of profitability, as well as to quarterly Profit Shares; the Managing Owner estimates that the Trust needs to earn trading profits in the first twelve months after a Unit is issued of approximately 6.00% to offset expenses, or approximately 9.10% if redemption charges apply, assuming the Trust continues to earn interest on its assets at current rates; and (vi) the Units are not liquid as no secondary market exists for the Units and redemption rights are limited.



      See "The Risks You Face" in the Prospectus beginning at page 7.

                             ----------------

         PLEASE COMPLETE THE SUBSCRIPTION AGREEMENT AND POWER OF ATTORNEY SIGNATURE PAGE WHICH ACCOMPANIES THIS PROSPECTUS CAREFULLY, AND ENSURE THAT YOUR REGISTERED REPRESENTATIVE KNOWS WHETHER YOU ARE SUBSCRIBING BY CHECK OR ACCOUNT DEBIT.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


         Item 14.  Other Expenses of Issuance and Distribution.

         The following is an estimate of the costs incurred in connection with preparing and filing this Registration Statement Amendment. The Trust pays all such costs.

                                                                                            Approximate
                                                                                               Amount
                                                                                            -----------

               Printing Expenses.................................................               30,000
               Fees of Certified Public Accountants..............................               20,000
               Blue Sky Expenses (Excluding Legal Fees)..........................               20,000
               Fees of Counsel...................................................               50,000
               Escrow Fees.......................................................               15,000
               Miscellaneous Offering Costs......................................               15,000
                                                                                             ---------
                     Total.......................................................             $155,000

                                             ------------------------


         Item 15. Indemnification of Directors and Officers.


                  Section 17 of the Second Amended and Restated Declaration of Trust and Trust Agreement (attached as Exhibit A to the Prospectus which forms a part of this Registration Statement) provides for the indemnification of the Managing Owner, certain of its affiliates and certain of its directors, officers and controlling persons by the Registrant in certain circumstances. Such indemnification is limited to claims sustained by such persons in connection with the Registrant; provided that such claims were not the result of negligence or misconduct on the part of a Managing Owner or its affiliates, directors, officers and controlling persons. The Registrant is prohibited from incurring the cost of any insurance covering any broader indemnification than that provided above. Advances of Registrant funds to cover legal expenses and other costs incurred as a result of any legal action initiated against the Managing Owner by a Unitholder are prohibited.


         Item 16.  Recent Sales of Unregistered Securities.


                  There have been no sales of unregistered securities within the past three years.


         Item 17.  Exhibits and Financial Statement Schedules.


                  The following documents (unless indicted) are filed herewith and made a part of this Registration Statement.

                  (a)      Exhibits.


                Exhibit
                Number                      Description of Document
                -------                     -----------------------

             3.01                  Second Amended and Restated Declaration of Trust and Trust Agreement of the
                                   Registrant (included as Exhibit A to the Prospectus).

            10.01                  Form of Subscription  Agreement and Power of Attorney  (included as Exhibit C to the
                                   Prospectus).

            23.01                  Consent of Sidley Austin Brown & Wood.

            23.02                  Consent of Richards, Layton & Finger.

            23.03                  Consent of Arthur F. Bell, Jr. & Associates, L.L.C.

            23.04                  Consent of PricewaterhouseCoopers LLP


                  The following exhibit is incorporated by reference herein from the exhibit of the same description and number filed with Post Effective Amendment No. 1 to Registrant's Registration Statement on Form 5-1 (Reg. No. 333-50209) as filed with the Commission on April 19, 1999.

                Exhibit
                Number                   Description of Document
                -------                  -----------------------
                8.01            Opinion of Sidley & Austin with respect to federal income tax consequences.


                  The following exhibits are incorporated by reference herein from the exhibits of the same description and number filed with Registrant's Registration Statement on Form S-1 (Reg. No. 333-50209) as filed with the Commission on April 15, 1998, and which became effective on May 13, 1998.

                Exhibit
                Number                   Description of Document
                -------                  -----------------------
                5.01(a)         Opinion of Sidley & Austin relating to the legality of the Units.

                5.01(b)         Opinion of Richards, Layton & Finger relating to the legality of the Units.



                  The following exhibits are incorporated by reference herein from the exhibits of the same description and number filed with Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Reg. No. 33-90756), as filed with the Commission on March 1, 1996.

                Exhibit
                Number                   Description of Document
                -------                  -----------------------
             1.01                 Selling Agreement among the Trust, the Managing Owner and the Principal Selling
                                  Agents (includes form of Additional Selling Agent and Correspondent Selling Agent
                                  Agreement).

            10.02(a)              Customer Agreement among the Trust, the Managing Owner and a Principal Selling Agent,
                                  in its capacity as a futures commission merchant.

            10.02(b)              Customer Agreement among the Trust, the Managing Owner and a Principal Selling Agent,
                                  in its capacity as a futures commission merchant.

            10.05                 Escrow Agreement between the Trust and Chemical Bank. N.A.

                  The following exhibit is incorporated by reference herein from the exhibit of the same description and number filed with Amendment No. 2 to Registrant's Registration Statement on Form S-1 (Reg. No. 33-90756), as filed with the Commission on July 11, 1995 and which became effective on July 12, 1995.

              Exhibit
              Number                   Description of Document
              -------                  -----------------------
            10.01(a)              Form of Subscription Agreement and Power of Attorney.
           (amended)

                  The following exhibits are incorporated by reference herein from the exhibits of the same description and number filed with Amendment No. 1 to Registrant's Registration Statement on Form S-1 (Reg. No. 33-90756), as filed with the Commission on June 27, 1995 and which became effective on July 12, 1995.

            Exhibit
            Number                   Description of Document
            -------                  -----------------------
             3.02                 Certificate of Trust of the Registrant.

            99.03                 Treatment of Delaware Business Trusts.

            99.04                 North American Securities Administrators Association, Inc. Guidelines for the
                                  Registration of Commodity Pool Programs.

                  The following exhibits are incorporated by reference herein from the exhibits of the same description and number filed with Registrant's Registration Statement on Form S-1 (Reg. No. 33-90756), as filed with the Commission on April 4, 1995 and which became effective on July 12, 1995.

            Exhibit
            Number                   Description of Document
            -------                  -----------------------

            99.01                  Securities and Exchange Commission Release No. 33-6815-- Interpretation and Request
                                   for Public Comment-- Statement of the Commission Regarding Disclosure by Issuers of
                                   Interests in Publicly Offered Commodity Pools.  (54 Fed. Reg. 5600; February 6,
                                   1989).
            99.02                  Commodity Futures Trading Commission-- Interpretive Statement and Request for
                                   Comments-- Statement of the Commodity Futures Trading Commission Regarding
                                   Disclosure by Commodity Pool Operators of Past Performance Records and Pool
                                   Expenses and Requests for Comments.  (54 Fed. Reg. 5597; February 6, 1989).

                  (b)  Financial Statement Schedules.

                  No Financial Schedules are required to be filed herewith.


         Item 18.  Undertakings.


                  (a)(1) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)      To include any prospectus required by
         Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant had been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


                  Pursuant to the requirements of the Securities Act of 1933, the Managing Owner of the Registrant has duly caused this Registration Statement Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich in the State of Connecticut on the 17th day of May 2001.


        THE MILLBURN WORLD RESOURCE TRUST

        By:  Millburn Ridgefield Corporation
                     Managing Owner


        By  /s/ HARVEY BEKER
              Harvey Beker
              Co-Chief Executive Officer


                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement Amendment has been signed below by the following persons on behalf of Millburn Ridgefield Corporation, Managing Owner of the Registrant, in the capacities and on the date indicated.


         /s/ GEORGE E. CRAPPLE             Co-Chief Executive                                 May 17, 2001
        ---------------------------
        George E. Crapple                  Officer and Director (Principal
                                           Executive Officer)


         /s/ HARVEY BEKER                  Co-Chief Executive Officer                         May 17, 2001
        -------------------------
        Harvey Beker                       and Director (Principal Financial
                                           and Accounting Officer)


                  (Being the principal executive officer, the principal financial and accounting officer and a majority of the directors of Millburn Ridgefield Corporation.)


       MILLBURN RIDGEFIELD CORPORATION
       Managing Owner of Registrant

       By  /s/ HARVEY BEKER                                                                   May 17, 2001
           ----------------
       Harvey Beker
       Co-Chief Executive Officer

                                                   EXHIBIT INDEX



            Exhibit
            Number                      Description of Document
            -------                     -----------------------
             3.01                  Second Amended and Restated Declaration of Trust and Trust Agreement of the
                                   Registrant (included as Exhibit A to the Prospectus).

            10.01                  Form of Subscription Agreement and Power of Attorney (included as Exhibit C to the
                                   Prospectus).

            23.01                  Consent of Sidley Austin Brown & Wood.

            23.02                  Consent of Richards, Layton & Finger.

            23.03                  Consent of Arthur F. Bell, Jr. & Associates, L.L.C.

            23.04                  Consent of PricewaterhouseCoopers LLP
